Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the accompanying consolidated financial statements and related notes. This MD&A is designed to provide the reader with information that will assist in understanding our consolidated financial statements, the changes in certain key items in those financial statements from year to year, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our consolidated financial statements. See “Cautionary Statement Regarding Forward-Looking Statements” on page ii of this report for a description of important factors that could cause actual results to differ from expected results. See also Item 1A, Risk Factors.
Executive Overview
Our Business
We are one of the nation’s largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services in 35 states and Puerto Rico through our network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. As discussed in this Item, “Segment Results of Operations,” we manage our operations using two operating segments which are also our reportable segments: (1) inpatient rehabilitation and (2) home health and hospice. For additional information about our business, see Item 1, Business.
Inpatient Rehabilitation
We are the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues, and number of hospitals. We provide specialized rehabilitative treatment on both an inpatient and outpatient basis. We operate hospitals in 30 states and Puerto Rico, with concentrations in the eastern half of the United States and Texas. As of December 31, 2016, we operate 123 inpatient rehabilitation hospitals, including one hospital that operates as a joint venture which we account for using the equity method of accounting. In addition to HealthSouth hospitals, we manage five inpatient rehabilitation units through management contracts. Our inpatient rehabilitation segment represented approximately 81% of our Net operating revenues for the year ended December 31, 2016.
Home Health and Hospice
Our home health and hospice business is the nation’s fourth largest provider of Medicare-certified skilled home health services in terms of revenues. We acquired EHHI Holdings, Inc. (“EHHI”) and its Encompass Home Health and Hospice business (“Encompass”) on December 31, 2014 and have since transitioned our previously existing HealthSouth home health operations to the Encompass platform and trade name. In the acquisition, we acquired, for cash, all of the issued and outstanding equity interests of EHHI, other than equity interests contributed to HealthSouth Home Health Holdings, Inc. (“Holdings”), a subsidiary of HealthSouth and now indirect parent of EHHI, by certain sellers in exchange for shares of common stock of Holdings. These certain sellers were members of Encompass management, including April Anthony, the chief executive officer of Encompass. These sellers contributed a portion of their shares of common stock of EHHI in exchange for approximately 16.7% of the outstanding shares of common stock of Holdings. We funded the cash purchase price in the acquisition entirely with draws under the revolving and expanded term loan facilities of our credit agreement. The total cash consideration delivered at closing was $695.5 million.
As of December 31, 2016, Encompass provides home health and hospice services in 223 locations across 25 states, with concentrations in the Southeast, Oklahoma, and Texas. In addition, two of these home health locations operate as joint ventures which we account for using the equity method of accounting. Our home health and hospice segment represented approximately 19% of our Net operating revenues for the year ended December 31, 2016.
See Item 1, Business, and Item 1A, Risk Factors, of this report, Note 2, Business Combinations, Note 9, Long-term Debt, and Note 18, Segment Reporting, to the accompanying consolidated financial statements, and the “Results of Operations” and “Liquidity and Capital Resources” sections of this Item.
2016 Overview
Our 2016 strategy focused on the following priorities:

•	continuing to provide high-quality, cost-effective care to patients in our existing markets;

•	achieving organic growth at our existing hospitals, home health agencies, and hospice agencies;

•	expanding our services to more patients who require post-acute healthcare services by constructing and acquiring hospitals in new markets and acquiring home health and hospice agencies in new markets;

•	continuing our shareholder distributions via common stock dividends and repurchases of our common stock; and

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positioning the Company for success in the evolving healthcare delivery system. This preparation includes continuing the installation of our electronic clinical information system (“ACE-IT”) in our hospitals which allows for interfaces with all major acute care electronic medical record systems and health information exchanges and participating in bundling projects and Accountable Care Organizations (“ACOs”).

During 2016, Net operating revenues increased by 17.2% over 2015 due primarily to our acquisitions of the operations of Reliant Hospital Partners, LLC and affiliated entities (“Reliant”) on October 1, 2015 and CareSouth Health System, Inc. (“CareSouth”) on November 2, 2015 (see Note 2, Business Combinations, to the accompanying consolidated financial statements).
Within our inpatient rehabilitation segment, discharge growth of 10.8% coupled with a 2.9% increase in net patient revenue per discharge in 2016 generated 13.9% growth in net patient revenue from our hospitals compared to 2015. Discharge growth included a 1.7% increase in same-store discharges. Within our home health and hospice segment, home health admission growth of 43.6% coupled with the impact of a 1.3% decrease in revenue per episode in 2016 generated 34.6% growth in home health and hospice revenue compared to 2015. Home health admission growth included a 13.7% increase in same-store admissions.
In 2016, we further positioned ourselves for the healthcare industry’s movement to integrated delivery payment models, value-based purchasing, and post-acute site neutrality. We deployed and coordinated clinical protocols and discharge planning between our hospitals and home health agencies. We increased the clinical collaboration rate between our hospitals and our home health agencies. Within our inpatient rehabilitation segment, we initiated development of a predictive model to identify patients at risk for acute care transfer. We implemented a multidisciplinary medication reconciliation process using ACE-IT. Our hospitals and agencies also participated in bundling and ACO alternative payment models in various markets, and we developed a form of collaborator agreement to facilitate entering into arrangements with acute care hospitals participating in bundled payment projects.
Many of our quality and outcome measures remained above both inpatient rehabilitation and home health industry averages, as reported through the Uniform Data System for Medical Rehabilitation (the “UDS”), the United States Centers for Medicare and Medicaid Services (“CMS”), and Avalere Health and the Alliance for Home Health Quality and Innovation. Not only did we treat more patients and enhance outcomes, we did so in a cost-effective manner.
Likewise, our growth efforts continued to yield positive results in 2016. In our inpatient rehabilitation hospital segment, we:

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began operating the 27-bed inpatient rehabilitation hospital at CHI St. Vincent Hot Springs, a Catholic Health Initiatives’ hospital, in Hot Springs, Arkansas with our joint venture partner, St. Vincent Community Health Services, Inc, in February 2016. The joint venture completed construction of a 40-bed hospital and transferred its operations on July 1, 2016;

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entered into an agreement, in July 2016, with Novant Health, Inc. to file a certificate of need (“CON”) application to build a new 68-bed inpatient rehabilitation hospital in Winston-Salem, North Carolina. We were awarded a CON in November 2016 and expect construction of the new hospital to commence in the summer of 2017. The rehabilitation unit currently located at the Novant Health Rehabilitation Center in Winston-Salem will be relocated to the newly constructed hospital that is expected to be completed in the fourth quarter of 2018;

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entered into an agreement, in July 2016, with BJC HealthCare to file a CON application to build a 35-bed inpatient rehabilitation hospital on the third floor of BJC's Barnes-Jewish St. Peters Hospital located in St. Peters, Missouri. We were awarded a CON in September 2016 and construction of the new hospital commenced in October 2016. Construction is expected to be completed in the summer of 2017. The hospital will serve as a satellite location of the Rehabilitation Institute of St. Louis, an existing inpatient rehabilitation hospital we operate jointly with BJC HealthCare;

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began operating the 22-bed inpatient rehabilitation hospital at the Bernsen Rehabilitation Center at St. John, in Broken Arrow, Oklahoma with our joint venture partner, St. John Health System, in August 2016. The joint venture began construction of a 40-bed hospital in August 2016. We expect construction to be completed and operations to be transferred in the third quarter of 2017;

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began operating the new 49-bed inpatient rehabilitation hospital at CHI St. Joseph Health Rehabilitation Hospital in Bryan, Texas with our joint venture partner, St. Joseph’s Health System, in August 2016;

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entered into an agreement, in August 2016, with Tidelands Health to jointly own and operate the existing 29-bed inpatient rehabilitation hospital currently located on the campus of Tidelands Waccamaw Community Hospital in Murrells Inlet, South Carolina. The joint venture’s operation of this hospital is expected to begin in 2018 and is subject to customary closing conditions, including regulatory approvals. In addition, the joint venture will build, own, and operate a second, 46-bed inpatient rehabilitation hospital in Little River, South Carolina. Construction of the new hospital is expected to begin in 2017, subject to CON approval;

•	began accepting patients at our new, 50-bed inpatient rehabilitation hospital in Modesto, California in October 2016;

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formed a joint venture, in December 2016, with Memorial Hospital at Gulfport to own and operate a 33-bed inpatient rehabilitation hospital in Gulfport, Mississippi. The joint venture's operation of the hospital is expected to begin in the second quarter of 2017, and is subject to customary closing conditions, including regulatory approvals;

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continued construction of our 60-bed joint venture hospital with Mount Carmel Health System in Westerville, Ohio. The joint venture's operation of the hospital is expected to begin in the second quarter of 2017;

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continued construction of our 48-bed joint venture hospital with West Tennessee Healthcare in Jackson, Tennessee. The joint venture's operation of the hospital is expected to begin in the third quarter of 2017;

•	continued our capacity expansions by adding 83 new beds to existing hospitals; and

•	continued development of the following de novo hospitals:

Location	# of Beds	Actual / Expected Construction Start Date	Expected Operational Date
Pearland, Texas(1)	40	Q4 2016	Q4 2017
Shelby County, Alabama(2)	34	Q1 2017	Q2 2018
Hilton Head, South Carolina(3)	38	Q2 2017	Q2 2018
Murrieta, California(4)	50	First half of 2017	Q4 2018
(1) In March 2016, we secured land and began the design and permitting process.
(2) In June 2016, we were awarded a CON, acquired land, and began the design and permitting process.
(3) In August 2016, we were awarded a CON, acquired land, and began the zoning, design, and permitting process.
(4) In August 2014, we acquired land and began the design and permitting process.
We also continued our growth efforts in our home health and hospice segment. During 2016, we:

•	acquired, in May 2016, Home Health Agency of Georgia, LLC., a home health and hospice provider with two home health locations and two hospice locations in the Greater Atlanta area;

•	began accepting patients at our new home health locations in Lee’s Summit, Missouri in February 2016 and New Port Richey, Florida in May 2016;

•	acquired, in July 2016, Advantage Health Inc., a home health provider with one location in Yuma, Arizona;

•	acquired, in September 2016, three hospice agencies from Sotto International, Inc. located in Texarkana, Arkansas, Magnolia, Arkansas, and Texarkana, Texas;

•	began accepting patients at our new hospice location in Lee’s Summit, Missouri in July 2016;

•	acquired, in October 2016, two home health agencies from Summit Home Health Care, Inc. located in Cheyenne, Wyoming and Laramie, Wyoming;

•	acquired, in October 2016, LightHouse Health Care, Inc., a home health provider with one location in Springfield, Virginia;

•	acquired, in November 2016, Gulf City Home Care, Inc., a home health provider with one location in Sarasota, Florida;

•	acquired, in November 2016, Honor Hospice, LLC, a hospice provider with one location in Wheat Ridge, Colorado; and

•	began accepting patients at our new home health location in Georgetown, Texas and our new hospice location in Nashville, Tennessee in November 2016.
To support our growth efforts, we continued taking steps to further increase the strength and flexibility of our balance sheet. Specifically, we redeemed the outstanding principal balance of $176 million of the 7.75% Senior Notes due 2022 in March, May, and September of 2016. For additional information regarding these actions, see Note 9, Long-term Debt, to the accompanying consolidated financial statements and the “Liquidity and Capital Resources” section of this Item.
We also continued our shareholder distributions by repurchasing 1.7 million shares of our common stock in the open market for approximately $64 million during 2016. In addition, we continued paying a quarterly cash dividend of $0.23 per share on our common stock in the first three quarters of 2016. On July 21, 2016, our board of directors approved an increase in our quarterly dividend and declared a cash dividend of $0.24 per share that was paid on October 17, 2016, and we paid the same per share quarterly dividend on January 17, 2017. See the “Liquidity and Capital Resources” section of this Item.
Business Outlook
We believe our business outlook remains positive for two primary reasons. First, demographic trends, such as population aging, should increase long-term demand for facility-based and home-based post-acute services. While we treat patients of all ages, most of our patients are 65 and older, and the number of Medicare enrollees is expected to grow approximately 3% per year for the foreseeable future. We believe the demand for facility-based and home-based post-acute services will continue to increase as the U.S. population ages and life expectancies increase.
Second, we are an industry leader in the growing post-acute sector. As the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues, and number of hospitals, we believe we differentiate ourselves from our competitors based on our broad platform of clinical expertise, the quality of our clinical outcomes, the sustainability of best practices, and the application of rehabilitative technology. As the fourth largest provider of Medicare-certified skilled home health services in terms of revenues, we believe we differentiate ourselves from our competitors by virtue of our scale and density in the markets we serve, the application of a highly integrated technology platform, our ability to manage a variety of care pathways, and a proven track record of consummating and integrating acquisitions.
We have invested considerable resources into clinical and management systems and protocols that have allowed us to consistently produce high-quality outcomes for our patients while continuing to contain cost growth. Our proprietary hospital management reporting system aggregates data from each of our key business systems into a comprehensive reporting package used by the management teams in our hospitals, as well as executive management, and allows them to analyze data and trends and create custom reports on a timely basis. Our commitment to technology also includes the on-going implementation of ACE-IT. As of December 31, 2016, we had installed this system in 101 of our 123 hospitals, and we expect to complete installation in substantially all of our existing hospitals by the end of 2017. We believe this system will improve patient care and safety, enhance staff recruitment and retention, and set the stage for connectivity with other providers and health information exchanges. Our home health and hospice segment also uses information technology to enhance patient care and manage the business by utilizing Homecare HomebaseSM, a comprehensive information platform that allows home health providers to process clinical, compliance, and marketing information as well as analyze data and trends for management purposes using custom reports on a timely basis. This allows our home health segment to manage the entire patient work flow and provide valuable data for health systems, payors, and ACO partners. We are currently the home health provider to one ACO serving approximately 22,000 patients and are exploring several other participation opportunities.

We believe these factors align with our strengths in, and focus on, post-acute services. In addition, we believe we can address the demand for facility-based and home-based post-acute services in markets where we currently do not have a presence by constructing or acquiring new hospitals and by acquiring home health and hospice agencies in that highly fragmented industry.
Longer-term, the nature and timing of the transformation of the current healthcare system to coordinated care delivery and payment models is uncertain and will likely remain so for some time, as the development of new delivery and payment systems will almost certainly require significant time and resources. Furthermore, many of the alternative approaches being explored may not work as intended. However, as outlined in the “Key Challenges—Changes to Our Operating Environment Resulting from Healthcare Reform” section below, our goal is to position the Company in a prudent manner to be responsive to industry shifts. We have invested in our core business and created an infrastructure that enables us to provide high-quality care on a cost-effective basis. We have been disciplined in creating a capital structure that is flexible with no significant debt maturities prior to 2020. Our balance sheet remains strong and includes a substantial portfolio of owned real estate. We have significant availability under our revolving credit facility, and we continue to generate strong cash flows from operations. Importantly, we have flexibility with how we choose to deploy our cash and create value for shareholders, including bed expansions at existing inpatient rehabilitation hospital and de novos, acquisition and de novo construction of inpatient rehabilitation hospitals, home health agencies, and hospice agencies, repayments of long-term debt, common stock dividends, and repurchases of our common stock. While our financial leverage increased as a result of the acquisions in Note 2, Business Combinations, to the accompanying consolidated financial statements, we anticipate in the longer term reducing our financial leverage based on growth of Adjusted EBITDA and an allocation of a portion of our free cash flow to debt reduction.
For these and other reasons, we believe we will be able to adapt to changes in reimbursement, sustain our business model, and grow through acquisition and consolidation opportunities as they arise.
Key Challenges
The healthcare industry is facing many well-publicized regulatory and reimbursement challenges. The industry is also facing uncertainty associated with the efforts, primarily arising from initiatives included in the 2010 Healthcare Reform Laws (as defined in Item 1, Business, “Regulatory and Reimbursement Challenges”) to identify and implement workable coordinated care and integrated delivery payment models. Successful healthcare providers are those who provide high-quality, cost-effective care and have the ability to adjust to changes in the regulatory and operating environments. We believe we have the necessary capabilities — scale, infrastructure, balance sheet, and management — to adapt to changes and continue to succeed in a highly regulated industry, and we have a proven track record of doing so.
As we continue to execute our business plan, the following are some of the challenges we face.

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Operating in a Highly Regulated Industry. We are required to comply with extensive and complex laws and regulations at the federal, state, and local government levels. These rules and regulations have affected, or could in the future affect, our business activities by having an impact on the reimbursement we receive for services provided or the costs of compliance, mandating new documentation standards, requiring additional licensure or certification, regulating our relationships with physicians and other referral sources, regulating the use of our properties, and limiting our ability to enter new markets or add new capacity to existing hospitals and agencies. Ensuring continuous compliance with extensive laws and regulations is an operating requirement for all healthcare providers.

We have invested, and will continue to invest, substantial time, effort, and expense in implementing and maintaining training programs as well as internal controls and procedures designed to ensure regulatory compliance, and we are committed to continued adherence to these guidelines. More specifically, because Medicare comprises a significant portion of our Net operating revenues, it is particularly important for us to remain compliant with the laws and regulations governing the Medicare program and related matters including anti-kickback and anti-fraud requirements. If we were unable to remain compliant with these regulations, our financial position, results of operations, and cash flows could be materially, adversely impacted.
Concerns held by federal policymakers about the federal deficit and national debt levels could result in enactment of further federal spending reductions, further entitlement reform legislation affecting the Medicare program, or both, in 2017 and beyond. Additionally, many legislators in the United States House of Representatives and the United States Senate continue to express the policy objective of modifying or repealing the 2010 Healthcare Reform Laws. The election of President Donald Trump, along with Republican majorities in the United States Senate and House of Representatives, increase the likelihood of changes to or repeal of provisions of the 2010 Healthcare Reform Laws through both legislative and regulatory action. At this time, it is unclear what, if any, of the Medicare-related changes may ultimately be enacted and signed into law by the President, but it is possible that any reductions in Medicare spending will have a material impact on reimbursements for healthcare providers generally and post-acute providers specifically. We cannot predict what, if any, changes in Medicare spending or modifications to the healthcare laws and regulations will result from future budget and other legislative initiatives.
On April 16, 2015, President Obama signed into law the Medicare Access and CHIP (Children’s Health Insurance Program) Reauthorization Act, which repealed the statutory mechanism providing for annual automatic adjustments to the Medicare physician fee schedule using a sustainable growth rate formula that had historically resulted in annual deep cuts to physician reimbursement rates, a consequence of which has been the so-called “doc fixes” passed by Congress annually since 2002 to override those automatic adjustments. The primary impact of this act on post-acute care providers is a mandated market basket update of +1.0% in 2018 for rehabilitation hospitals as well as home health and hospice agencies.
Another challenge relates to reduced Medicare reimbursement, which is also discussed in Item 1A, Risk Factors. Unless the United States Congress acts to change or eliminate it, sequestration, which began affecting payments received after April 1, 2013, will continue to result in a 2% decrease to reimbursements otherwise due from Medicare, after taking into consideration other changes to reimbursement rates such as market basket updates.
The Medicare Payment Advisory Commission (“MedPAC”) is an independent agency that advises Congress on issues affecting Medicare and makes payment policy recommendations to Congress and CMS for a variety of Medicare payment systems including, among others, the inpatient rehabilitation facility prospective payment system (the “IRF-PPS”), the home health prospective payment system (the “HH-PPS”) and the hospice prospective payment system (the “Hospice-PPS”). Congress and CMS are not obligated to adopt MedPAC recommendations, and, based on outcomes in previous years, there can be no assurance those recommendations will be adopted. However, MedPAC’s recommendations have, and may in the future, become the basis for subsequent legislative or regulatory action.

In March 2016, MedPAC released recommendations to eliminate the market basket update for each of the IRF-PPS, the HH-PPS, and the Hospice-PPS for 2017. In another recommendation affecting IRFs, MedPAC suggested increasing the IRF-PPS outlier payment pool. The final rule for the IRF-PPS discussed below did not follow MedPAC’s recommendations to eliminate the market basket update or to increase the outlier pool. In a June 2016 report mandated by the IMPACT Act, MedPAC set out its evaluation of a unified payment system for all post-acute care (“PAC-PPS”) in lieu of separate systems for IRFs, skilled nursing facilities, long-term acute care hospitals, and home health agencies. MedPAC found a PAC-PPS to be feasible and desireable but also suggested many existing regulatory requirements, including the IRF 60% rule (as defined in Item 1A, Risk Factors) and the requirement for a minimum of three hours of therapy per day, should be waived as part of implementing a PAC-PPS. MedPAC also suggested that ultimately Medicare should move from fee-for-service reimbursement to more integrated delivery payment models. In December 2016, MedPAC recommended a 5% reduction in both inpatient rehabilitation and home health reimbursement for 2018 and a two-year rebasing of home health reimbursement rates beginning in 2019. MedPAC also reiterated an increase to the outlier payment pool to be funded by reductions to base Medicare payments rates under the IRF-PPS. This proposal would adversely affect us as we have a relatively low percentage of outlier payments compared to other inpatient rehabilitation providers.
On July 29, 2016, CMS released its notice of final rulemaking for fiscal year 2017 for IRFs under the IRF-PPS (the “2017 IRF Rule”). The final rule will implement a net 1.65% market basket increase effective for discharges between October 1, 2016 and September 30, 2017, calculated as follows:

Market basket update	2.7%
Healthcare reform reduction	75 basis points
Productivity adjustment	30 basis points
The final rule also includes other changes that impact our hospital-by-hospital base rate for Medicare reimbursement. Such changes include, but are not limited to, revisions to the wage index values, changes to designations between rural and urban facilities, and updates to the outlier fixed loss threshold. The final rule also continues the freeze to the update to the IRF-PPS facility-level rural adjustment factor, low-income patient factor, and teaching status adjustment factors. Based on our analysis which utilizes, among other things, the acuity of our patients over the 12-month period prior to the final rule’s release and incorporates other adjustments included in the final rule, we believe the 2017 IRF Rule will result in a net increase to our Medicare payment rates of approximately 1.9% effective October 1, 2016, prior to the impact of sequestration.
Additionally, the 2017 IRF Rule contains changes that could affect us in future years. For example, CMS adopted five additional quality reporting measures, the reporting of which may require additional time and expense and could affect reimbursement beginning October 1, 2017.
Reimbursement claims made by healthcare providers, including inpatient rehabilitation hospitals as well as home health and hospice agencies, are subject to audit from time to time by governmental payors and their agents, such as the Medicare Administrative Contractors (“MACs”), fiscal intermediaries and carriers, as well as the Office of Inspector General, CMS, and state Medicaid programs. Under programs designated as “widespread probes,” certain of our MACs have conducted pre-payment claim reviews of our billings and denied payment for certain diagnosis codes. We dispute, or “appeal,” most of these denials, and for claims we choose to take to administrative law judge hearings, we have historically experienced an approximate 70% success rate. The appeals process established by CMS has encountered significant delays in recent years. The resolution of these disputes can take in excess of three years. Currently, we have appeals being heard that have been pending for up to five years. The majority of the denials we have encountered in these probes derive from one MAC. In connection with recent probes, this MAC has made determinations regarding medical necessity which represent its uniquely restrictive interpretations of the CMS coverage rules. We continue to discuss our objections to those interpretations with both the MAC and CMS. We cannot predict what, if any, changes will result from those discussions. If the MAC continues to deny a significant number of claims for certain diagnosis codes, we may experience increases in the Provision for doubtful accounts, decreases in cash flow as a result of increasing accounts receivable, and/or a shift in the patients and conditions we treat, any of which could have an adverse effect on our financial position, results of operations, and liquidity. In December 2016, the presiding federal district court judge in the lawsuit ordered HHS to reduce the backlog of appeals by 30% by the end of 2017, by 60% by the end of 2018, by 90% by the end of 2019, and completely by the end of 2020. HHS has appealed the federal district court decision. On January 17, 2017, CMS published a rule implementing procedural and administrative changes to the appeals process, but it is unclear what, if any, impact these changes will have on the backlog. This new rule may be subject to legal challenge by healthcare providers as well. We cannot predict what, if any, further action CMS will take to reduce the backlog.
On November 16, 2015, CMS published its final rule establishing the Comprehensive Care for Joint Replacement
(“CJR”) bundled payment model. This mandatory model holds acute care hospitals accountable for the quality of care they deliver to Medicare fee-for-service beneficiaries for lower extremity joint replacements (i.e., knees and hips) from surgery through recovery. During the CJR model’s five-year term, which began on April 1, 2016, healthcare providers in 67 geographic areas (“MSAs”) will continue to be paid under existing Medicare payment systems. However, the hospital where the joint replacement takes place will be held accountable for the quality and costs of care for the entire episode of care — from the time of the original admission through 90 days after discharge. Depending on the quality and cost performance during the entire episode, the hospital may receive an additional payment or be required to repay Medicare for a portion of the episode costs. Under this model, hospitals had no repayment responsibility, or downside financial risk, for 2016. However, they do have downside risk beginning in 2017. As a result, CMS believes acute care hospitals would be incented to work with physicians and post-acute care providers to ensure beneficiaries receive the coordinated care they need in an efficient manner. Acute care hospitals participating in the CJR model may enter into risk-sharing financial arrangements with post-acute providers, including IRFs and home health agencies. We believe its impact will be positive for HealthSouth as it should favor high-quality, low-cost providers like us who have made significant commitments to information systems that enable and enhance connectivity. We also believe the rule further validates our movement into home health via the acquisition of Encompass. Currently, lower extremity joint replacement patients represent less than 8% of our total annual discharges due to our required compliance with the 60% rule. Given the 67 MSAs included in the CJR model, our patients potentially subject to this model represent approximately 2.1% of our annual Medicare discharges. The lower extremity joint replacement patients we do treat are generally higher acuity and possess significant comorbidities. In these cases and in any risk-bearing bundling initiative, quality of outcomes is critical to achieving targeted financial results.
On January 3, 2017, CMS published its final rule providing for the creation and testing of three new episode payment models (“EPMs”) as well as modification of the CJR model. The three new Medicare EPMs are: (1) acute myocardial infarction model, (2) coronary artery bypass graft (“CABG”) model, and (3) surgical hip/femur fracture treatment excluding lower extremity joint replacement (“SHFFT”) model. Most relevant to us are the mandatory CABG and SHFFT models which are set to begin July 1, 2017 and continue through the end of

2021. Under these models, as with the CJR model, acute care hospitals are financially accountable for the quality and cost of an episode of care, which is intended to incentivize increased coordination of care among hospitals, physicians, and post-acute care providers. The SHFFT model covers the same 67 MSAs as the CJR model (HealthSouth is located in 36 of these MSAs), and the CABG model covers 98 MSAs (HealthSouth is located in 40 of these MSAs). Our patients potentially subject to the CABG model represent approximately 0.7% of our annual Medicare discharges. Our patients potentially subject to the SHFFT model represent approximately 1.2% of our annual Medicare discharges incremental to the above CJR program.
On October 31, 2016, CMS released its notice of final rulemaking for calendar year 2017 for home health agencies under the HH-PPS (the “2017 HH Rule”). Specifically, while the final rule provides for a market basket update of 2.8%, that update is offset by a 2.3% rebasing adjustment reduction (the last year of a four-year phase-in), a productivity adjustment reduction of 30 basis points, an outlier fixed dollar loss adjustment of 0.1%, and a coding intensity reduction of 0.9% (the second year of a three-year phase-in). We believe the 2017 HH Rule will result in a net decrease to Encompass’ Medicare payment rates of approximately 3.6% effective for episodes ending in calendar year 2017. The net decrease to Encompass’ Medicare payment rates is primarily due to a 0.9% case mix re-weighting and 2.0% for the change in the outlier calculation methodology. The 2017 HH Rule had an approximate $1.5 million negative impact on revenues in the fourth quarter of 2016 applicable to episodes that began in 2016 and ended in 2017. Additionally, the 2017 HH Rule requires us to report four new quality measures, the reporting of which will require additional time and expense and could affect reimbursement beginning in 2018.
On June 8, 2016, CMS implemented a new pre-claim review demonstration of home health services in five states for a period of three years. Encompass operates in three of these states (Florida, Texas, and Massachusetts). In the pre-claim review demonstration project, CMS proposes to have Medicare contractors collect additional information from home health providers submitting claims in order to determine proper payment or if there is a suspicion of fraud. The project began in Illinois on August 3, 2016. Because of difficulties encountered in administering the project, the start date in Florida was delayed to April 1, 2017. The start dates for the other states have not been announced. Approximately 48% of Encompass’ Medicare claims are submitted by agencies in these three states (primarily Texas and Florida). This pre-claim demonstration project will require us to incur additional administrative and staffing costs and may impact the timeliness of claims payment given that fiscal intermediaries in Illinois have had difficulty processing pre-claim reviews on a timely basis. Accordingly, if the roll out project is not delayed or canceled, we may experience temporary increases in the Provision for doubtful accounts and decreases in cash flow or we may incur costs associated with patient care, the Medicare claim for which is subsequently denied, each of which could have an adverse effect on our financial position, results of operations, and liquidity.
See also Item 1, Business, “Sources of Revenues” and “Regulation,” and Item 1A, Risk Factors, to this report and Note 17, Contingencies and Other Commitments, “Governmental Inquiries and Investigations,” to the accompanying consolidated financial statements.

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Changes to Our Operating Environment Resulting from Healthcare Reform. Our challenges related to healthcare reform are discussed in Item 1, Business, “Sources of Revenues,” and Item 1A, Risk Factors. Many provisions within the 2010 Healthcare Reform Laws have impacted, or could in the future impact, our business. Most notably for us are the reductions to our hospitals’ annual market basket updates, including productivity adjustments, mandated reductions to home health and hospice Medicare reimbursements, and future payment reforms such as ACOs and bundled payments.

While the change in administrations has added to regulatory uncertainty, the healthcare industry in general has been facing uncertainty associated with the efforts to identify and implement workable coordinated care and integrated delivery payment models. In these models, hospitals, physicians, and other care providers work together to provide coordinated healthcare on a more efficient, patient-centered basis. These providers are then paid based on the overall value and quality of the services they provide to a patient rather than the number of services they provide. While this is consistent with our goal and proven track record of being a high-quality, cost-effective provider, broad-based implementation of a new delivery model would represent a significant transformation for the healthcare industry. As the industry and its regulators explore this transformation, we are positioning the Company in preparation for whatever changes are ultimately made to the delivery system.

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We have a track record of successful partnerships with acute care providers. Thirty-seven of our hospitals already operate as joint ventures with acute care hospitals, and we continue to pursue joint ventures as one of our growth initiatives. These joint ventures create an immediate link to an acute care system and position us to quickly and efficiently integrate our services in a coordinated care model.

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Our commitment to coordinated care is demonstrated and enhanced by the utilization of technology. Our hospital electronic clinical information system is capable of interfaces with all major acute care electronic medical record systems and health information exchanges making communication easier across the continuum of healthcare providers. Our home health and hospice clinical information system utilizes a leading home care technology that manages the entire patient work flow. Importantly, we have the ability to use data from both systems to develop clinical protocol best practices.

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Our balance sheet is strong, and we have consistently strong free cash flows. We have no significant debt maturities prior to 2020, and we have significant liquidity under our revolving credit facility. In addition, we own the real estate associated with approximately 69% of our hospitals.

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We have a proven track record of being a high-quality, cost-effective provider. The FIM® Gains (a tool based on an 18-point assessment used to measure functional independence from admission to discharge) at our inpatient rehabilitation hospitals consistently exceed industry results, and the 30-day readmission rates at our home health agencies are lower than the national average. In addition, we have the scale and operating leverage to generate a low cost per discharge/visit.

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The combination of home health and hospice with our existing inpatient rehabilitative healthcare services provides us with an increased opportunity to succeed in value-based purchasing programs and to participate in more coordinated care and integrated delivery payment models, such as ACOs and bundled payment arrangements. We believe enhanced clinical collaboration between our hospitals and home health agencies offers an excellent means to deliver the quality of care and the cost effectiveness that these new models require to be successful. Since partnering with Encompass, we have focused, and will continue to focus, on increasing this collaboration. We are currently participating in several coordinated care delivery model initiatives and are exploring ACO participation in several others. Eight of our IRFs began participating in Phase 2, the “at-risk” phase, of Model 3 of CMS’ Bundled Payments for Care Improvement (“BPCI”) initiative in 2015. We also have several IRFs that have signed participation agreements with acute care providers participating in Model 2 of the BPCI initiative. Ten of our home health agencies began participating in Phase 2 of Model 3 of the BPCI initiative in 2014. As of December 31, 2016, 38 home health agencies participate in Phase 2. In addition, we have partnered as the home health provider with Premier PHC™, an ACO serving approximately 22,000 Medicare patients.

Given the complexity and the number of changes in the 2010 Healthcare Reform Laws and other pending regulatory initiatives, we cannot predict their ultimate impact. Furthermore, the election of President Donald Trump, along with Republican majorities in the United States Senate and House of Representatives, increase the likelihood of changes to or repeal of provisions of the 2010 Healthcare Reform Laws through both legislative and regulatory action. Therefore, the ultimate nature and timing of the transformation of the healthcare delivery system is uncertain, and will likely remain so for some time. We will continue to evaluate these laws and position the Company for this industry shift. Based on our track record, we believe we can adapt to these regulatory and industry changes. Further, we have engaged, and will continue to engage, actively in discussions with key legislators and regulators to attempt to ensure any healthcare laws or regulations adopted or amended promote our goal of high-quality, cost-effective care.
Additionally, in October 2014, President Obama signed into law the IMPACT Act. The IMPACT Act was developed on a bi-partisan basis by the House Ways and Means and Senate Finance Committees and incorporated feedback from healthcare providers and provider organizations that responded to the Committees’ solicitation of post-acute payment reform ideas and proposals. It directs the United States Department of Health and Human Services (“HHS”), in consultation with healthcare stakeholders, to implement standardized data collection processes for post-acute quality and outcome measures. Although the IMPACT Act does not specifically call for the development of a new post-acute payment system, we believe this act will lay the foundation for possible future post-acute payment policies that would be based on patients’ medical conditions and other clinical factors rather than the setting where the care is provided, also referred to as “site neutral” reimbursement. It will also create additional data reporting requirements for our hospitals and home health agencies, and we expect to fully comply with these requirements. The precise details of these new reporting requirements, including timing and content, will be developed and implemented by CMS through the regulatory process that we expect will take place over the next several years. While we cannot quantify the potential financial effects of the IMPACT Act on HealthSouth, we believe any post-acute payment system that is data-driven and focuses on the needs and underlying medical conditions of post-acute patients ultimately will be a net positive for providers who offer high-quality, cost-effective care. However, it will likely take years for the related quality measures to be established, quality data to be gathered, standardized patient assessment data to be assembled and disseminated, and potential payment policies to be developed, tested, and promulgated. As the nation’s largest owner and operator of inpatient rehabilitation hospitals and fourth largest provider of Medicare-certified skilled home health services, we will work with HHS, MedPAC, and other healthcare stakeholders on these initiatives.

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Maintaining Strong Volume Growth. Various factors, including competition and increasing regulatory and administrative burdens, may impact our ability to maintain and grow our hospital, home health, and hospice volumes. In any particular market, we may encounter competition from local or national entities with longer operating histories or other competitive advantages, such as acute care hospitals who provide post-acute services similar to ours or other post-acute providers with relationships with referring acute care hospitals or physicians. Aggressive payment review practices by Medicare contractors, aggressive enforcement of regulatory policies by government agencies, and restrictive or burdensome rules, regulations or statutes governing admissions practices may lead us to not accept patients who would be appropriate for and would benefit from the services we provide. In addition, from time to time, we must get regulatory approval to expand our services and locations in states with certificate of need laws. This approval may be withheld or take longer than expected. In the case of new-store volume growth, the addition of hospitals, home health agencies, and hospice agencies to our portfolio also may be difficult and take longer than expected.

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Recruiting and Retaining High-Quality Personnel. See Item 1A, Risk Factors, for a discussion of competition for staffing, shortages of qualified personnel, and other factors that may increase our labor costs. Recruiting and retaining qualified personnel for our inpatient hospitals and home health and hospice agencies remain a high priority for us. We attempt to maintain a comprehensive compensation and benefits package that allows us to remain competitive in this challenging staffing environment while remaining consistent with our goal of being a high-quality, cost-effective provider of inpatient rehabilitative services.

See also Item 1, Business, and Item 1A, Risk Factors.
These key challenges notwithstanding, we believe we have a strong business model, a strong balance sheet, and a proven track record of achieving strong financial and operational results. We are attempting to position the Company to respond to changes in the healthcare delivery system and believe we will be in a position to take advantage of any opportunities that arise as the industry moves to this new stage. We believe we are positioned to continue to grow, adapt to external events, and create value for our shareholders in 2017 and beyond.
Results of Operations
Payor Mix
During 2016, 2015, and 2014, we derived consolidated Net operating revenues from the following payor sources:

	For the Year Ended December 31,
	2016	2015	2014
Medicare	75.2%	74.9%	74.1%
Medicare Advantage	7.9%	7.9%	7.4%
Managed care	9.8%	9.8%	11.2%
Medicaid	3.2%	3.0%	1.8%
Other third-party payors	1.4%	1.7%	1.8%
Workers' compensation	0.8%	0.9%	1.2%
Patients	0.5%	0.6%	1.0%
Other income	1.2%	1.2%	1.5%
Total	100.0%	100.0%	100.0%
Our payor mix is weighted heavily towards Medicare. We receive Medicare reimbursements under the IRF-PPS, the HH-PPS, and the Hospice-PPS. For additional information regarding Medicare reimbursement, see the “Sources of Revenues” section of Item 1, Business.

As part of the Balanced Budget Act of 1997, Congress created a program of private, managed healthcare coverage for Medicare beneficiaries. This program has been referred to as Medicare Part C, or “Medicare Advantage.” The program offers beneficiaries a range of Medicare coverage options by providing a choice between the traditional fee-for-service program (under Medicare Parts A and B) or enrollment in a health maintenance organization, preferred provider organization, point-of-service plan, provider sponsor organization, or an insurance plan operated in conjunction with a medical savings account.
Our consolidated Net operating revenues consist primarily of revenues derived from patient care services and home health and hospice services. Net operating revenues also include other revenues generated from management and administrative fees and other nonpatient care services. These other revenues are included in “other income” in the above table.
Our Results
From 2014 through 2016, our consolidated results of operations were as follows:

	For the Year Ended December 31,			Percentage Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(In Millions)
Net operating revenues	$3,707.2	$3,162.9	$2,405.9	17.2%	31.5%
Less: Provision for doubtful accounts	(61.2)	(47.2)	(31.6)	29.7%	49.4%
Net operating revenues less provision for doubtful accounts	3,646.0	3,115.7	2,374.3	17.0%	31.2%
Operating expenses:
Salaries and benefits	1,985.9	1,670.8	1,161.7	18.9%	43.8%
Other operating expenses	492.1	432.1	351.6	13.9%	22.9%
Occupancy costs	71.3	53.9	41.6	32.3%	29.6%
Supplies	140.0	128.7	111.9	8.8%	15.0%
General and administrative expenses	133.4	133.3	124.8	0.1%	6.8%
Depreciation and amortization	172.6	139.7	107.7	23.6%	29.7%
Government, class action, and related settlements	—	7.5	(1.7)	(100.0)%	(541.2)%
Professional fees—accounting, tax, and legal	1.9	3.0	9.3	(36.7)%	(67.7)%
Total operating expenses	2,997.2	2,569.0	1,906.9	16.7%	34.7%
Loss on early extinguishment of debt	7.4	22.4	13.2	(67.0)%	69.7%
Interest expense and amortization of debt discounts and fees	172.1	142.9	109.2	20.4%	30.9%
Other income	(2.9)	(5.5)	(31.2)	(47.3)%	(82.4)%
Equity in net income of nonconsolidated affiliates	(9.8)	(8.7)	(10.7)	12.6%	(18.7)%
Income from continuing operations before income tax expense	482.0	395.6	386.9	21.8%	2.2%
Provision for income tax expense	163.9	141.9	110.7	15.5%	28.2%
Income from continuing operations	318.1	253.7	276.2	25.4%	(8.1)%
(Loss) income from discontinued operations, net of tax	—	(0.9)	5.5	(100.0)%	(116.4)%
Net income	318.1	252.8	281.7	25.8%	(10.3)%
Less: Net income attributable to noncontrolling interests	(70.5)	(69.7)	(59.7)	1.1%	16.8%
Net income attributable to HealthSouth	$247.6	$183.1	$222.0	35.2%	(17.5)%

Provision for Doubtful Accounts and Operating Expenses as a % of Net Operating Revenues

	For the Year Ended December 31,
	2016	2015	2014
Provision for doubtful accounts	1.7%	1.5%	1.3%
Operating expenses:
Salaries and benefits	53.6%	52.8%	48.3%
Other operating expenses	13.3%	13.7%	14.6%
Occupancy costs	1.9%	1.7%	1.7%
Supplies	3.8%	4.1%	4.7%
General and administrative expenses	3.6%	4.2%	5.2%
Depreciation and amortization	4.7%	4.4%	4.5%
Government, class action, and related settlements	—%	0.2%	(0.1)%
Professional fees—accounting, tax, and legal	0.1%	0.1%	0.4%
Total operating expenses	80.8%	81.2%	79.3%
In the discussion that follows, we use “same-store” comparisons to explain the changes in certain performance metrics and line items within our financial statements. We calculate same-store comparisons based on hospitals open throughout both the full current period and prior periods presented. These comparisons include the financial results of market consolidation transactions in existing markets, as it is difficult to determine, with precision, the incremental impact of these transactions on our results of operations.
2016 Compared to 2015
Net Operating Revenues
Our consolidated Net operating revenues increased in 2016 compared to 2015 primarily from strong volume growth in both of our operating segments and included the effect of our acquisitions of Reliant on October 1, 2015 and CareSouth on November 2, 2015. See additional discussion in the “Segment Results of Operations” section of this Item.
Provision for Doubtful Accounts
The change in our Provision for doubtful accounts as a percent of Net operating revenues in 2016 compared to 2015 was primarily due to aging-based reserves resulting from continued administrative payment delays at our largest MAC. For additional information, see Item 1, Business, “Sources of Revenues—Medicare Reimbursement,” of this report.
Salaries and Benefits
Salaries and benefits are the most significant cost to us and represent an investment in our most important asset: our employees. Salaries and benefits include all amounts paid to full- and part-time employees who directly participate in or support the operations of our hospitals, including all related costs of benefits provided to employees. It also includes amounts paid for contract labor.
Salaries and benefits increased in 2016 compared to 2015 primarily due to increased patient volumes, including an increase in the number of full-time equivalents as a result of our 2015 development activities, the acquisitions of Reliant and CareSouth, a salary increase given to all eligible nonmanagement hospital employees effective in October of each year, and an increase in benefit costs.
Salaries and benefits as a percent of Net operating revenues increased during 2016 compared to 2015 primarily as a result of salary and benefit cost increases, Medicare home health reimbursement rate cuts, and the ramping up of new hospitals in Franklin, Tennessee, Hot Springs, Arkansas, Bryan, Texas, Broken Arrow, Oklahoma, and Modesto, California.
We provided a 2.75% salary increase to our nonmanagement hospital employees effective October 1, 2016.

Other Operating Expenses
Other operating expenses include costs associated with managing and maintaining our hospitals and home health and hospice agencies. These expenses include such items as contract services, utilities, non-income related taxes, insurance, professional fees, and repairs and maintenance.
Other operating expenses increased during 2016 compared to 2015 primarily due to the acquisitions of Reliant and CareSouth and increased patient volumes at our hospitals offset by a $3.3 million gain from the divestiture of our home health pediatric services in November 2016. See Note 18, Segment Reporting, to the accompanying consolidated financial statements. Other operating expenses during 2015 included the settlement of an employee sexual harassment matter that was not covered by insurance.
As a percent of Net operating revenues, Other operating expenses decreased during 2016 compared to 2015 due to our increasing revenues, primarily as a result of the acquisitions of Reliant and CareSouth, and to the aforementioned divestiture and settlement.
Occupancy costs
Occupancy costs include amounts paid for rent associated with leased hospitals, outpatient rehabilitation satellite clinics, and home health and hospice agencies, including common area maintenance and similar charges. Occupancy costs increased during 2016 compared to 2015 in terms of dollars and as a percent of Net operating revenues due to the acquisition of Reliant, which leased all of its hospitals.
Supplies
Supplies expense includes all costs associated with supplies used while providing patient care. Specifically, these costs include pharmaceuticals, food, needles, bandages, and other similar items. Supplies increased during 2016 compared to 2015 due primarily to increased patient volumes. Supplies decreased as a percent of Net operating revenues during 2016 compared to 2015 primarily due to supply chain efficiencies including the continued transition of brand name drugs to generic.
General and Administrative Expenses
General and administrative expenses primarily include administrative expenses such as information technology services, human resources, corporate accounting, legal services, and internal audit and controls that are managed from our home office in Birmingham, Alabama. These expenses also include stock-based compensation expenses and transaction costs associated with our acquisitions of Reliant and CareSouth in 2015.
General and administrative expenses increased in 2016 compared to 2015 due primarily to increased corporate full‑time equivalents, benefit costs, and stock compensation expenses offset by transaction costs related to the acquisitions of Reliant and CareSouth. General and administrative expenses decreased as a percent of Net operating revenues in 2016 compared to 2015 primarily due to our increasing revenues, primarily as a result of the acquisitions of Reliant and CareSouth.
Depreciation and Amortization
Depreciation and amortization increased during 2016 compared to 2015 due to our acquisitions and capital expenditures throughout 2015 and 2016. We expect Depreciation and amortization to increase going forward as a result of our recent and ongoing capital investments.
Government, Class Action, and Related Settlements
The loss included in Government, Class Action, and Related Settlements in 2015 resulted from a settlement discussed in Note 17, Contingencies and Other Commitments, to the consolidated financial statements accompanying our Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10‑K”).
Professional Fees — Accounting, Tax, and Legal
Professional fees—accounting, tax, and legal for 2016 and 2015 related primarily to legal and consulting fees for continued litigation and support matters discussed in Note 17, Contingencies and Other Commitments, to the accompanying consolidated financial statements, and Note 17, Contingencies and Other Commitments, to the consolidated financial statements accompanying the 2015 Form 10-K.

Loss on Early Extinguishment of Debt
The Loss on early extinguishment of debt during 2016 resulted from the redemptions of our 7.75% Senior Notes due 2022 in March, May, and September of 2016.
In January 2015, we issued an additional $400 million of our 5.75% Senior Notes due 2024 at a price of 102% of the principal amount and used $250 million of the net proceeds to repay borrowings under our term loan facilities, with the remaining net proceeds used to repay borrowings under our revolving credit facility. As a result of the term loan prepayment, we recorded a $1.2 million Loss on early extinguishment of debt in the first quarter of 2015.
In April 2015, we used the net proceeds from the offering of 5.125% Senior Notes due 2023 along with cash on hand to execute the redemption of our 8.125% Senior Notes due 2020. As a result of this redemption, we recorded an $18.8 million Loss on early extinguishment of debt in the second quarter of 2015.
In November 2015, we used borrowings under our senior secured credit facility to execute the redemption of $50 million of the outstanding principal amount of our existing 7.75% Senior Notes due 2022. As a result of this redemption, we recorded an $2.4 million Loss on early extinguishment of debt in the fourth quarter of 2015.
See Note 9, Long-term Debt, to the accompanying consolidated financial statements.
Interest Expense and Amortization of Debt Discounts and Fees
The increase in Interest expense and amortization of debt discounts and fees in 2016 compared to 2015 resulted from an increase in average borrowings due to our use of debt to fund the acquisitions of Reliant and CareSouth. Our average cash interest rate remained relatively flat during 2016 compared to 2015. Cash paid for interest approximated $164 million and $121 million in 2016 and 2015, respectively.
See Note 9, Long-term Debt, to the accompanying consolidated financial statements.
Other Income
Other income for 2015 included a $1.2 million realized gain from the sale of all the common stock of Surgical Care Affiliates (“SCA”), our former surgery centers division and a $2.0 million gain related to the increase in fair value of our option to purchase up to a 5% equity interest in SCA from April 1, 2015 (the date it became exercisable) to April 13, 2015 (the date we exercised the option). See Note 12, Fair Value Measurements, to the consolidated financial statements accompanying the 2015 Form 10‑K.
Income from Continuing Operations Before Income Tax Expense
Our pre-tax income from continuing operations in 2016 increased compared to 2015 due to increased Net operating revenues primarily as a result of the acquisitions of Reliant and CareSouth.
Provision for Income Tax Expense
Due to our federal and state net operating losses (“NOLs”), our cash income taxes approximated $31.9 million, net of refunds, in 2016. These payments resulted from state income tax expense of subsidiaries which have separate state filing requirements and federal income taxes based upon alternative minimum taxes, tax planning opportunities, the utilization of the remaining federal NOL balance, and the availability of other federal tax credits. In 2017, we estimate we will pay approximately $120 million to $175 million of cash income taxes, net of refunds. In 2016 and 2015, current income tax expense was $31.0 million and $14.8 million, respectively.
Our effective income tax rate for 2016 was 34.0%. The Provision for income tax expense in 2016 was less than the federal statutory rate primarily due to: (1) the impact of noncontrolling interests offset by (2) state and other income tax expense. See Note 1, Summary of Significant Accounting Policies, “Income Taxes,” for a discussion of the allocation of income or loss related to pass-through entities, which is referred to as the impact of noncontrolling interests in this discussion.
Our effective income tax rate for 2015 was 35.9%. Our Provision for income tax expense in 2015 was greater than the federal statutory rate of 35% primarily due to: (1) state and other income tax expense and (2) an increase in our valuation allowance offset by (3) the impact of noncontrolling interests. The increase in our valuation allowance in 2015 related primarily to changes to our state apportionment percentages resulting from the acquisitions of Encompass, Reliant, and CareSouth and changes to our current forecast of earnings in each jurisdiction.

During the third quarter of 2016, we filed an automatic tax accounting method change related to the deductibility of bad debts pursuant to the non-accrual experience method which resulted in a tax benefit of approximately $7 million. This change did not have a material impact on our effective tax rate. We also filed a non-automatic tax accounting method change related to billings denied under pre-payment claims reviews conducted by certain of our MACs. If our request for the non-automatic tax accounting change is accepted as filed, we estimate realization of additional tax benefits of approximately $53 million through December 31, 2016. Approximately $44 million of this amount represents pre-payment claims denials received in years prior to and including the year ended December 31, 2015. This change, if approved, is not expected to have a material impact on our effective tax rate, but will impact the payment of cash income taxes in 2017.
In certain state jurisdictions, we do not expect to generate sufficient income to use all of the available NOLs prior to their expiration. This determination is based on our evaluation of all available evidence in these jurisdictions including results of operations during the preceding three years, our forecast of future earnings, and prudent tax planning strategies. It is possible we may be required to increase or decrease our valuation allowance at some future time if our forecast of future earnings varies from actual results on a consolidated basis or in the applicable state tax jurisdiction, or if the timing of future tax deductions differs from our expectations.
We recognize the financial statement effects of uncertain tax positions when it is more likely than not, based on the technical merits, a position will be sustained upon examination by and resolution with the taxing authorities. Total remaining gross unrecognized tax benefits were $2.8 million and $2.9 million as of December 31, 2016 and 2015, respectively.
See Note 15, Income Taxes, to the accompanying consolidated financial statements and the “Critical Accounting Estimates” section of this Item.
2015 Compared to 2014
Net Operating Revenues
Our consolidated Net operating revenues increased in 2015 compared to 2014 primarily from strong volume growth in both of our operating segments and included the effect of our acquisitions of Encompass, Reliant, and CareSouth. See additional discussion in the “Segment Results of Operations” section of this Item.
Provision for Doubtful Accounts
The change in our Provision for doubtful accounts as a percent of Net operating revenues in 2015 compared to 2014 primarily resulted from an increase in pre-payment claims denials by MACs, and continued substantial delays (exceeding three years) in the adjudication process at the administrative law judge hearing level.
Salaries and Benefits
Salaries and benefits increased in 2015 compared to 2014 primarily due to increased patient volumes, a 2.25% salary increase given to all eligible nonmanagement hospital employees effective October 1, 2014, and an increase in benefit costs. Increased patient volumes included an increase in the number of full-time equivalents as a result of our hospital development activities and the acquisitions of Encompass, Reliant, and CareSouth. Full-time equivalents also increased due to hospital staffing additions to ensure compliance with new Medicare quality reporting requirements and the creation of a new medical services department.
Salaries and benefits as a percent of Net operating revenues increased during 2015 compared to 2014 primarily as a result of the acquisition of Encompass, the pricing impact of proportionally higher discharge growth from payors where our reimbursement is lower (as discussed in this Item, “Segment Results of Operations—Inpatient Rehabilitation—Net Operating Revenues”), an increase in benefit costs, ramp-up costs associated with our de novo hospitals that opened in the fourth quarter of 2014, and the additional staff associated with Medicare quality reporting and the medical services department. In addition, 2015 also included the pricing impact of updated Supplemental Security Income (“SSI”) ratios (as discussed in this Item, “Segment Results of Operations—Inpatient Rehabilitation—Net Operating Revenues”).
We provided a 2.5% merit increase to our nonmanagement hospital employees effective October 1, 2015.
Other Operating Expenses
Other operating expenses increased during 2015 compared to 2014 primarily due to the acquisition of Encompass, increased patient volumes at our hospitals, and the ongoing implementation of our clinical information system. As a percent of

Net operating revenues, Other operating expenses decreased during 2015 compared to 2014 due to increased revenues, primarily as a result of the acquisition of Encompass.
Occupancy costs
Occupancy costs remained flat as a percent of Net operating revenues in 2015 compared to 2014 due to our increasing revenue, primarily as a result of the acquisition of Encompass.
Supplies
Supplies expense decreased as a percent of Net operating revenues in 2015 compared to 2014 primarily due to our increasing revenue, primarily as a result of the acquisition of Encompass.
General and Administrative Expenses
General and administrative expenses increased in 2015 compared to 2014 due primarily to increased expenses associated with stock-based compensation and higher transaction costs. General and administrative expenses decreased as a percent of Net operating revenues in 2015 compared to 2014 primarily due to our increasing revenue, primarily as a result of the acquisition of Encompass.
Depreciation and Amortization
Depreciation and amortization increased during 2015 compared to 2014 due to our acquisitions and capital expenditures throughout 2014 and 2015.
Government, Class Action, and Related Settlements
The loss included in Government, Class Action, and Related Settlements in 2015 resulted from a settlement discussed in Note 17, Contingencies and Other Commitments, to the consolidated financial statements accompanying the 2015 Form 10‑K.
Professional Fees — Accounting, Tax, and Legal
Professional fees—accounting, tax, and legal for 2015 and 2014 related primarily to legal and consulting fees for continued litigation and support matters discussed in Note 17, Contingencies and Other Commitments, to the consolidated financial statements accompanying the 2015 Form 10‑K.
Loss on Early Extinguishment of Debt
In January 2015, we issued an additional $400 million of our 5.75% Senior Notes due 2024 at a price of 102% of the principal amount and used $250 million of the net proceeds to repay borrowings under our term loan facilities, with the remaining net proceeds used to repay borrowings under our revolving credit facility. As a result of the term loan prepayment, we recorded a $1.2 million Loss on early extinguishment of debt in the first quarter of 2015.
In April 2015, we used the net proceeds from the offering of 5.125% Senior Notes due 2023 along with cash on hand to execute the redemption of our 8.125% Senior Notes due 2020. As a result of this redemption, we recorded an $18.8 million Loss on early extinguishment of debt in the second quarter of 2015.
In November 2015, we used borrowings under our senior secured credit facility to execute the redemption of $50 million of the outstanding principal amount of our existing 7.75% Senior Notes due 2022. As a result of this redemption, we recorded an $2.4 million Loss on early extinguishment of debt in the fourth quarter of 2015.
The Loss on early extinguishment of debt in 2014 resulted from the redemption of our 7.25% Senior Notes due 2018 and the redemption of 10% of the outstanding principal amount of our 7.75% Senior Notes due 2022 in the fourth quarter of 2014.
See Note 9, Long-term Debt, to the accompanying consolidated financial statements.
Interest Expense and Amortization of Debt Discounts and Fees
The increase in Interest expense and amortization of debt discounts and fees in 2015 compared to 2014 resulted from an increase in average borrowings offset by a lower average cash interest rate. Average borrowings increased due to our use of debt to fund the acquisitions of Encompass, Reliant, and CareSouth. Our average cash interest rate decreased from 6.3% in 2014 to 5.3% in 2015 due to the redemption of our 7.25% Senior Notes due 2018 in October 2014, the redemption of approximately $25 million of our 7.75% Senior Notes due 2022 in December 2014, and the redemption of our 8.125% Senior Notes due 2020 in April 2015. Cash paid for interest approximated $121 million and $101 million in 2015 and 2014, respectively. See Note 9, Long-term Debt, to the accompanying consolidated financial statements.
Other Income
Other income for 2015 included a $1.2 million realized gain from the sale of all the common stock of SCA, our former surgery centers division and a $2.0 million gain related to the increase in fair value of our option to purchase up to a 5% equity interest in SCA from April 1, 2015 (the date it became exercisable) to April 13, 2015 (the date we exercised the option). See Note 12, Fair Value Measurements, to the accompanying consolidated financial statements.
Other income for 2014 included a $27.2 million gain related to the acquisition of an additional 30% equity interest in Fairlawn. See Note 2, Business Combinations, to the accompanying consolidated financial statements.
Income from Continuing Operations Before Income Tax Expense
Our pre-tax income from continuing operations in 2015 increased compared to 2014 due to increased Net operating revenues primarily as a result of the acquisitions of Encompass, Reliant, and CareSouth. Our pre-tax income from continuing operations for 2014 included the $27.2 million gain on the consolidation of Fairlawn.
Provision for Income Tax Expense
As discussed above, our effective income tax rate for 2015 was 35.9%. Our Provision for income tax expense in 2015 was greater than the federal statutory rate of 35% primarily due to: (1) state and other income tax expense and (2) an increase in our valuation allowance offset by (3) the impact of noncontrolling interests.
Our effective income tax rate for 2014 was 28.6%. Our Provision for income tax expense in 2014 was less than the federal statutory rate of 35% primarily due to: (1) the impact of noncontrolling interests, (2) the nontaxable gain discussed in Note 2, Business Combinations, related to our acquisition of an additional 30% equity interest in Fairlawn, and (3) a decrease in our valuation allowance offset by (4) state and other income tax expense. As a result of the Fairlawn transaction, we released the deferred tax liability associated with the outside tax basis of our investment in Fairlawn because we possessed sufficient ownership to allow for the historical outside tax basis difference to be resolved through a tax-free transaction in the future. The decrease in our valuation allowance in 2014 related primarily to the expiration of state NOLs in certain jurisdictions, our current forecast of future earnings in each jurisdiction, and changes in certain state tax laws.
Total remaining gross unrecognized tax benefits were $2.9 million and $0.9 million as of December 31, 2015 and 2014, respectively. See Note 15, Income Taxes, to the accompanying consolidated financial statements and the “Critical Accounting Estimates” section of this Item.
Net Income Attributable to Noncontrolling Interests
The increase in Net Income Attributable to Noncontrolling Interests in 2015 compared to 2014 primarily resulted from our acquisition of Encompass on December 31, 2014.
Impact of Inflation
The impact of inflation on the Company will be primarily in the area of labor costs. The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. There can be no guarantee we will not experience increases in the cost of labor, as the need for clinical healthcare professionals is expected to grow. In addition, increases in healthcare costs are typically higher than inflation and impact our costs under our employee benefit plans. Managing these costs remains a significant challenge and priority for us.
Suppliers pass along rising costs to us in the form of higher prices. Our supply chain efforts and our continual focus on monitoring and actively managing pharmaceutical costs has enabled us to accommodate increased pricing related to supplies and other operating expenses over the past few years. However, we cannot predict our ability to cover future cost increases.
It should be noted that we have little or no ability to pass on these increased costs associated with providing services to Medicare and Medicaid patients due to federal and state laws that establish fixed reimbursement rates.

Relationships and Transactions with Related Parties
Related party transactions were not material to our operations in 2016, 2015, or 2014, and therefore, are not presented as a separate discussion within this Item.
Segment Results of Operations
Our internal financial reporting and management structure is focused on the major types of services provided by HealthSouth. Beginning in the first quarter of 2015, we manage our operations using two operating segments which are also our reportable segments: (1) inpatient rehabilitation and (2) home health and hospice. For additional information regarding our business segments, including a detailed description of the services we provide, financial data for each segment, and a reconciliation of total segment Adjusted EBITDA to income from continuing operations before income tax expense, see Note 18, Segment Reporting, to the accompanying consolidated financial statements.
Inpatient Rehabilitation
During the years ended December 31, 2016, 2015 and 2014, our inpatient rehabilitation segment derived its Net operating revenues from the following payor sources:

	For the Year Ended December 31,
	2016	2015	2014
Medicare	73.3%	73.2%	73.9%
Medicare Advantage	7.7%	7.9%	7.5%
Managed care	11.2%	11.1%	11.3%
Medicaid	3.0%	2.5%	1.8%
Other third-party payors	1.8%	2.0%	1.8%
Workers’ compensation	1.0%	1.1%	1.2%
Patients	0.6%	0.7%	1.0%
Other income	1.4%	1.5%	1.5%
Total	100.0%	100.0%	100.0%

Additional information regarding our inpatient rehabilitation segment’s operating results for the years ended December 31, 2016, 2015 and 2014, is as follows:

	For the Year Ended December 31,			Percentage Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(In Millions, Except Percentage Change)
Net operating revenues:
Inpatient	$2,905.5	$2,547.2	$2,272.5	14.1%	12.1%
Outpatient and other	115.6	105.9	104.8	9.2%	1.0%
Inpatient rehabilitation segment revenues	3,021.1	2,653.1	2,377.3	13.9%	11.6%
Less: Provision for doubtful accounts	(57.0)	(44.7)	(31.2)	27.5%	43.3%
Net operating revenues less provision for doubtful accounts	2,964.1	2,608.4	2,346.1	13.6%	11.2%
Operating expenses:
Salaries and benefits	1,493.4	1,310.6	1,141.0	13.9%	14.9%
Other operating expenses	431.5	387.7	342.5	11.3%	13.2%
Supplies	128.8	120.9	111.5	6.5%	8.4%
Occupancy costs	61.2	46.2	41.2	32.5%	12.1%
Other income	(2.9)	(2.3)	(4.0)	26.1%	(42.5)%
Equity in net income of nonconsolidated affiliates	(9.1)	(8.6)	(10.7)	5.8%	(19.6)%
Noncontrolling interests	64.0	62.9	59.3	1.7%	6.1%
Segment Adjusted EBITDA	$797.2	$691.0	$665.3	15.4%	3.9%

	(Actual Amounts)
Discharges	165,305	149,161	134,515	10.8%	10.9%
Net patient revenue per discharge	$17,577	$17,077	$16,894	2.9%	1.1%
Outpatient visits	640,702	577,507	579,555	10.9%	(0.4)%
Average length of stay (days)	12.8	12.9	13.2	(0.8)%	(2.3)%
Occupancy %	67.8%	62.8%	68.4%	8.0%	(8.2)%
# of licensed beds	8,504	8,404	7,095	1.2%	18.4%
Full-time equivalents*	19,612	17,880	16,405	9.7%	9.0%
Employees per occupied bed	3.44	3.41	3.40	0.9%	0.3%

*
Excludes approximately 420 full-time equivalents in 2016 and approximately 400 in 2015 and 2014 who are considered part of corporate overhead with their salaries and benefits included in General and administrative expenses in our consolidated statements of operations. Full-time equivalents included in the above table represent HealthSouth employees who participate in or support the operations of our hospitals and exclude an estimate of full-time equivalents related to contract labor.

We actively manage the productive portion of our Salaries and benefits utilizing certain metrics, including employees per occupied bed, or “EPOB.” This metric is determined by dividing the number of full-time equivalents, including an estimate of full-time equivalents from the utilization of contract labor, by the number of occupied beds during each period. The number of occupied beds is determined by multiplying the number of licensed beds by our occupancy percentage.

2016 Compared to 2015
Net Operating Revenues
Net operating revenues were 13.9% higher for 2016 compared to 2015. This increase included a 10.8% increase in patient discharges and a 2.9% increase in net patient revenue per discharge. Discharge growth included a 1.7% increase in same-store discharges. Discharge growth from new stores resulted from our joint ventures in Hot Springs, Arkansas (February 2016), Bryan, Texas (August 2016), and Broken Arrow, Oklahoma (August 2016), our wholly owned hospitals that opened in Franklin, Tennessee (December 2015) and Modesto California (October 2016), and our acquisitions of Reliant (October 2015) and Cardinal Hill in Lexington, Kentucky (May 2015). Growth in net patient revenue per discharge resulted primarily from patient mix (higher percentage of stroke patients and the integration of the Reliant hospitals) and an approximate $4 million Indirect Medical Education (“IME”) adjustment associated with the former Reliant hospital in Woburn, Massachusetts. Medicare provides that hospitals with residents in an approved graduate medical education program receive an additional payment for a Medicare discharge to reflect higher patient care costs of teaching hospitals relative to non-teaching hospitals. Our revenues in 2016 were positively impacted by this adjustment to our third-party payor estimates for 2014, 2015, and the year-to-date period through July 2016. In addition, net patient revenue per discharge growth in 2016 benefited from an approximate $5 million SSI adjustment that negatively impacted revenue in 2015. CMS periodically retroactively updates SSI ratios that are used to determine adjustments to Medicare payment rates for low-income patients. In the second quarter of 2015, CMS updated the ratios for fiscal year 2013, which resulted in adjustments to our third-party payor estimates for 2013, 2014, and year-to-date period through July 2015.
Outpatient revenues increased during 2016 compared to 2015 due to the acquisition of Reliant.
See Note 2, Business Combinations, to the accompanying consolidated financial statements of this report for information regarding our joint ventures and acquisitions discussed above.
Adjusted EBITDA
The increase in Adjusted EBITDA in 2016 compared to 2015 primarily resulted from revenue growth, as discussed above. All operating expenses as a percent of net operating revenues benefited in 2016 by the aforementioned IME adjustment. Salaries and benefits in 2016 included a year-over-year decline in group medical costs. Other operating expenses decreased as a percent of revenue due primarily to the 2015 settlement discussed below. Occupancy costs increased as a percent of net operating revenues due to the acquisition of Reliant. Supplies expense decreased as a percent of revenue due to continued supply chain efficiencies including the continued transition of brand name drugs to generic. Bad debt expense as a percent of net operating revenues increased from 1.7% in 2015 to 1.9% in 2016 due to aging-based reserves resulting from continued administrative payment delays at the Company's largest MAC.
2015 Compared to 2014
Net Operating Revenues
Net operating revenues were 11.6% higher for 2015 compared to 2014. This increase included a 10.9% increase in patient discharges and a 1.1% increase in net patient revenue per discharge. Discharge growth included a 3.2% increase in same-store discharges. Discharge growth from new stores resulted from three de novo hospitals that opened in the fourth quarter of 2014 (Altamonte Springs, Florida; Newnan, Georgia; and Middletown, Delaware) and one de novo hospital that opened in December 2015 (Franklin, Tennessee), our acquisitions of Reliant (October 2015), Quillen Rehabilitation Hospital (“Quillen”) in Johnson City, Tennessee (November 2014) and Cardinal Hill in Lexington, Kentucky (May 2015), and our joint venture with Memorial Health in Savannah, Georgia (April 2015). While we experienced pricing growth from Medicare and managed care payors, the pricing adjustments were negatively impacted by proportionally higher discharge growth in Medicaid and managed care payors where our reimbursement is lower. In addition, our net patient revenue per discharge was negatively impacted in 2015 by approximately $5 million for updated SSI ratios published by CMS for fiscal year 2013.
See Note 2, Business Combinations, to the accompanying consolidated financial statements of this report for information regarding our acquisitions and joint ventures discussed above.
Adjusted EBITDA
The increase in Adjusted EBITDA in 2015 compared to 2014 primarily resulted from revenue growth, as discussed above. Adjusted EBITDA in 2015 was also impacted by (1) an increase in salaries and benefits as a percent of revenue due to increases in group medical costs, an increase in our licensed skills mix, and an increase in volume-related “premium” pay, (2) increased bad debt expense from continued pre-payment claims denials predominately by one of our MACs, (3) SSI ratio adjustments, as discussed above (4) a settlement of an employee sexual harassment matter that was not covered by insurance, and (5) incremental investments in our operating platform, including a contractual increase in costs associated with the ongoing implementation of our electronic clinical information system, the addition of staff at our hospitals to ensure compliance with new CMS quality reporting requirements, the creation of a new medical services department, and costs associated with our participation in CMS’ Model 3 bundling pilot initiative. Increases in group medical costs resulted from an increase in the number and size of large claims (claims greater than $100,000) and an increase in the cost and use of specialty pharmaceuticals.
Home Health and Hospice
During the years ended December 31, 2016, 2015 and 2014, our home health and hospice segment derived its Net operating revenues from the following payor sources:

	For the Year Ended December 31,
	2016	2015	2014
Medicare	82.9%	83.7%	96.9%
Medicare Advantage	8.7%	7.7%	0.7%
Managed care	3.9%	3.0%	1.1%
Medicaid	4.3%	5.5%	—%
Other third-party payors	—%	—%	1.0%
Workers’ compensation	—%	—%	0.3%
Patients	0.1%	0.1%	—%
Other income	0.1%	—%	—%
Total	100.0%	100.0%	100.0%

Additional information regarding our home health and hospice segment’s operating results for the years ended December 31, 2016, 2015 and 2014, is as follows:

	For the Year Ended December 31,			Percentage Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(In Millions, Except Percentage Change)
Net operating revenues:
Home health	$635.2	$478.1	$28.6	32.9%	NMF
Hospice	50.9	31.7	—	60.6%	N/A
Home health and hospice segment revenues	686.1	509.8	28.6	34.6%	NMF
Less: Provision for doubtful accounts	(4.2)	(2.5)	(0.4)	68.0%	NMF
Net operating revenues less provision for doubtful accounts	681.9	507.3	28.2	34.4%	NMF
Operating expenses:
Cost of services sold (excluding depreciation and amortization)	336.5	244.8	17.0	37.5%	NMF
Support and overhead costs	237.2	172.7	6.9	37.3%	NMF
Equity in net income of nonconsolidated affiliates	(0.7)	(0.1)	—	600.0%	NMF
Noncontrolling interests	6.5	6.8	0.4	(4.4)%	NMF
Segment Adjusted EBITDA	$102.4	$83.1	$3.9	23.2%	NMF

	(Actual Amounts)
Home health:
Admissions	106,712	74,329	7,545	43.6%	NMF
Recertifications	82,195	65,039	1,030	26.4%	NMF
Episodes	185,737	137,568	8,236	35.0%	NMF
Average revenue per episode	$3,031	$3,072	$3,364	(1.3)%	(8.7)%
Episodic visits per episode	18.8	19.1	18.8	(1.6)%	1.6%
Total visits	3,940,295	2,889,373	159,672	36.4%	NMF
Cost per visit	$74	$72	$108	2.8%	(33.3)%
Hospice:
Admissions	3,337	2,452	—	36.1%	N/A
Patient days	322,519	204,898	—	57.4%	N/A
Revenue per day	$158	$155	$—	1.9%	N/A
2016 Compared to 2015
Net Operating Revenues
Home health and hospice revenue was 34.6% higher during 2016 compared to 2015. This increase included a 43.6% increase in home health admissions and was impacted by a 1.3% decrease in average revenue per episode. Home health admission growth included a 13.7% increase in same-store admissions. Home health admission growth from new stores resulted primarily from the acquisition of CareSouth in November 2015. Average revenue per episode was impacted by the Medicare home health reimbursement rate cuts that became effective January 1, 2016 and lower revenue per episode at CareSouth due to patient mix.
See Note 2, Business Combinations, to the accompanying consolidated financial statements of this report regarding CareSouth and Encompass' other acquisitions throughout 2015.

Adjusted EBITDA
The increase in Adjusted EBITDA during 2016 compared to 2015 primarily resulted from revenue growth. Adjusted EBITDA for the segment during 2016 was impacted by Medicare reimbursment rate cuts, higher cost per visit (driven by an increased percentage of therapy patients), salary and benefit costs increases, a $3.3 million gain from the divestiture of our home health pediatric assets, and expenses related to the integration of CareSouth.
2015 Compared to 2014
The increase in Net operating revenues and Adjusted EBITDA during 2015 compared to 2014 was due to our acquisition of Encompass on December 31, 2014 (see Note 2, Business Combinations, to the accompanying consolidated financial statements). Because of this acquisition, certain variances in the above table are considered to be not meaningful figures and are labeled as “NMF.”
Liquidity and Capital Resources
Our primary sources of liquidity are cash on hand, cash flows from operations, and borrowings under our revolving credit facility.
The objectives of our capital structure strategy are to ensure we maintain adequate liquidity and flexibility. Pursuing and achieving those objectives allows us to support the execution of our operating and strategic plans and weather temporary disruptions in the capital markets and general business environment. Maintaining adequate liquidity is a function of our unrestricted Cash and cash equivalents and our available borrowing capacity. Maintaining flexibility in our capital structure is a function of, among other things, the amount of debt maturities in any given year, the options for debt prepayments without onerous penalties, and limiting restrictive terms and maintenance covenants in our debt agreements.
Consistent with these objectives, in both March and May of 2016, we redeemed $50.0 million of the outstanding principal amount of the 7.75% Senior Notes due 2022 using cash on hand and capacity under our revolving credit facility. Pursuant to the terms of these notes, we completed these optional redemptions at a price of 103.875%, which resulted in a total cash outlay of approximately $104 million. As a result of these redemptions, we recorded a $2.4 million Loss on early extinguishment of debt in both the first and second quarter of 2016.
In September 2016, we redeemed the remaining outstanding principal balance of $76.0 million of the 7.75% Senior Notes due 2022 using cash on hand and capacity under our revolving credit facility. Pursuant to the terms of these notes, this optional redemption was made at a price of 102.583%, which resulted in a total cash outlay of approximately $78 million. As a result of this redemption, we recorded a $2.6 million Loss on early extinguishment of debt in the third quarter of 2016.
We have been disciplined in creating a capital structure that is flexible with no significant debt maturities prior to 2020. Our balance sheet remains strong, and we have significant availability under our credit agreement. We continue to generate strong cash flows from operations, and we have significant flexibility with how we choose to invest our cash and return capital to shareholders. While our financial leverage increased as a result of the Reliant and CareSouth transactions, we anticipate in the longer term reducing our financial leverage based on growth of Adjusted EBITDA and an allocation of a portion of our free cash flow to debt reduction.
See Note 9, Long-term Debt, to the accompanying consolidated financial statements.
Current Liquidity
As of December 31, 2016, we had $40.5 million in Cash and cash equivalents. This amount excludes $60.9 million in Restricted cash and $57.7 million of restricted marketable securities ($33.5 million of restricted marketable securities are included in Other long-term assets in our consolidated balance sheet). Our restricted assets pertain primarily to obligations associated with our captive insurance company, as well as obligations we have under agreements with joint venture partners. See Note 4, Cash and Marketable Securities, to the accompanying consolidated financial statements.
In addition to Cash and cash equivalents, as of December 31, 2016, we had approximately $415 million available to us under our revolving credit facility. Our credit agreement governs the substantial majority of our senior secured borrowing capacity and contains a leverage ratio and an interest coverage ratio as financial covenants. Our leverage ratio is defined in our credit agreement as the ratio of consolidated total debt (less up to $75 million of cash on hand) to Adjusted EBITDA for the trailing four quarters. In calculating the leverage ratio under our credit agreement, we are permitted to use pro forma Adjusted EBITDA, the calculation of which includes historical income statement items and pro forma adjustments resulting from (1) the dispositions and repayments or incurrence of debt and (2) the investments, acquisitions, mergers, amalgamations, consolidations and operational changes from acquisitions to the extent such items or effects are not yet reflected in our trailing four-quarter financial statements. Our interest coverage ratio is defined in our credit agreement as the ratio of Adjusted EBITDA to consolidated interest expense, excluding the amortization of financing fees, for the trailing four quarters. As of December 31, 2016, the maximum leverage ratio requirement per our credit agreement was 4.50x and the minimum interest coverage ratio requirement was 3.0x, and we were in compliance with these covenants. Based on Adjusted EBITDA for 2016 and the interest rate in effect under our credit agreement during the three-month period ended December 31, 2016, if we had drawn on the first day and maintained the maximum amount of outstanding draws under our revolving credit facility for the entire year, we would still be in compliance with the maximum leverage ratio and minimum interest coverage ratio requirements.
We do not face near-term refinancing risk, as the amounts outstanding under our credit agreement do not mature until 2020, and our bonds all mature in 2023 and beyond. See the “Contractual Obligations” section below for information related to our contractual obligations as of December 31, 2016.
As part of the Encompass acquisition, we acquired all of the issued and outstanding equity interests of EHHI, other than equity interests contributed to Holdings, a subsidiary of HealthSouth and a indirect parent of EHHI, by certain sellers in exchange for shares of common stock of Holdings. These certain sellers were members of Encompass management. These sellers contributed a portion of their shares of common stock of EHHI in exchange for approximately 16.7% of the outstanding shares of common stock of Holdings. At any time after December 31, 2017, each management investor will have the right (but not the obligation) to have his or her shares of Holdings stock repurchased by HealthSouth for a cash purchase price per share equal to the fair value. The fair value is determined using the product of the trailing 12-month specified performance measure for Holdings and a specified median market price multiple based on a basket of public home health companies. Specifically, up to one-third of each management investor’s shares of Holdings stock may be sold prior to December 31, 2018; two-thirds of each management investor’s shares of Holdings stock may be sold prior to December 31, 2019; and all of each management investor’s shares of Holdings stock may be sold thereafter. At any time after December 31, 2019, HealthSouth will have the right (but not the obligation) to repurchase all or any portion of the shares of Holdings stock owned by one or more management investors for a cash purchase price per share equal to the fair value. As of December 31, 2016, the value of those outstanding shares of Holdings was approximately $116 million. See Note 11, Redeemable Noncontrolling Interests, to the accompanying consolidated financial statements.
We anticipate we will continue to generate strong cash flows from operations that, together with availability under our revolving credit facility, will allow us to invest in growth opportunities and continue to improve our existing business. We also will continue to consider additional shareholder value-enhancing strategies such as repurchases of our common stock and distribution of common stock dividends, including the potential growth of the quarterly cash dividend on our common stock, recognizing that these actions may increase our leverage ratio. See also the “Authorizations for Returning Capital to Stakeholders” section of this Item.
See Item 1A, Risk Factors, for a discussion of risks and uncertainties facing us.
Sources and Uses of Cash
The following table shows the cash flows provided by or used in operating, investing, and financing activities for the years ended December 31, 2016, 2015, and 2014 (in millions):

	For the Year Ended December 31,
	2016	2015	2014
Net cash provided by operating activities	$634.4	$502.0	$454.6
Net cash used in investing activities	(245.0)	(1,129.8)	(876.9)
Net cash (used in) provided by financing activities	(410.5)	622.7	424.5
(Decrease) increase in cash and cash equivalents	$(21.1)	$(5.1)	$2.2
2016 Compared to 2015
Operating activities. The increase in Net cash provided by operating activities during 2016 compared to 2015 primarily resulted from revenue growth, as described above, and changes to payroll-related liabilities.
Investing activities. The decrease in Net cash used in investing activities during 2016 compared to 2015 resulted primarily from the decrease in cash used in the acquisition of businesses offset by the proceeds received from the divestiture of our home health pediatric assets in 2016. Cash outflows were significantly higher in 2015 due to the acquisitions of Reliant and CareSouth described in Note 2, Business Combinations, to the accompanying consolidated financial statements.
Financing activities. The decrease in Net cash provided by financing activities during 2016 compared to 2015 primarily resulted from the 2015 debt transactions, including the public offering of the 2023 Notes, the additional offering of the 2024 Notes, and the private offering of the 2025 Notes to fund the acquisitions of Reliant and CareSouth as discussed and defined in Note 9, Long-term Debt, to the accompanying consolidated financial statements.
2015 Compared to 2014
Operating activities. The increase in Net cash provided by operating activities during 2015 compared to 2014 primarily resulted from revenue growth. Cash flows provided by operating activities in 2015 were also impacted by increased cash interest expense and higher working capital. Higher working capital resulted from growth in accounts receivable due to additional claims denials and continued delays at the administrative law judge hearing level.
Investing activities. The increase in Net cash used in investing activities during 2015 compared to 2014 resulted primarily from the acquisitions of Reliant and CareSouth described in Note 2, Business Combinations, to the accompanying consolidated financial statements.
Financing activities. The increase in Net cash provided by financing activities during 2015 compared to 2014 primarily resulted from the public offering of the 2023 Notes, the additional offering of the 2024 Notes, and the private offering of the 2025 Notes to fund the acquisitions of Reliant and CareSouth as discussed in Note 9, Long-term Debt, to the accompanying consolidated financial statements.
Contractual Obligations
Our consolidated contractual obligations as of December 31, 2016 are as follows (in millions):

	Total	2017	2018-2019	2020-2021	2022 and thereafter
Long-term debt obligations:
Long-term debt, excluding revolving credit facility and capital lease obligations (a)	$2,585.1	$23.5	$52.2	$630.6	$1,878.8
Revolving credit facility	152.0	—	—	152.0	—
Interest on long-term debt (b)	964.4	129.3	264.3	236.7	334.1
Capital lease obligations (c)	513.3	34.7	65.9	56.2	356.5
Operating lease obligations (d)(e)	420.0	62.5	108.3	75.4	173.8
Purchase obligations (e)(f)	92.9	34.2	38.9	19.0	0.8
Other long-term liabilities (g)(h)	3.6	0.3	0.4	0.4	2.5
Total	$4,731.3	$284.5	$530.0	$1,170.3	$2,746.5

(a)
Included in long-term debt are amounts owed on our bonds payable and other notes payable. These borrowings are further explained in Note 9, Long-term Debt, to the accompanying consolidated financial statements.

(b)
Interest on our fixed rate debt is presented using the stated interest rate. Interest expense on our variable rate debt is estimated using the rate in effect as of December 31, 2016. Interest related to capital lease obligations is excluded from this line. Future minimum payments, which are accounted for as interest, related to sale/leaseback transactions involving real estate accounted for as financings are included in this line (see Note 6, Property and Equipment, and Note 9, Long-term Debt, to the accompanying consolidated financial statements). Amounts exclude amortization of debt discounts, amortization of loan fees, or fees for lines of credit that would be included in interest expense in our consolidated statements of operations.

(c)	Amounts include interest portion of future minimum capital lease payments.

(d)
Our inpatient rehabilitation segment leases approximately 16% of its hospitals as well as other property and equipment under operating leases in the normal course of business. Our home health and hospice segment leases relatively small office spaces in the localities it serves, space for its corporate office, and other equipment under operating leases in the normal course of business. Some of our hospital leases contain escalation clauses based on changes in the Consumer

Price Index while others have fixed escalation terms. The minimum lease payments do not include contingent rental expense. Some lease agreements provide us with the option to renew the lease or purchase the leased property. Our future operating lease obligations would change if we exercised these renewal options and if we entered into additional operating lease agreements. For more information, see Note 6, Property and Equipment, to the accompanying consolidated financial statements.

(e)	Future operating lease obligations and purchase obligations are not recognized in our consolidated balance sheet.

(f)
Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on HealthSouth and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty. Our purchase obligations primarily relate to software licensing and support.

(g)
Because their future cash outflows are uncertain, the following noncurrent liabilities are excluded from the table above: general liability, professional liability, and workers’ compensation risks, noncurrent amounts related to third-party billing audits, Encompass’ stock appreciation rights, and deferred income taxes. Also, as of December 31, 2016, we had $2.8 million of total gross unrecognized tax benefits. For more information, see Note 10, Self-Insured Risks, Note 13, Share-Based Payments, Note 15, Income Taxes, and Note 17, Contingencies and Other Commitments, to the accompanying consolidated financial statements.

(h)
The table above does not include Redeemable noncontrolling interests of $138.3 million because of the uncertainty surrounding the timing and amounts of any related cash outflows. See Note 11, Redeemable Noncontrolling Interests, to the accompanying consolidated financial statements.

Our capital expenditures include costs associated with our hospital refresh program, de novo projects, capacity expansions, technology initiatives, and building and equipment upgrades and purchases. During the year ended December 31, 2016, we made capital expenditures of approximately $203 million for property and equipment and capitalized software. These expenditures in 2016 are exclusive of approximately $48 million in net cash related to our acquisition activity. During 2017, we expect to spend approximately $305 million to $415 million for capital expenditures. Approximately $130 million to $150 million of this budgeted amount is considered nondiscretionary expenditures, which we may refer to in other filings as “maintenance” expenditures. The expected increase in 2017 is due to growth in the Company, an enhanced hospital maintenance program, and leasehold improvements and furnishings associated with the build-out of our new home office location. Actual amounts spent will be dependent upon the timing of construction projects and acquisition opportunities for our home health and hospice business.
Authorizations for Returning Capital to Stakeholders
In October 2015, February 2016, and May 2016, our board of directors declared cash dividends of $0.23 per share that were paid in January 2016, April 2016, and July 2016, respectively. On July 21, 2016, our board of directors approved an increase in our quarterly dividend and declared a cash dividend of $0.24 per share, payable on October 17, 2016 to stockholders of record on October 3, 2016. On October 20, 2016, our board of directors declared a cash dividend of $0.24 per share, payable on January 17, 2017 to stockholders of record on January 3, 2017. We expect quarterly dividends to be paid in January, April, July, and October. However, the actual declaration of any future cash dividends, and the setting of record and payment dates as well as the per share amounts, will be at the discretion of our board of directors after consideration of various factors, including our capital position and alternative uses of funds. Cash dividends are expected to be funded using cash flows from operations, cash on hand, and availability under our credit agreement.
The payment of cash dividends on our common stock triggers antidilution adjustments, except in instances when such adjustments are deemed de minimis, under our convertible notes. See Note 9, Long-term Debt, to the accompanying consolidated financial statements.
On February 14, 2014, our board of directors approved an increase in our existing common stock repurchase authorization from $200 million to $250 million. As of December 31, 2016, approximately $96 million remained under this authorization. The repurchase authorization does not require the repurchase of a specific number of shares, has an indefinite term, and is subject to termination at any time by our board of directors. Subject to certain terms and conditions, including a maximum price per share and compliance with federal and state securities and other laws, the repurchases may be made from time to time in open market transactions, privately negotiated transactions, or other transactions, including trades under a plan established in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. During 2016, we repurchased 1.7 million shares of our common stock in the open market for $64.1 million under this repurchase authorization using cash on hand. Future repurchases under this authorization generally are expected to be funded using a combination of cash on hand and availability under our $600 million revolving credit facility.
Adjusted EBITDA
Management believes Adjusted EBITDA as defined in our credit agreement is a measure of our ability to service our debt and our ability to make capital expenditures. We reconcile Adjusted EBITDA to Net income and to Net cash provided by operating activities.
We use Adjusted EBITDA on a consolidated basis as a liquidity measure. We believe this financial measure on a consolidated basis is important in analyzing our liquidity because it is the key component of certain material covenants contained within our credit agreement, which is discussed in more detail in Note 9, Long-term Debt, to the accompanying consolidated financial statements. These covenants are material terms of the credit agreement. Noncompliance with these financial covenants under our credit agreement — our interest coverage ratio and our leverage ratio — could result in our lenders requiring us to immediately repay all amounts borrowed. If we anticipated a potential covenant violation, we would seek relief from our lenders, which would have some cost to us, and such relief might be on terms less favorable to us than those in our existing credit agreement. In addition, if we cannot satisfy these financial covenants, we would be prohibited under our credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying common stock dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to our assessment of our liquidity.
In general terms, the credit agreement definition of Adjusted EBITDA, therein referred to as “Adjusted Consolidated
EBITDA,” allows us to add back to consolidated Net income interest expense, income taxes, and depreciation and amortization and then add back to consolidated Net income (1) all unusual or nonrecurring items reducing consolidated Net income (of which only up to $10 million in a year may be cash expenditures), (2) any losses from discontinued operations and closed locations, (3) costs and expenses, including legal fees and expert witness fees, incurred with respect to litigation associated with stockholder derivative litigation, and (4) share-based compensation expense. We also subtract from consolidated Net income all unusual or nonrecurring items to the extent increasing consolidated Net income.
The calculation of Adjusted EBITDA under the credit agreement does not require us to deduct net income attributable to noncontrolling interests or gains on disposal of assets and development activities. It also does not allow us to add back professional fees unrelated to the stockholder derivative litigation, losses on disposal of assets, unusual or nonrecurring cash expenditures in excess of $10 million, and charges resulting from debt transactions and development activities. These items and amounts, in addition to the items falling within the credit agreement’s “unusual or nonrecurring” classification, may occur in future periods, but can vary significantly from period to period and may not directly relate to our ongoing operations. Accordingly, these items may not be indicative of our ongoing performance, so the Adjusted EBITDA calculation presented here includes adjustments for them.
Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for Net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements.

Our Adjusted EBITDA for the years ended December 31, 2016, 2015, and 2014 was as follows (in millions):
Reconciliation of Net Income to Adjusted EBITDA

	For the Year Ended December 31,
	2016	2015	2014
Net income	$318.1	$252.8	$281.7
Loss (income) from discontinued operations, net of tax, attributable to HealthSouth	—	0.9	(5.5)
Provision for income tax expense	163.9	141.9	110.7
Interest expense and amortization of debt discounts and fees	172.1	142.9	109.2
Loss on early extinguishment of debt	7.4	22.4	13.2
Professional fees—accounting, tax, and legal	1.9	3.0	9.3
Government, class action, and related settlements	—	7.5	(1.7)
Net noncash loss on disposal or impairment of assets	0.7	2.6	6.7
Depreciation and amortization	172.6	139.7	107.7
Stock-based compensation expense	27.4	26.2	23.9
Net income attributable to noncontrolling interests	(70.5)	(69.7)	(59.7)
Gain on consolidation of former equity method hospital	—	—	(27.2)
Transaction costs	—	12.3	9.3
Adjusted EBITDA	$793.6	$682.5	$577.6
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	For the Year Ended December 31,
	2016	2015	2014
Net cash provided by operating activities	$634.4	$502.0	$454.6
Provision for doubtful accounts	(61.2)	(47.2)	(31.6)
Professional fees—accounting, tax, and legal	1.9	3.0	9.3
Interest expense and amortization of debt discounts and fees	172.1	142.9	109.2
Equity in net income of nonconsolidated affiliates	9.8	8.7	10.7
Net income attributable to noncontrolling interests in continuing operations	(70.5)	(69.7)	(59.7)
Amortization of debt-related items	(13.8)	(14.3)	(12.7)
Distributions from nonconsolidated affiliates	(8.5)	(7.7)	(12.6)
Current portion of income tax expense	31.0	14.8	13.3
Change in assets and liabilities	91.3	129.9	80.4
Net premium paid on bond transactions	5.8	3.9	4.3
Operating cash used in discontinued operations	0.7	0.7	1.2
Transaction costs	—	12.3	9.3
Other	0.6	3.2	1.9
Adjusted EBITDA	$793.6	$682.5	$577.6
Growth in Adjusted EBTIDA from 2015 to 2016 resulted primarily from revenue growth in both operating segments due to the acquisitions of Reliant and CareSouth. Growth in Adjusted EBITDA from 2014 to 2015 resulted primarily from revenue growth due to the acquisition of Encompass. For additional information see the “Results of Operations” and “Segment Results of Operations” sections of this Item.

Off-Balance Sheet Arrangements
In accordance with the definition under SEC rules, the following qualify as off-balance sheet arrangements:

•	any obligation under certain guarantees or contracts;

•
a retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity, or market risk support to that entity for such assets;

•	any obligation under certain derivative instruments; and

•
any obligation under a material variable interest held by the registrant in an unconsolidated entity that provides financing, liquidity, market risk, or credit risk support to the registrant, or engages in leasing, hedging, or research and development services with the registrant.

As of December 31, 2016, we do not have any material off-balance sheet arrangements.
As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (“SPEs”), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2016, we are not involved in any unconsolidated SPE transactions.
Critical Accounting Estimates
Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends, and other factors we believe to be relevant at the time we prepared our consolidated financial statements. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.
Our significant accounting policies are discussed in Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements. We believe the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, as they require our most difficult, subjective, or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. We have reviewed these critical accounting estimates and related disclosures with the audit committee of our board of directors.
Revenue Recognition
We recognize net patient revenue in the reporting period in which we perform the service based on our current billing rates (i.e., gross charges) less actual adjustments and estimated discounts for contractual allowances (principally for patients covered by Medicare, Medicare Advantage, Medicaid, and other third-party payors. See Note 1, Summary of Significant Accounting Policies, “Net Operating Revenues,” to the accompanying consolidated financial statements for a complete discussion of our revenue recognition policies.
Our patient accounting systems calculate contractual allowances on a patient-by-patient basis based on the rates in effect for each primary third-party payor. Certain other factors that are considered and could influence the level of our reserves are assumed to remain consistent with the experience for patients discharged in similar time periods for the same payor classes, and additional reserves are provided to account for these factors.
Management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms that result from contract renegotiations and renewals. In addition, laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material.
Due to complexities involved in determining amounts ultimately due under reimbursement arrangements with third-party payors, which are often subject to interpretation and review, we may receive reimbursement for healthcare services authorized and provided that is different from our estimates, and such differences could be material. However, we continually review the amounts actually collected in subsequent periods in order to determine the amounts by which our estimates differed. Historically, such differences have not been material from either a quantitative or qualitative perspective.
Allowance for Doubtful Accounts
The collection of outstanding receivables from third-party payors and patients is our primary source of cash and is critical to our operating performance. We provide for accounts receivable that could become uncollectible by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. See Note 1, Summary of Significant Accounting Policies, “Accounts Receivable and the Allowance for Doubtful Accounts,” and Note 5, Accounts Receivable, to the accompanying consolidated financial statements for a complete discussion of our policies related to the allowance for doubtful accounts.
We estimate our allowance for doubtful accounts based on the aging of our accounts receivable, our historical collection experience for each type of payor, and other relevant factors so that the remaining receivables, net of allowances, are reflected at their estimated net realizable values. Changes in general economic conditions (such as increased unemployment rates or periods of recession), business office operations, payor mix, or trends in federal or state governmental and private employer healthcare coverage could affect our collection of accounts receivable. Our collection risks include patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and co-payments) remain outstanding and pre-payment claim reviews by our respective MACs. In addition, reimbursement claims made by health care providers are subject to audit from time to time by governmental payors and their agents. If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. See Note 1, Summary of Significant Accounting Policies, “Accounts Receivable and the Allowance for Doubtful Accounts,” to the accompanying consolidated financial statements.
As of December 31, 2016 and 2015, $172.0 million and $126.1 million, or 26.0% and 22.1%, respectively, of our patient accounts receivable represented denials by MACs that were in the pre-payment medical necessity review process. During the years ended December 31, 2016, 2015, and 2014, we wrote off $3.5 million, $2.6 million, and $1.4 million, respectively, of previously denied claims while we collected $9.2 million, $7.4 million, and $7.1 million, respectively, of previously denied claims.
The table below shows a summary of our net accounts receivable balances as of December 31, 2016 and 2015. Information on the concentration of total patient accounts receivable by payor class can be found in Note 1, Summary of Significant Accounting Policies, “Accounts Receivable and the Allowance for Doubtful Accounts,” to the accompanying consolidated financial statements.

	As of December 31,
	2016	2015
	(In Millions)
Current:
0 - 30 Days	$328.4	$300.3
31 - 60 Days	43.1	39.0
61 - 90 Days	20.8	24.5
91 - 120 Days	12.6	9.9
120 + Days	27.1	29.6
Patients accounts receivable, net	432.0	403.3
Other accounts receivable	11.8	7.2
	443.8	410.5
Noncurrent patient accounts receivable, net	125.9	96.6
Accounts receivable, net	$569.7	$507.1
Self-Insured Risks
We are self-insured for certain losses related to professional liability, general liability, and workers’ compensation risks. Although we obtain third-party insurance coverage to limit our exposure to these claims, a substantial portion of our professional liability, general liability, and workers’ compensation risks are insured through a wholly owned insurance subsidiary. See Note 10, Self-Insured Risks, to the accompanying consolidated financial statements for a more complete discussion of our self-insured risks.
Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost of reported claims and claims incurred but not reported as of the balance sheet date. Our reserves and provisions for professional liability, general liability, and workers’ compensation risks are based largely upon semi-annual actuarial calculations prepared by third-party actuaries.
Periodically, we review our assumptions and the valuations provided by third-party actuaries to determine the adequacy of our self-insurance reserves. The following are certain of the key assumptions and other factors that significantly influence our estimate of self-insurance reserves:

•	historical claims experience;

•	trending of loss development factors;

•	trends in the frequency and severity of claims;

•	coverage limits of third-party insurance;

•	demographic information;

•	statistical confidence levels;

•	medical cost inflation;

•	payroll dollars; and

•	hospital patient census.
The time period to resolve claims can vary depending upon the jurisdiction, the nature, and the form of resolution of the claims. The estimation of the timing of payments beyond a year can vary significantly. In addition, if current and future claims differ from historical trends, our estimated reserves for self-insured claims may be significantly affected. Our self-insurance reserves are not discounted.
Given the number of factors used to establish our self-insurance reserves, we believe there is limited benefit to isolating any individual assumption or parameter from the detailed computational process and calculating the impact of changing that single item. Instead, we believe the sensitivity in our reserve estimates is best illustrated by changes in the statistical confidence level used in the computations. Using a higher statistical confidence level increases the estimated self-insurance reserves. The following table shows the sensitivity of our recorded self-insurance reserves to the statistical confidence level (in millions):

Net self-insurance reserves as of December 31, 2016:
As reported, with 50% statistical confidence level	130.0
With 70% statistical confidence level	139.0
We believe our efforts to improve patient safety and overall quality of care, as well as our efforts to reduce workplace injuries, have helped contain our ultimate claim costs. See Note 10, Self-Insured Risks, to the accompanying consolidated financial statements for additional information.
We believe our self-insurance reserves are adequate to cover projected costs. Due to the considerable variability that is inherent in such estimates, there can be no assurance the ultimate liability will not exceed management’s estimates. If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material.
Goodwill
Absent any impairment indicators, we evaluate goodwill for impairment as of October 1st of each year. We test goodwill for impairment at the reporting unit level and are required to make certain subjective and complex judgments on a number of matters, including assumptions and estimates used to determine the fair value of our inpatient rehabilitation and home health and hospice reporting units. We assess qualitative factors in each reporting unit to determine whether it is necessary to perform the first step of the two-step quantitative goodwill impairment test. The quantitative impairment test is required only if we conclude it is more likely than not a reporting unit’s fair value is less than its carrying amount.
If, based on our qualitative assessment, we were to believe we must proceed to Step 1, we would determine the fair value of the applicable reporting unit using generally accepted valuation techniques including the income approach and the market approach. We would validate our estimates under the income approach by reconciling the estimated fair value of the reporting units determined under the income approach to our market capitalization and estimated fair value determined under the market approach. Values from the income approach and market approach would then be evaluated and weighted to arrive at the estimated aggregate fair value of the reporting units.
The income approach includes the use of each reporting unit’s projected operating results and cash flows that are discounted using a weighted-average cost of capital that reflects market participant assumptions. The projected operating results use management’s best estimates of economic and market conditions over the forecasted period including assumptions for pricing and volume, operating expenses, and capital expenditures. Other significant estimates and assumptions include cost-saving synergies and tax benefits that would accrue to a market participant under a fair value methodology. The market approach estimates fair value through the use of observable inputs, including the Company’s stock price.
See Note 1, Summary of Significant Accounting Policies, “Goodwill and Other Intangibles,” and Note 7, Goodwill and Other Intangible Assets, to the accompanying consolidated financial statements for additional information.
The following events and circumstances are certain of the qualitative factors we consider in evaluating whether it is more likely than not the fair value of a reporting unit is less than its carrying amount:

•	Macroeconomic conditions, such as deterioration in general economic conditions, limitations on accessing capital, or other developments in equity and credit markets;

•	Industry and market considerations and changes in healthcare regulations, including reimbursement and compliance requirements under the Medicare and Medicaid programs;

•	Cost factors, such as an increase in labor, supply, or other costs;

•	Overall financial performance, such as negative or declining cash flows or a decline in actual or forecasted revenue or earnings;

•	Other relevant company-specific events, such as material changes in management or key personnel or outstanding litigation;

•	Material events, such as a change in the composition or carrying amount of each reporting unit’s net assets, including acquisitions and dispositions; and

•	Consideration of the relationship of our market capitalization to our book value, as well as a sustained decrease in our share price.
In the fourth quarter of 2016, we performed our annual evaluation of goodwill and determined no adjustment to impair goodwill was necessary. If actual results are not consistent with our assumptions and estimates, we may be exposed to goodwill impairment charges. However, at this time, we continue to believe our inpatient rehabilitation and home health and hospice reporting units are not at risk for any impairment charges.
Income Taxes
We provide for income taxes using the asset and liability method. We also evaluate our tax positions and establish assets and liabilities in accordance with the applicable accounting guidance on uncertainty in income taxes. See Note 1, Summary of Significant Accounting Policies, “Income Taxes,” and Note 15, Income Taxes, to the accompanying consolidated financial statements for a more complete discussion of income taxes and our policies related to income taxes.
The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. We are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax laws and regulations change over time. As such, changes in our subjective assumptions and judgments can materially affect amounts recognized in our consolidated financial statements.

The ultimate recovery of certain of our deferred tax assets is dependent on the amount and timing of taxable income we will ultimately generate in the future, as well as other factors. A high degree of judgment is required to determine the extent a valuation allowance should be provided against deferred tax assets. On a quarterly basis, we assess the likelihood of realization of our deferred tax assets considering all available evidence, both positive and negative. Our operating performance in recent years, the scheduled reversal of temporary differences, our forecast of taxable income in future periods in each applicable tax jurisdiction, our ability to sustain a core level of earnings, and the availability of prudent tax planning strategies are important considerations in our assessment. Our forecast of future earnings includes assumptions about patient volumes, payor reimbursement, labor costs, hospital operating expenses, and interest expense. Based on the weight of available evidence, we determine if it is more likely than not our deferred tax assets will be realized in the future.
Our liability for unrecognized tax benefits contains uncertainties because management is required to make assumptions and to apply judgment to estimate the exposures associated with our various filing positions which are periodically audited by tax authorities. In addition, our effective income tax rate is affected by changes in tax law, the tax jurisdictions in which we operate, and the results of income tax audits.
During the year ended December 31, 2016, we increased our valuation allowance by $0.3 million. As of December 31, 2016, we had a remaining valuation allowance of $27.9 million which primarily related to state NOLs. At the state jurisdiction level, we determined it was necessary to maintain a valuation allowance due to uncertainties related to our ability to utilize a portion of the NOLs before they expire. The amount of the valuation allowance has been determined for each tax jurisdiction based on the weight of all available evidence, as described above, including management’s estimates of taxable income for each jurisdiction in which we operate over the periods in which the related deferred tax assets will be recoverable.
While management believes the assumptions included in its forecast of future earnings are reasonable and it is more likely than not the net deferred tax asset balance as of December 31, 2016 will be realized, no such assurances can be provided. If management’s expectations for future operating results on a consolidated basis or at the state jurisdiction level vary from actual results due to changes in healthcare regulations, general economic conditions, or other factors, we may need to increase our valuation allowance, or reverse amounts recorded currently in the valuation allowance, for all or a portion of our deferred tax assets. Similarly, future adjustments to our valuation allowance may be necessary if the timing of future tax deductions is different than currently expected. Our income tax expense in future periods will be reduced or increased to the extent of offsetting decreases or increases, respectively, in our valuation allowance in the period when the change in circumstances occurs. These changes could have a significant impact on our future earnings.
Assessment of Loss Contingencies
We have legal and other contingencies that could result in significant losses upon the ultimate resolution of such contingencies. See Note 1, Summary of Significant Accounting Policies, “Litigation Reserves,” and Note 17, Contingencies and Other Commitments, to the accompanying consolidated financial statements for additional information.
We have provided for losses in situations where we have concluded it is probable a loss has been or will be incurred and the amount of loss is reasonably estimable. A significant amount of judgment is involved in determining whether a loss is probable and reasonably estimable due to the uncertainty involved in determining the likelihood of future events and estimating the financial statement impact of such events. If further developments or resolution of a contingent matter are not consistent with our assumptions and judgments, we may need to recognize a significant charge in a future period related to an existing contingent matter.
Recent Accounting Pronouncements
For information regarding recent accounting pronouncements, see Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements.

Item 8.	Financial Statements and Supplementary Data
Our consolidated financial statements and related notes are filed together with this report. See the index to financial statements on page F-1 for a list of financial statements filed with this report.

Item 15.	Exhibits and Financial Statement Schedules
Financial Statements

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of HealthSouth Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of HealthSouth Corporation and its subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2016 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2017.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
February 22, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company accounts for share-based compensation as discussed in Note 1, as to which the date is September 18, 2017.

HealthSouth Corporation and Subsidiaries Consolidated Statements of Operations

	For the Year Ended December 31,
	2016	2015	2014
	(In Millions, Except Per Share Data)
Net operating revenues	$3,707.2	$3,162.9	$2,405.9
Less: Provision for doubtful accounts	(61.2)	(47.2)	(31.6)
Net operating revenues less provision for doubtful accounts	3,646.0	3,115.7	2,374.3
Operating expenses:
Salaries and benefits	1,985.9	1,670.8	1,161.7
Other operating expenses	492.1	432.1	351.6
Occupancy costs	71.3	53.9	41.6
Supplies	140.0	128.7	111.9
General and administrative expenses	133.4	133.3	124.8
Depreciation and amortization	172.6	139.7	107.7
Government, class action, and related settlements	—	7.5	(1.7)
Professional fees—accounting, tax, and legal	1.9	3.0	9.3
Total operating expenses	2,997.2	2,569.0	1,906.9
Loss on early extinguishment of debt	7.4	22.4	13.2
Interest expense and amortization of debt discounts and fees	172.1	142.9	109.2
Other income	(2.9)	(5.5)	(31.2)
Equity in net income of nonconsolidated affiliates	(9.8)	(8.7)	(10.7)
Income from continuing operations before income tax expense	482.0	395.6	386.9
Provision for income tax expense	163.9	141.9	110.7
Income from continuing operations	318.1	253.7	276.2
(Loss) income from discontinued operations, net of tax	—	(0.9)	5.5
Net income	318.1	252.8	281.7
Less: Net income attributable to noncontrolling interests	(70.5)	(69.7)	(59.7)
Net income attributable to HealthSouth	247.6	183.1	222.0
Less: Convertible perpetual preferred stock dividends	—	(1.6)	(6.3)
Net income attributable to HealthSouth common shareholders	$247.6	$181.5	$215.7
Weighted average common shares outstanding:
Basic	89.1	89.4	86.8
Diluted	99.5	101.0	100.7
Earnings per common share:
Basic earnings per share attributable to HealthSouth common shareholders:
Continuing operations	$2.77	$2.03	$2.40
Discontinued operations	—	(0.01)	0.06
Net income	$2.77	$2.02	$2.46
Diluted earnings per share attributable to HealthSouth common shareholders:
Continuing operations	$2.59	$1.92	$2.24
Discontinued operations	—	(0.01)	0.05
Net income	$2.59	$1.91	$2.29

Cash dividends per common share	$0.94	$0.88	$0.78

Amounts attributable to HealthSouth common shareholders:
Income from continuing operations	$247.6	$184.0	$216.5
(Loss) income from discontinued operations, net of tax	—	(0.9)	5.5
Net income attributable to HealthSouth	$247.6	$183.1	$222.0

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries Consolidated Statements of Comprehensive Income

	For the Year Ended December 31,
	2016	2015	2014
	(In Millions)
COMPREHENSIVE INCOME
Net income	$318.1	$252.8	$281.7
Other comprehensive loss, net of tax:
Net change in unrealized gain (loss) on available-for-sale securities:
Unrealized net holding gain (loss) arising during the period	0.1	(0.1)	(0.2)
Reclassifications to net income	—	(1.2)	(0.5)
Other comprehensive (income) loss before income taxes	0.1	(1.3)	(0.7)
Provision for income tax (expense) benefit related to other comprehensive loss items	(0.1)	0.6	0.3
Other comprehensive loss, net of tax:	—	(0.7)	(0.4)
Comprehensive income	318.1	252.1	281.3
Comprehensive income attributable to noncontrolling interests	(70.5)	(69.7)	(59.7)
Comprehensive income attributable to HealthSouth	$247.6	$182.4	$221.6

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries Consolidated Balance Sheets

	As of December 31,
	2016	2015
	(In Millions, Except Share Data)
Assets
Current assets:
Cash and cash equivalents	$40.5	$61.6
Restricted cash	60.9	45.9
Accounts receivable, net of allowance for doubtful accounts of $53.9 in 2016; $39.3 in 2015	443.8	410.5
Prepaid expenses and other current assets	109.3	80.7
Total current assets	654.5	598.7
Property and equipment, net	1,391.8	1,310.1
Goodwill	1,927.2	1,890.1
Intangible assets, net	411.3	419.4
Deferred income tax assets	75.8	190.8
Other long-term assets	221.3	197.0
Total assets(1)	$4,681.9	$4,606.1
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$37.1	$36.8
Accounts payable	68.3	61.6
Accrued payroll	147.3	126.2
Accrued interest payable	25.8	29.7
Other current liabilities	197.1	172.1
Total current liabilities	475.6	426.4
Long-term debt, net of current portion	2,979.3	3,134.7
Self-insured risks	110.4	101.6
Other long-term liabilities	49.6	43.0
	3,614.9	3,705.7
Commitments and contingencies
Redeemable noncontrolling interests	138.3	121.1
Shareholders’ equity:
HealthSouth shareholders’ equity:
Common stock, $.01 par value; 200,000,000 shares authorized; issued: 109,381,283 in 2016; 108,275,900 in 2015	1.1	1.1
Capital in excess of par value	2,799.1	2,834.9
Accumulated deficit	(1,448.4)	(1,696.0)
Accumulated other comprehensive loss	(1.2)	(1.2)
Treasury stock, at cost (20,451,458 shares in 2016 and 18,145,822 shares in 2015)	(614.7)	(527.4)
Total HealthSouth shareholders’ equity	735.9	611.4
Noncontrolling interests	192.8	167.9
Total shareholders’ equity	928.7	779.3
Total liabilities(1) and shareholders’ equity	$4,681.9	$4,606.1

(1)
Our consolidated assets as of December 31, 2016 include total assets of variable interest entities of $262.3 million, which cannot be used by us to settle the obligations of other entities. Our consolidated liabilities as of December 31, 2016 include total liabilities of the variable interest entities of $50.3 million. See Note 3, Variable Interest Entities.

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries Consolidated Statements of Shareholders’ Equity

	HealthSouth Common Shareholders
	Number of Common Shares Outstanding	Common Stock	Capital in Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Noncontrolling Interests	Total
	(In Millions)
December 31, 2013	88.0	$1.0	$2,849.4	$(2,101.1)	$(0.1)	$(404.6)	$124.1	$468.7
Net income	—	—	—	222.0	—	—	53.1	275.1
Receipt of treasury stock	(0.3)	—	—	—	—	(9.7)	—	(9.7)
Dividends declared on common stock	—	—	(69.0)	—	—	—	—	(69.0)
Dividends declared on convertible perpetual preferred stock	—	—	(6.3)	—	—	—	—	(6.3)
Stock-based compensation	—	—	23.9	—	—	—	—	23.9
Stock options exercised	0.3	—	7.5	—	—	(0.1)	—	7.4
Stock warrants exercised	0.2	—	6.3	—	—	—	—	6.3
Distributions declared	—	—	—	—	—	—	(44.9)	(44.9)
Repurchases of common stock in open market	(1.3)	—	—	—	—	(43.1)	—	(43.1)
Consolidation of Fairlawn Rehabilitation Hospital	—	—	—	—	—	—	14.0	14.0
Other	0.9	—	(1.3)	—	(0.4)	(1.2)	—	(2.9)
December 31, 2014	87.8	1.0	2,810.5	(1,879.1)	(0.5)	(458.7)	146.3	619.5
Net income	—	—	—	183.1	—	—	55.9	239.0
Conversion of preferred stock	3.3	—	93.2	—	—	—	—	93.2
Receipt of treasury stock	(0.5)	—	—	—	—	(17.2)	—	(17.2)
Dividends declared on common stock	—	—	(79.9)	—	—	—	—	(79.9)
Dividends declared on convertible perpetual preferred stock	—	—	(1.6)	—	—	—	—	(1.6)
Stock-based compensation	—	—	22.4	—	—	—	—	22.4
Stock options exercised	0.2	—	6.7	—	—	(4.4)	—	2.3
Distributions declared	—	—	—	—	—	—	(49.0)	(49.0)
Repurchases of common stock in open market	(1.3)	—	—	—	—	(45.3)	—	(45.3)
Capital contributions from consolidated affiliates	—	—	—	—	—	—	14.8	14.8
Fair value adjustments to redeemable noncontrolling interests, net of tax	—	—	(18.2)	—	—	—	—	(18.2)
Other	0.6	0.1	1.8	—	(0.7)	(1.8)	(0.1)	(0.7)
December 31, 2015	90.1	1.1	2,834.9	(1,696.0)	(1.2)	(527.4)	167.9	779.3
Net income	—	—	—	247.6	—	—	56.4	304.0
Receipt of treasury stock	(0.5)	—	—	—	—	(11.6)	—	(11.6)
Dividends declared on common stock	—	—	(84.9)	—	—	—	—	(84.9)
Stock-based compensation	—	—	21.4	—	—	—	—	21.4
Stock options exercised	0.6	—	13.1	—	—	(7.8)	—	5.3
Distributions declared	—	—	—	—	—	—	(54.2)	(54.2)
Repurchases of common stock in open market	(1.7)	—	—	—	—	(65.6)	—	(65.6)
Capital contributions from consolidated affiliates	—	—	—	—	—	—	19.6	19.6
Fair value adjustments to redeemable noncontrolling interests, net of tax	—	—	(6.7)	—	—	—	—	(6.7)
Windfall tax benefits from share-based compensation	—	—	17.3	—	—	—	—	17.3
Other	0.4	—	4.0	—	—	(2.3)	3.1	4.8
December 31, 2016	88.9	$1.1	$2,799.1	$(1,448.4)	$(1.2)	$(614.7)	$192.8	$928.7
The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2016	2015	2014
	(In Millions)
Cash flows from operating activities:
Net income	$318.1	$252.8	$281.7
Loss (income) from discontinued operations, net of tax	—	0.9	(5.5)
Adjustments to reconcile net income to net cash provided by operating activities—
Provision for doubtful accounts	61.2	47.2	31.6
Provision for government, class action, and related settlements	—	7.5	(1.7)
Depreciation and amortization	172.6	139.7	107.7
Amortization of debt-related items	13.8	14.3	12.7
Loss on early extinguishment of debt	7.4	22.4	13.2
Equity in net income of nonconsolidated affiliates	(9.8)	(8.7)	(10.7)
Distributions from nonconsolidated affiliates	8.5	7.7	12.6
Stock-based compensation	27.4	26.2	23.9
Deferred tax expense	132.9	127.1	97.4
Gain on consolidation of Fairlawn	—	—	(27.2)
Other, net	0.1	(0.6)	4.8
Changes in assets and liabilities, net of acquisitions—
Accounts receivable	(127.5)	(134.1)	(91.6)
Prepaid expenses and other assets	(3.3)	(9.6)	6.5
Accounts payable	6.3	0.9	5.4
Accrued payroll	21.4	(0.9)	4.8
Other liabilities	11.8	13.8	(5.5)
Premium received on bond issuance	—	9.8	6.3
Premium paid on redemption of bonds	(5.8)	(13.7)	(10.6)
Net cash used in operating activities of discontinued operations	(0.7)	(0.7)	(1.2)
Total adjustments	316.3	248.3	178.4
Net cash provided by operating activities	634.4	502.0	454.6
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(48.1)	(985.1)	(694.8)
Purchases of property and equipment	(177.7)	(128.4)	(170.9)
Additions to capitalized software costs	(25.2)	(28.1)	(17.0)
Proceeds from disposal of assets	23.9	4.0	0.2
Proceeds from sale of marketable securities	—	12.8	—
Purchases of restricted investments	(1.3)	(7.1)	(3.5)
Net change in restricted cash	(15.1)	2.7	6.8
Other, net	(1.6)	(1.1)	2.3
Net cash provided by investing activities of discontinued operations	0.1	0.5	—
Net cash used in investing activities	(245.0)	(1,129.8)	(876.9)

(Continued)

HealthSouth Corporation and Subsidiaries Consolidated Statements of Cash Flows (Continued)

	For the Year Ended December 31,
	2016	2015	2014
	(In Millions)
Cash flows from financing activities:
Principal borrowings on term loan facilities	—	250.0	450.0
Proceeds from bond issuance	—	1,400.0	175.0
Principal payments on debt, including pre-payments	(202.1)	(597.4)	(302.6)
Borrowings on revolving credit facility	335.0	540.0	440.0
Payments on revolving credit facility	(313.0)	(735.0)	(160.0)
Principal payments under capital lease obligations	(13.3)	(11.0)	(6.1)
Debt amendment and issuance costs	—	(31.9)	(6.5)
Repurchases of common stock, including fees and expenses	(65.6)	(45.3)	(43.1)
Dividends paid on common stock	(83.8)	(77.2)	(65.8)
Dividends paid on convertible perpetual preferred stock	—	(3.1)	(6.3)
Distributions paid to noncontrolling interests of consolidated affiliates	(64.9)	(54.4)	(54.1)
Taxes paid on behalf of employees for shares withheld	(11.6)	(17.2)	(9.7)
Other, net	8.8	5.2	13.7
Net cash (used in) provided by financing activities	(410.5)	622.7	424.5
(Decrease) increase in cash and cash equivalents	(21.1)	(5.1)	2.2
Cash and cash equivalents at beginning of year	61.6	66.7	64.5
Cash and cash equivalents at end of year	$40.5	$61.6	$66.7

Supplemental cash flow information:
Cash (paid) received during the year for —
Interest	$(164.3)	$(121.4)	$(100.6)
Income tax refunds	1.4	7.4	1.3
Income tax payments	(33.3)	(16.8)	(17.7)

Supplemental schedule of noncash investing and financing activities:
Equity rollover from Encompass management	—	—	64.5
Preferred stock conversion	—	93.2	—

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies:
Organization and Description of Business—
HealthSouth Corporation, incorporated in Delaware in 1984, including its subsidiaries, is one of the nation’s largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services in 35 states and Puerto Rico through our network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. As a result of the December 31, 2014 acquisition of Encompass Home Health and Hospice (“Encompass”), management changed the way it manages and operates the consolidated reporting entity and modified the reports used by its chief operating decision maker to assess performance and allocate resources. These changes required us to revise our segment reporting from our historic presentation of only one reportable segment. We now manage our operations and disclose financial information using two reportable segments: (1) inpatient rehabilitation and (2) home health and hospice. See Note 18, Segment Reporting.
Basis of Presentation and Consolidation—
The accompanying consolidated financial statements of HealthSouth and its subsidiaries were prepared in accordance with generally accepted accounting principles in the United States of America and include the assets, liabilities, revenues, and expenses of all wholly-owned subsidiaries, majority-owned subsidiaries over which we exercise control, and, when applicable, entities in which we have a controlling financial interest.
We use the equity method to account for our investments in entities we do not control, but where we have the ability to exercise significant influence over operating and financial policies. Consolidated Net income attributable to HealthSouth includes our share of the net earnings of these entities. The difference between consolidation and the equity method impacts certain of our financial ratios because of the presentation of the detailed line items reported in the consolidated financial statements for consolidated entities compared to a one line presentation of equity method investments.
We use the cost method to account for our investments in entities we do not control and for which we do not have the ability to exercise significant influence over operating and financial policies. In accordance with the cost method, these investments are recorded at the lower of cost or fair value, as appropriate.
We eliminate all significant intercompany accounts and transactions from our financial results.
Variable Interest Entities—
Effective January 1, 2016, in connection with our adoption of ASU 2015-02, we updated our evaluation of all jointly held legal entities to determine whether they are now variable interest entities (“VIEs”) under the new guidance. Any entity considered a VIE is evaluated to determine which party is the primary beneficiary and thus should consolidate the VIE. This analysis is complex, involves uncertainties, and requires significant judgment on various matters. In order to determine if we are the primary beneficiary of a VIE, we must determine what activities most significantly impact the economic performance of the entity, whether we have the power to direct those activities, and if our obligation to absorb losses or receive benefits from the VIE could potentially be significant to the VIE.
Use of Estimates and Assumptions—
The preparation of our consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) allowance for contractual revenue adjustments; (2) allowance for doubtful accounts; (3) fair value of acquired assets and assumed liabilities in business combinations; (4) asset impairments, including goodwill; (5) depreciable lives of assets; (6) useful lives of intangible assets; (7) economic lives and fair value of leased assets; (8) income tax valuation allowances; (9) uncertain tax positions; (10) fair value of stock options and restricted stock containing a market condition; (11) fair value of redeemable noncontrolling interests; (12) reserves for self-insured healthcare plans; (13) reserves for professional, workers’ compensation, and comprehensive general insurance liability risks; and (14) contingency and litigation reserves. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluation, as considered necessary. Actual results could differ from those estimates.
Risks and Uncertainties—
As a healthcare provider, we are required to comply with extensive and complex laws and regulations at the federal, state, and local government levels. These laws and regulations relate to, among other things:

•	licensure, certification, and accreditation;

•	policies, either at the national or local level, delineating what conditions must be met to qualify for reimbursement under Medicare (also referred to as coverage requirements);

•	coding and billing for services;

•	requirements of the 60% compliance threshold under The Medicare, Medicaid and State Children’s Health Insurance Program (SCHIP) Extension Act of 2007;

•	relationships with physicians and other referral sources, including physician self-referral and anti-kickback laws;

•	quality of medical care;

•	use and maintenance of medical supplies and equipment;

•	maintenance and security of patient information and medical records;

•	acquisition and dispensing of pharmaceuticals and controlled substances; and

•	disposal of medical and hazardous waste.
In the future, changes in these laws or regulations or the manner in which they are enforced could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our hospitals, equipment, personnel, services, capital expenditure programs, operating procedures, contractual arrangements, and patient admittance practices, as well as the way in which we deliver home health and hospice services.
If we fail to comply with applicable laws and regulations, we could be required to return portions of reimbursements deemed after the fact to have not been appropriate. We could also be subjected to liabilities, including (1) criminal penalties, (2) civil penalties, including monetary penalties and the loss of our licenses to operate one or more of our hospitals or agencies, and (3) exclusion or suspension of one or more of our hospitals from participation in the Medicare, Medicaid, and other federal and state healthcare programs which, if lengthy in duration and material to us, could potentially trigger a default under our credit agreement. Because Medicare comprises a significant portion of our Net operating revenues, it is important for us to remain compliant with the laws and regulations governing the Medicare program and related matters including anti-kickback and anti-fraud requirements. Reductions in reimbursements, substantial damages, and other remedies assessed against us could have a material adverse effect on our business, financial position, results of operation, and cash flows. Even the assertion of a violation, depending on its nature, could have a material adverse effect upon our stock price or reputation.
Historically, the United States Congress and some state legislatures have periodically proposed significant changes in regulations governing the healthcare system. Many of these changes have resulted in limitations on the increases in and, in some cases, significant roll-backs or reductions in the levels of payments to healthcare providers for services under many government reimbursement programs. There can be no assurance that future governmental initiatives will not result in pricing roll-backs or freezes or reimbursement reductions. Because we receive a significant percentage of our revenues from Medicare, such changes in legislation might have a material adverse effect on our financial position, results of operations, and cash flows.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Pursuant to legislative directives and authorizations from Congress, the United States Centers for Medicare and Medicaid Services (“CMS”) developed and instituted various Medicare audit programs. We undertake significant efforts through training and education to ensure compliance with coding and medical necessity coverage rules. Despite our belief that our coding and assessment of patients is accurate, audits may lead to assertions that we have been underpaid or overpaid by Medicare or submitted improper claims in some instances, require us to incur additional costs to respond to requests for records and defend the validity of payments and claims, and ultimately require us to refund any amounts determined to have been overpaid. We cannot predict when or how these programs will affect us.
In addition, there are increasing pressures from many third-party payors to control healthcare costs and to reduce or limit increases in reimbursement rates for medical services. Our relationships with managed care and nongovernmental third-party payors are generally governed by negotiated agreements. These agreements set forth the amounts we are entitled to receive for our services. We could be adversely affected in some of the markets where we operate if we are unable to negotiate and maintain favorable agreements with third-party payors.
Our third-party payors may also, from time to time, request audits of the amounts paid, or to be paid, to us. We could be adversely affected in some of the markets where we operate if the auditing payor alleges substantial overpayments were made to us due to coding errors or lack of documentation to support medical necessity determinations.
As discussed in Note 17, Contingencies and Other Commitments, we are a party to a number of lawsuits. We cannot predict the outcome of litigation filed against us. Substantial damages or other monetary remedies assessed against us could have a material adverse effect on our business, financial position, results of operations, and cash flows.
Net Operating Revenues—
We derived consolidated Net operating revenues from the following payor sources:

	For the Year Ended December 31,
	2016	2015	2014
Medicare	75.2%	74.9%	74.1%
Medicare Advantage	7.9%	7.9%	7.4%
Managed care	9.8%	9.8%	11.2%
Medicaid	3.2%	3.0%	1.8%
Other third-party payors	1.4%	1.7%	1.8%
Workers' compensation	0.8%	0.9%	1.2%
Patients	0.5%	0.6%	1.0%
Other income	1.2%	1.2%	1.5%
Total	100.0%	100.0%	100.0%
We record gross service charges in our accounting records on an accrual basis using our established rates for the type of service provided to the patient. We recognize an estimated contractual allowance and an estimate of potential subsequent adjustments that may arise from post-payment and other reviews to reduce gross patient charges to the amount we estimate we will actually realize for the service rendered based upon previously agreed to rates with a payor. Our accounting systems calculate contractual allowances on a patient-by-patient basis based on the rates in effect for each primary third-party payor.
Management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms that result from contract renegotiations and renewals. Due to complexities involved in determining amounts ultimately due under reimbursement arrangements with third-party payors, which are often subject to interpretation, we may receive reimbursement for healthcare services authorized and provided that is different from our estimates, and such differences could be material. In addition, laws and regulations governing the Medicare and Medicaid programs are complex, subject to interpretation, and are routinely modified for provider reimbursement. All healthcare providers participating in the Medicare and Medicaid programs are required to meet certain financial reporting requirements. Federal regulations require submission of annual cost reports covering medical costs and

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

expenses associated with the services provided under each hospital, home health, and hospice provider number to program beneficiaries. Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to HealthSouth under these reimbursement programs. These audits often require several years to reach the final determination of amounts earned under the programs. If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material.
CMS has been granted authority to suspend payments, in whole or in part, to Medicare providers if CMS possesses reliable information an overpayment, fraud, or willful misrepresentation exists. If CMS suspects payments are being made as the result of fraud or misrepresentation, CMS may suspend payment at any time without providing prior notice to us. The initial suspension period is limited to 180 days. However, the payment suspension period can be extended almost indefinitely if the matter is under investigation by the United States Department of Health and Human Services Office of Inspector General (the “HHS-OIG”) or the United States Department of Justice. Therefore, we are unable to predict if or when we may be subject to a suspension of payments by the Medicare and/or Medicaid programs, the possible length of the suspension period, or the potential cash flow impact of a payment suspension. Any such suspension would adversely impact our financial position, results of operations, and cash flows.
Pursuant to legislative directives and authorizations from Congress, CMS has developed and instituted various Medicare audit programs under which CMS contracts with private companies to conduct claims and medical record audits. As a matter of course, we undertake significant efforts through training and education to ensure compliance with Medicare requirements. However, audits may lead to assertions we have been underpaid or overpaid by Medicare or submitted improper claims in some instances, require us to incur additional costs to respond to requests for records and defend the validity of payments and claims, and ultimately require us to refund any amounts determined to have been overpaid. We cannot predict when or how these audit programs will affect us.
Inpatient Rehabilitation Revenues
Our inpatient rehabilitation segment derived its Net operating revenues from the following payor sources:

	For the Year Ended December 31,
	2016	2015	2014
Medicare	73.3%	73.2%	73.9%
Medicare Advantage	7.7%	7.9%	7.5%
Managed care	11.2%	11.1%	11.3%
Medicaid	3.0%	2.5%	1.8%
Other third-party payors	1.8%	2.0%	1.8%
Workers’ compensation	1.0%	1.1%	1.2%
Patients	0.6%	0.7%	1.0%
Other income	1.4%	1.5%	1.5%
Total	100.0%	100.0%	100.0%
Revenues recognized by our inpatient rehabilitation segment are subject to a number of elements which impact both the overall amount of revenue realized as well as the timing of the collection of the related accounts receivable. Factors that are considered and could influence the level of our reserves include the patient’s total length of stay for in-house patients, each patient’s discharge destination, the proportion of patients with secondary insurance coverage and the level of reimbursement under that secondary coverage, and the amount of charges that will be disallowed by payors. Such additional factors are assumed to remain consistent with the experience for patients discharged in similar time periods for the same payor classes, and additional reserves are provided to account for these factors.
In connection with CMS approved and announced Recovery Audit Contractors (“RACs”) audits related to inpatient rehabilitation facilities (“IRFs”), we received requests from 2013 to 2016 to review certain patient files for discharges occurring from 2010 to 2016. These RAC audits are post-payment reviews focused on identifying Medicare claims that may contain

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

improper payments. RAC contractors must have CMS approval before conducting these focused reviews ranging from billing documentation to medical necessity. Medical necessity is an assessment by an independent physician of a patient’s ability to tolerate and benefit from intensive multi-disciplinary therapy provided in an IRF setting.
To date, the Medicare payments that are subject to these audit requests represent less than 1% of our Medicare patient discharges from 2010 to 2016, and not all of these patient file requests have resulted in payment denial determinations by the RACs. Because we have confidence in the medical judgment of both the referring and the admitting physicians who assess the treatment needs of their patients, we have appealed substantially all RAC denials arising from these audits using the same process we follow for appealing denials of certain diagnosis codes by Medicare Administrative Contractors (“MACs”) (see “Accounts Receivable and Allowance for Doubtful Accounts” below). Due to the delays announced by CMS in the related adjudication process, we believe the resolution of any claims that are subsequently denied as a result of these RAC audits could take in excess of three years. In addition, because we have limited experience with RACs in the context of post-payment reviews of this nature, we cannot provide assurance as to the future success of these disputes. As such, we make provisions for these claims based on our historical experience and success rates in the claims adjudication process, which is the same process we follow for appealing denials of certain diagnosis codes by MACs. As the ultimate results of these audits impact our estimates of amounts determined to be due to HealthSouth under these reimbursement programs, our provision for claims that are part of this post-payment review process are recorded to Net operating revenues. During 2016, 2015, and 2014, our adjustment to Net operating revenues for post-payment claims that are part of this review process was not material.
Home Health and Hospice Revenues
The results of operations for our home health and hospice segment in 2014 included only the results of HealthSouth’s legacy hospital-based home health agencies. Our home health and hospice segment derived its Net operating revenues from the following payor sources:

	For the Year Ended December 31,
	2016	2015	2014
Medicare	82.9%	83.7%	96.9%
Medicare Advantage	8.7%	7.7%	0.7%
Managed care	3.9%	3.0%	1.1%
Medicaid	4.3%	5.5%	—%
Other third-party payors	—%	—%	1.0%
Workers’ compensation	—%	—%	0.3%
Patients	0.1%	0.1%	—%
Other income	0.1%	—%	—%
Total	100.0%	100.0%	100.0%
Home health and hospice revenues are earned as services are performed either on an episode of care basis, on a per visit basis, or on a daily basis, depending upon the payment terms and conditions established with each payor for services provided.
Home Health
Under the Medicare home health prospective payment system, we are paid by Medicare based on episodes of care. An episode of care is defined as a length of stay up to 60 days, with multiple continuous episodes allowed. A base episode payment is established by the Medicare program through federal legislation. The base episode payment can be adjusted based on each patient’s health including clinical condition, functional abilities, and service needs, as well as for the applicable geographic wage index, low utilization, patient transfers, and other factors. The services covered by the episode payment include all disciplines of care in addition to medical supplies.
A portion of reimbursement from each Medicare episode is billed near the start of each episode, and cash is typically received before all services are rendered. Revenue for the episode of care is recorded over an average length of treatment period

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

using a calendar day prorating method. The amount of revenue recognized for episodes of care which are incomplete at period end is based on the pro rata number of days in the episode which have been completed as of the period end date. As of December 31, 2016, the difference between the cash received from Medicare for a request for anticipated payment on episodes in progress and the associated estimated revenue was not material and was recorded in Other current liabilities in our condensed consolidated balance sheets.
We are subject to certain Medicare regulations affecting outlier revenue if our patient’s care was unusually costly. Regulations require a cap on all outlier revenue at 10% of total Medicare revenue received by each provider during a cost reporting year. Management has reviewed the potential cap. Reserves recorded for the outlier cap were not material as of December 31, 2016.
For episodic-based rates that are paid by other insurance carriers, including Medicare Advantage, we recognize revenue in a similar manner as discussed above for Medicare revenues. However, these rates can vary based upon the negotiated terms. For non-episodic-based revenue, gross revenue is recorded on an accrual basis based upon the date of service at amounts equal to our established or estimated per-visit rates. Contractual allowances are recorded for the differences between our standard rates and the applicable contracted rates.
Hospice
Medicare revenues for hospice are recorded on an accrual basis based on the number of days a patient has been on service at amounts equal to an estimated daily or hourly payment rate. The payment rate is dependent on whether a patient is receiving routine home care, general inpatient care, continuous home care or respite care. Adjustments to Medicare revenues are recorded based on an inability to obtain appropriate billing documentation or authorizations acceptable to the payor or other reasons unrelated to credit risk. Hospice companies are subject to two specific payment limit caps under the Medicare program. One limit relates to inpatient care days that exceed 20% of the total days of hospice care provided for the year. The second limit relates to an aggregate Medicare reimbursement cap calculated by the Medicare fiscal intermediary. Currently, we do not believe we are at risk for exceeding these caps and have not recorded a reserve for these caps as of December 31, 2016.
For non-Medicare hospice revenues, we record gross revenue on an accrual basis based upon the date of service at amounts equal to our established rates or estimated per day rates, as applicable. Contractual adjustments are recorded for the difference between our established rates and the amounts estimated to be realizable from patients and third parties for services provided and are deducted from gross revenue to determine our net service revenue.
We are subject to changes in government legislation that could impact Medicare payment levels and changes in payor patterns that may impact the level and timing of payments for services rendered.
Cash and Cash Equivalents—
Cash and cash equivalents include highly liquid investments with maturities of three months or less when purchased. Carrying values of Cash and cash equivalents approximate fair value due to the short-term nature of these instruments.
We maintain amounts on deposit with various financial institutions, which may, at times, exceed federally insured limits. However, management periodically evaluates the credit-worthiness of those institutions, and we have not experienced any losses on such deposits.
Marketable Securities—
We record all equity securities with readily determinable fair values and for which we do not exercise significant influence as available-for-sale securities. We carry the available-for-sale securities at fair value and report unrealized holding gains or losses, net of income taxes, in Accumulated other comprehensive loss, which is a separate component of shareholders’ equity. We recognize realized gains and losses in our consolidated statements of operations using the specific identification method.
Unrealized losses are charged against earnings when a decline in fair value is determined to be other than temporary. Management reviews several factors to determine whether a loss is other than temporary, such as the length of time a security is in an unrealized loss position, the extent to which fair value is less than cost, the financial condition and near term prospects of

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

the issuer, industry, or geographic area and our ability and intent to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value.
Accounts Receivable and Allowance for Doubtful Accounts—
We report accounts receivable at estimated net realizable amounts from services rendered from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, workers’ compensation programs, employers, and patients. Our accounts receivable are geographically dispersed, but a significant portion of our revenues are concentrated by type of payors. The concentration of net patient service accounts receivable by payor class, as a percentage of total net patient service accounts receivable, is as follows:

	As of December 31,
	2016	2015
Medicare	73.0%	70.5%
Managed care and other discount plans, including Medicare Advantage	18.5%	19.7%
Medicaid	2.7%	2.9%
Other third-party payors	3.3%	4.1%
Workers' compensation	1.6%	1.9%
Patients	0.9%	0.9%
Total	100.0%	100.0%
While revenues and accounts receivable from the Medicare program are significant to our operations, we do not believe there are significant credit risks associated with this government agency. We do not believe there are any other significant concentrations of revenues from any particular payor that would subject us to any significant credit risks in the collection of our accounts receivable.
We provide for accounts receivable that could become uncollectible by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. Additions to the allowance for doubtful accounts are made by means of the Provision for doubtful accounts. We write off uncollectible accounts (after exhausting collection efforts) against the allowance for doubtful accounts. Subsequent recoveries are recorded via the Provision for doubtful accounts.
We estimate our allowance for doubtful accounts based on the aging of our accounts receivable, our historical collection experience for each type of payor, and other relevant factors so that the remaining receivables, net of allowances, are reflected at their estimated net realizable values. Accounts requiring collection efforts are reviewed via system-generated work queues that automatically stage (based on age and size of outstanding balance) accounts requiring collection efforts for patient account representatives. Collection efforts include contacting the applicable party (both in writing and by telephone), providing information (both financial and clinical) to allow for payment or to overturn payor decisions to deny payment, and arranging payment plans with self-pay patients, among other techniques. When we determine all in-house efforts have been exhausted or it is a more prudent use of resources, accounts may be turned over to a collection agency. Accounts are written off after all collection efforts (internal and external) have been exhausted.
The collection of outstanding receivables from Medicare, managed care payors, other third-party payors, and patients is our primary source of cash and is critical to our operating performance. While it is our policy to verify insurance prior to a patient being admitted, there are various exceptions that can occur. Such exceptions include instances where we are (1) unable to obtain verification because the patient’s insurance company was unable to be reached or contacted, (2) a determination is made that a patient may be eligible for benefits under various government programs, such as Medicaid, and it takes several days, weeks, or months before qualification for such benefits is confirmed or denied, and (3) the patient is transferred to our hospital from an acute care hospital without having access to a credit card, cash, or check to pay the applicable patient responsibility amounts (i.e., deductibles and co-payments).
Our primary collection risks relate to patient responsibility amounts and pre-payment claim reviews conducted by MACs. Patient responsibility amounts include accounts for which the patient was the primary payor or the primary insurance

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

carrier has paid the amounts covered by the applicable agreement, but patient co-payment amounts remain outstanding. Changes in the economy, such as increased unemployment rates or periods of recession, can further exacerbate our ability to collect patient responsibility amounts.
For several years, under programs designated as “widespread probes,” certain of our MACs have conducted pre-payment claim reviews of supporting documentation in patient medical files and have denied payment based on the assertion that the IRF admission lacked medical necessity, including one MACs denial of all claims under certain diagnosis codes. We dispute, or “appeal,” most of these denials, and for claims we choose to take to administrative law judge hearings, we have historically experienced an approximate 70% success rate. The resolution of these disputes can take in excess of three years, and we cannot provide assurance as to our ongoing and future success of these disputes. As such, we make provisions against these receivables in accordance with our accounting policy that necessarily considers historical collection trends of the receivables in this review process as part of our Provision for doubtful accounts. Because we do not write-off receivables until all collection efforts have been exhausted, we do not write off receivables related to denied claims while they are in this review process. When the amount collected related to denied claims differs from the net amount previously recorded, these collection differences are recorded in the Provision for doubtful accounts. As a result, the timing of these denials by MACs and their subsequent collection can create volatility in our Provision for doubtful accounts.
If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. Changes in general economic conditions, business office operations, payor mix, or trends in federal or state governmental and private employer healthcare coverage could affect our collection of accounts receivable, financial position, results of operations, and cash flows.
Property and Equipment—
We report land, buildings, improvements, vehicles, and equipment at cost, net of accumulated depreciation and amortization and any asset impairments. We report assets under capital lease obligations at the lower of fair value or the present value of the aggregate future minimum lease payments at the beginning of the lease term. We depreciate our assets using the straight-line method over the shorter of the estimated useful life of the assets or life of the lease term, excluding any lease renewals, unless the lease renewals are reasonably assured. Useful lives are generally as follows:

Years
Buildings	10 to 30
Leasehold improvements	2 to 15
Vehicles	5
Furniture, fixtures, and equipment	2 to 10
Assets under capital lease obligations:
Real estate	15 to 25
Vehicles	3
Equipment	3 to 5
Maintenance and repairs of property and equipment are expensed as incurred. We capitalize replacements and betterments that increase the estimated useful life of an asset. We capitalize pre-acquisition costs when they are directly identifiable with a specific property, the costs would be capitalizable if the property were already acquired, and acquisition of the property is probable. We capitalize interest expense on major construction and development projects while in progress.
We retain fully depreciated assets in property and accumulated depreciation accounts until we remove them from service. In the case of sale, retirement, or disposal, the asset cost and related accumulated depreciation balances are removed from the respective accounts, and the resulting net amount, less any proceeds, is included as a component of income from continuing operations in the consolidated statements of operations. However, if the sale, retirement, or disposal involves a discontinued operation, the resulting net amount, less any proceeds, is included in the results of discontinued operations.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

We account for operating leases by recognizing rents, including any rent holidays, on a straight-line basis over the term of the lease.
Goodwill and Other Intangible Assets—
We are required to test our goodwill and indefinite-lived intangible asset for impairment at least annually, absent some triggering event that would accelerate an impairment assessment. Absent any impairment indicators, we perform this impairment testing as of October 1st of each year. We recognize an impairment charge for any amount by which the carrying amount of the asset exceeds its implied fair value. We present an impairment charge as a separate line item within income from continuing operations in the consolidated statements of operations, unless the impairment is associated with a discontinued operation. In that case, we include the impairment charge, on a net-of-tax basis, within the results of discontinued operations.
We assess qualitative factors in our inpatient rehabilitation and home health and hospice reporting units to determine whether it is necessary to perform the first step of the two-step quantitative impairment test. If, based on this qualitative assessment, we were to believe we must proceed to Step 1, we would determine the fair value of our reporting units using generally accepted valuation techniques including the income approach and the market approach. The income approach includes the use of each reporting unit’s discounted projected operating results and cash flows. This approach includes many assumptions related to pricing and volume, operating expenses, capital expenditures, discount factors, tax rates, etc. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods. We reconcile the estimated fair value of our reporting units to our market capitalization. When we dispose of a hospital or home health or hospice agency, goodwill is allocated to the gain or loss on disposition using the relative fair value methodology.
We assess qualitative factors related to our indefinite-lived intangible asset to determine whether it is necessary to perform the first step of the two-step quantitative impairment test. If, based on this qualitative assessment, we were to believe we must proceed to Step 1, we would determine the fair value of our indefinite-lived intangible asset using generally accepted valuation techniques including the relief-from-royalty method. This method is a form of the income approach in which value is equated to a series of cash flows and discounted at a risk-adjusted rate. It is based on a hypothetical royalty, calculated as a percentage of forecasted revenue, that we would otherwise be willing to pay to use the asset, assuming it were not already owned. This approach includes assumptions related to pricing and volume, as well as a royalty rate a hypothetical third party would be willing to pay for use of the asset. When making our royalty rate assumption, we consider rates paid in arms-length licensing transactions for assets comparable to our asset.
We amortize the cost of intangible assets with finite useful lives over their respective estimated useful lives to their estimated residual value. As of December 31, 2016, none of our finite useful lived intangible assets has an estimated residual value. We also review these assets for impairment whenever events or changes in circumstances indicate we may not be able to recover the asset’s carrying amount.
The range of estimated useful lives and the amortization basis for our intangible assets, excluding goodwill, are generally as follows:

Estimated Useful Life and Amortization Basis
Certificates of need	10 to 30 years using straight-line basis
Licenses	10 to 20 years using straight-line basis
Noncompete agreements	1 to 18 years using straight-line basis
Trade names:
Encompass	indefinite-lived asset
All other	1 to 20 years using straight-line basis
Internal-use software	3 to 7 years using straight-line basis
Market access assets	20 years using accelerated basis

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

We capitalize the costs of obtaining or developing internal-use software, including external direct costs of material and services and directly related payroll costs. Amortization begins when the internal-use software is ready for its intended use. Costs incurred during the preliminary project and post-implementation stages, as well as maintenance and training costs, are expensed as incurred.
Our market access assets are valued using discounted cash flows under the income approach. The value of the market access assets is attributable to our ability to gain access to and penetrate an acquired facility’s historical market patient base. To determine this value, we first develop a debt-free net cash flow forecast under various patient volume scenarios. The debt-free net cash flow is then discounted back to present value using a discount factor, which includes an adjustment for company-specific risk. As noted in the above table, we amortize these assets over 20 years using an accelerated basis that reflects the pattern in which we believe the economic benefits of the market access will be consumed.
Impairment of Long-Lived Assets and Other Intangible Assets—
We assess the recoverability of long-lived assets (excluding goodwill and our indefinite-lived asset) and identifiable acquired intangible assets with finite useful lives, whenever events or changes in circumstances indicate we may not be able to recover the asset’s carrying amount. We measure the recoverability of assets to be held and used by a comparison of the carrying amount of the asset to the expected net future cash flows to be generated by that asset, or, for identifiable intangibles with finite useful lives, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future cash flows. The amount of impairment of identifiable intangible assets with finite useful lives, if any, to be recognized is measured based on projected discounted future cash flows. We measure the amount of impairment of other long-lived assets (excluding goodwill) as the amount by which the carrying value of the asset exceeds the fair market value of the asset, which is generally determined based on projected discounted future cash flows or appraised values. We classify long-lived assets to be disposed of other than by sale as held and used until they are disposed. We report long-lived assets to be disposed of by sale as held for sale and recognize those assets in the balance sheet at the lower of carrying amount or fair value less cost to sell, and we cease depreciation.
Investments in and Advances to Nonconsolidated Affiliates—
Investments in entities we do not control but in which we have the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize our proportionate share of the investees’ net income or losses after the date of investment, additional contributions made, dividends or distributions received, and impairment losses resulting from adjustments to net realizable value. We record equity method losses in excess of the carrying amount of an investment when we guarantee obligations or we are otherwise committed to provide further financial support to the affiliate.
We use the cost method to account for equity investments for which the equity securities do not have readily determinable fair values and for which we do not have the ability to exercise significant influence. Under the cost method of accounting, private equity investments are carried at cost and are adjusted only for other-than-temporary declines in fair value, additional investments, or distributions deemed to be a return of capital.
Management periodically assesses the recoverability of our equity method and cost method investments and equity method goodwill for impairment. We consider all available information, including the recoverability of the investment, the earnings and near-term prospects of the affiliate, factors related to the industry, conditions of the affiliate, and our ability, if any, to influence the management of the affiliate. We assess fair value based on valuation methodologies, as appropriate, including discounted cash flows, estimates of sales proceeds, and external appraisals, as appropriate. If an investment or equity method goodwill is considered to be impaired and the decline in value is other than temporary, we record an appropriate write-down.
Financing Costs—
We amortize financing costs using the effective interest method over the expected life of the related debt. Excluding financing costs related to our revolving line of credit (which is included in Other long-term assets), financing costs are presented as a direct deduction from the face amount of the financings. The related expense is included in Interest expense and amortization of debt discounts and fees in our consolidated statements of operations.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

We accrete discounts and amortize premiums using the effective interest method over the expected life of the related debt, and we report discounts or premiums as a direct deduction from, or addition to, the face amount of the financing. The related income or expense is included in Interest expense and amortization of debt discounts and fees in our consolidated statements of operations.
Fair Value Measurements—
Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions market participants would use in pricing an asset or liability.
The basis for these assumptions establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 – Observable inputs such as quoted prices in active markets;

•	Level 2 – Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3 – Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Assets and liabilities measured at fair value are based on one or more of three valuation techniques. The three valuation techniques are as follows:

•	Market approach – Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;

•	Cost approach – Amount that would be required to replace the service capacity of an asset (i.e., replacement cost); and

•	Income approach – Techniques to convert future cash flows to a single present amount based on market expectations (including present value techniques, option-pricing models, and lattice models).
Our financial instruments consist mainly of cash and cash equivalents, restricted cash, restricted marketable securities, accounts receivable, accounts payable, letters of credit, and long-term debt. The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate fair value because of the short-term maturity of these instruments. The fair value of our letters of credit is deemed to be the amount of payment guaranteed on our behalf by third-party financial institutions. We determine the fair value of our long-term debt using quoted market prices, when available, or discounted cash flows based on various factors, including maturity schedules, call features, and current market rates.
On a recurring basis, we are required to measure our available-for-sale restricted marketable securities at fair value. The fair values of our available-for-sale restricted marketable securities are determined based on quoted market prices in active markets or quoted prices, dealer quotations, or alternative pricing sources supported by observable inputs in markets that are not considered to be active.
On a nonrecurring basis, we are required to measure property and equipment, goodwill, other intangible assets, investments in nonconsolidated affiliates, and assets and liabilities of discontinued operations at fair value. Generally, assets are recorded at fair value on a nonrecurring basis as a result of impairment charges or similar adjustments made to the carrying value of the applicable assets. The fair value of our property and equipment is determined using discounted cash flows and significant unobservable inputs, unless there is an offer to purchase such assets, which could be the basis for determining fair value. The fair value of our intangible assets, excluding goodwill, is determined using discounted cash flows and significant unobservable inputs. The fair value of our investments in nonconsolidated affiliates is determined using quoted prices in private markets, discounted cash flows or earnings, or market multiples derived from a set of comparables. The fair value of our assets and liabilities of discontinued operations is determined using discounted cash flows and significant unobservable inputs unless there is an offer to purchase such assets and liabilities, which would be the basis for determining fair value. The fair value of

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

our goodwill is determined using discounted projected operating results and cash flows, which involve significant unobservable inputs.
See also the “Redeemable Noncontrolling Interests” section of this note.
Noncontrolling Interests in Consolidated Affiliates—
The consolidated financial statements include all assets, liabilities, revenues, and expenses of less-than-100%-owned affiliates we control. Accordingly, we have recorded noncontrolling interests in the earnings and equity of such entities. We record adjustments to noncontrolling interests for the allocable portion of income or loss to which the noncontrolling interests holders are entitled based upon their portion of the subsidiaries they own. Distributions to holders of noncontrolling interests are adjusted to the respective noncontrolling interests holders’ balance.
Convertible Perpetual Preferred Stock—
Our Convertible perpetual preferred stock contained fundamental change provisions that allowed the holder to require us to redeem the preferred stock for cash if certain events occurred. As redemption under these provisions was not solely within our control, we classified our Convertible perpetual preferred stock as temporary equity.
Redeemable Noncontrolling Interests—
Certain of our joint venture agreements contain provisions that allow our partners to require us to purchase their interests in the joint venture at fair value at certain points in the future. Likewise, and as discussed in Note 2, Business Combinations, certain members of Encompass management hold similar put rights regarding their interests in our home health and hospice business. Because these noncontrolling interests provide for redemption features that are not solely within our control, we classify them as Redeemable noncontrolling interests outside of permanent equity in our consolidated balance sheets. At the end of each reporting period, we compare the carrying value of the Redeemable noncontrolling interests to their estimated redemption value. If the estimated redemption value is greater than the current carrying value, the carrying value is adjusted to the estimated redemption value, with the adjustments recorded through equity in the line item Capital in excess of par value.
The fair value of the Redeemable noncontrolling interests related to our home health segment is determined using the product of a twelve-month specified performance measure and a specified median market price multiple based on a basket of public health companies. The fair value of our Redeemable noncontrolling interests in our joint venture hospitals is determined primarily using the income approach. The income approach includes the use of the hospital’s projected operating results and cash flows discounted using a rate that reflects market participant assumptions for the applicable hospitals, or Level 3 inputs. The projected operating results use management’s best estimates of economic and market conditions over the forecasted periods including assumptions for pricing and volume, operating expenses, and capital expenditures.
Share-Based Payments—
HealthSouth has shareholder-approved stock-based compensation plans that provide for the granting of stock-based compensation to certain employees and directors. All share-based payments to employees, excluding stock appreciation rights (“SARs”), are recognized in the financial statements based on their estimated grant-date fair value and amortized on a straight-line basis over the applicable requisite service period. Share-based payments to employees in the form of SARs are recognized in the financial statements based on their current fair value and expensed ratably over the applicable service period.
Litigation Reserves—
We accrue for loss contingencies associated with outstanding litigation for which management has determined it is probable a loss contingency exists and the amount of loss can be reasonably estimated. If the accrued amount associated with a loss contingency is greater than $5.0 million, we also accrue estimated future legal fees associated with the loss contingency. This requires management to estimate the amount of legal fees that will be incurred in the defense of the litigation. These estimates are based on our expectations of the scope, length to complete, and complexity of the claims. In the future, additional adjustments may be recorded as the scope, length, or complexity of outstanding litigation changes.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Advertising Costs—
We expense costs of print, radio, television, and other advertisements as incurred. Advertising expenses, primarily included in Other operating expenses within the accompanying consolidated statements of operations, were $7.5 million, $7.3 million, and $5.3 million in each of the years ended December 31, 2016, 2015, and 2014, respectively.
Professional Fees—Accounting, Tax, and Legal—
In 2016, 2015, and 2014, Professional fees—accounting, tax, and legal related primarily to legal and consulting fees for continued litigation and support matters discussed in Note 17, Contingencies and Other Commitments.
Income Taxes—
We provide for income taxes using the asset and liability method. This approach recognizes the amount of income taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the consolidated financial statements and income tax returns. Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates.
A valuation allowance is required when it is more likely than not some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient future taxable income in the applicable tax jurisdiction. On a quarterly basis, we assess the likelihood of realization of our deferred tax assets considering all available evidence, both positive and negative. Our most recent operating performance, the scheduled reversal of temporary differences, our forecast of taxable income in future periods by jurisdiction, our ability to sustain a core level of earnings, and the availability of prudent tax planning strategies are important considerations in our assessment.
We evaluate our tax positions and establish assets and liabilities in accordance with the applicable accounting guidance on uncertainty in income taxes. We review these tax uncertainties in light of changing facts and circumstances, such as the progress of tax audits, and adjust them accordingly.
We have used the with-and-without method to determine when we will recognize excess tax benefits from stock-based compensation. Under this method in 2016, we recognized these excess tax benefits only after we fully realized the tax benefits of net operating losses.
HealthSouth and its corporate subsidiaries file a consolidated federal income tax return. Some subsidiaries consolidated for financial reporting purposes are not part of the consolidated group for federal income tax purposes and file separate federal income tax returns. State income tax returns are filed on a separate, combined, or consolidated basis in accordance with relevant state laws and regulations. Partnerships, limited liability companies, and other pass-through entities we consolidate or account for using the equity method of accounting file separate federal and state income tax returns. We include the allocable portion of each pass-through entity’s income or loss in our federal income tax return. We allocate the remaining income or loss of each pass-through entity to the other partners or members who are responsible for their portion of the taxes.
Assets and Liabilities in and Results of Discontinued Operations—
Effective January 1, 2015, in connection with a new standard issued by the FASB, we changed our criteria for determining which disposals are presented as discontinued operations. Historically, any component that had been disposed of or was classified as held for sale qualified for discontinued operations reporting unless there was significant continuing involvement with the disposed component or continuing cash flows. In contrast, we now report the disposal of the component, or group of components, as discontinued operations only when it represents a strategic shift that has, or will have, a major effect on our operations and financial results. As a result, the sale or disposal of a single HealthSouth facility no longer qualifies as a discontinued operation. This accounting change was made prospectively. No new components were recognized as discontinued operations during 2015 or 2016.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

In the period a component of an entity has been disposed of or classified as held for sale, we reclassify the results of operations for current and prior periods into a single caption titled (Loss) income from discontinued operations, net of tax. In addition, we classify the assets and liabilities of those components as current and noncurrent assets and liabilities within Prepaid expenses and other current assets, Other long-term assets, Other current liabilities, and Other long-term liabilities in our consolidated balance sheets. We also classify cash flows related to discontinued operations as one line item within each category of cash flows in our consolidated statements of cash flows.
Earnings per Common Share—
The calculation of earnings per common share is based on the weighted-average number of our common shares outstanding during the applicable period. The calculation for diluted earnings per common share recognizes the effect of all potential dilutive common shares, including warrants, that were outstanding during the respective periods, unless their impact would be antidilutive. The calculation of earnings per common share also considers the effect of participating securities. Stock-based compensation awards that contain nonforfeitable rights to dividends and dividend equivalents, such as our nonvested restricted stock awards granted before 2014 and restricted stock units, are considered participating securities and are included in the computation of earnings per common share pursuant to the two-class method. In applying the two-class method, earnings are allocated to both common stock shares and participating securities based on their respective weighted-average shares outstanding for the period.
We use the if-converted method to include our convertible senior subordinated notes in our computation of diluted earnings per share. All other potential dilutive shares, including warrants, are included in our weighted-average diluted share count using the treasury stock method.
Treasury Stock—
Shares of common stock repurchased by us are recorded at cost as treasury stock. When shares are reissued, we use an average cost method to determine cost. The difference between the cost of the shares and the re-issuance price is added to or deducted from Capital in excess of par value. We account for the retirement of treasury stock as a reduction of retained earnings. However, due to our Accumulated deficit, the retirement of treasury stock is currently recorded as a reduction of Capital in excess of par value.
Comprehensive Income—
Comprehensive income is comprised of Net income and changes in unrealized gains or losses on available-for-sale securities and is included in the consolidated statements of comprehensive income.
Recent Accounting Pronouncements—
In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” and has subsequently issued supplemental and/or clarifying ASUs (collectively “ASC 606”). ASC 606 outlines a five-step framework that intends to clarify the principles for recognizing revenue and eliminate industry-specific guidance. In addition, ASC 606 revises current disclosure requirements in an effort to help financial statement users better understand the nature, amount, timing, and uncertainty of revenue that is recognized. ASC 606 will be effective for our annual reporting period beginning on January 1, 2018, including interim periods within that year. Early adoption beginning on January 1, 2017 is permitted. ASC 606 may be applied retrospectively to each period presented or on a modified retrospective basis with the cumulative effect recognized as of the date of adoption. We are currently assessing the impact this guidance may have on our consolidated financial statements by analyzing our current portfolio of third-party payor contracts, including a review of historical accounting policies and practices to identify potential differences in applying the new guidance. We are also evaluating the nature and amount of data available to us in assessing implementation of ASC 606. Under ASC 606, substantially all amounts that were previously presented as Provision for doubtful accounts will be considered an implicit price concession in determining Net operating revenues. Amounts considered to be doubtful accounts under ASC 606 will be presented as a component of Total operating expenses within the consolidated statements of operations. We expect to adopt ASC 606 retrospectively effective January 1, 2018.
In February 2015, the FASB issued ASU 2015-02, “Consolidations (Topic 810) - Amendments to the Consolidation Analysis,” which provided guidance on evaluating whether a reporting entity should consolidate certain legal entities.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Specifically, the amendments modified the evaluation of whether limited partnerships and similar legal entities are VIEs. Under this analysis, limited partnerships and other similar entities are considered a VIE unless the limited partners hold substantive kick-out rights or participating rights. Further, the amendments eliminated the presumption that a general partner should consolidate a limited partnership under the voting interest model, as well as affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. This standard was effective for annual periods beginning after December 15, 2015 and interim periods within those annual periods. We elected to adopt this guidance using the modified retrospective approach. Our adoption of this guidance resulted in certain limited partnership-like entities that were previously consolidated as voting interest entities to now be consolidated as VIEs, for which additional disclosures are required. Our adoption of ASU 2015-02 did not have a material impact on our financial position, results of operations, or cash flows. See Note 3, Variable Interest Entities.
In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Overall (Topic 825): Recognition and Measurement of Financial Assets and Financial Liabilities.” This standard revises the classification and measurement of investments in certain equity investments and the presentation of certain fair value changes for certain financial liabilities measured at fair value. This revised standard requires the change in fair value of many equity investments to be recognized in net income. This revised standard is effective for our interim and annual periods beginning January 1, 2018. While we are currently assessing the impact this guidance may have on our consolidated financial statements, we expect to recognize mark to market gains and losses associated with our available-for-sale equity securities through Net income instead of Accumulated other comprehensive income. We continue to review the requirements of this revised standard and any potential impact it may have on our consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” in order to increase transparency and comparability by recognizing lease assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. Under the new standard, lessees will recognize a right-of-use asset and a corresponding lease liability for all leases other than leases that meet the definition of a short-term lease. The liability will be equal to the present value of future minimum lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense while finance leases will result in an expense pattern similar to current capital leases. Classification will be based on criteria that are similar to those applied in current lease accounting. This standard will be effective for our annual reporting period beginning on January 1, 2019. Early adoption is permitted. In transition, we will be required to recognize and measure leases beginning in the earliest period presented using a modified retrospective approach; therefore, we anticipate restating our consolidated financial statements for the two fiscal years prior to the year of adoption. While we are currently assessing the impact this guidance may have on our consolidated financial statements, we expect that virtually all of our existing operating leases will be reflected as right of use assets and liabilities on our consolidated balance sheets under the new standard. We do not expect to early adopt this standard. See Note 6, Property and Equipment, for disclosure related to our operating leases.
In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting (Topic 718),” to simplify various aspects of share-based payment accounting and presentation. The new standard requires entities to record all of the tax effects related to share-based payments at settlement (or expiration) through the income statement. This change is required to be applied prospectively to all excess tax benefits and tax deficiencies resulting from settlements after the date of adoption of the ASU. The standard eliminates the requirement to delay recognition of a windfall tax benefit until it reduces current taxes payable. This change is required to be applied on a modified retrospective basis. In addition, all income tax-related cash flows resulting from share-based windfall tax benefits are required to be reported as operating activities on the statement of cash flows as opposed to the current presentation as an inflow from financing activities and an outflow from operating activities. Either prospective or retrospective transition of this provision is permitted. The standard also clarifies that all cash payments made to taxing authorities on the employees’ behalf for withheld shares should be presented as financing activities on the statement of cash flows on a retrospective basis. Finally, the standard allows entities to make an accounting policy election to either estimate forfeitures for each period or account for forfeitures as they occur. For HealthSouth, this guidance was effective for its annual reporting period beginning January 1, 2017, including interim periods within that reporting period. As a result of our adoption of this guidance effective January 1, 2017, we now record tax benefits in excess of compensation cost (“windfalls”) to Provision for income tax expense in our consolidated statement of operations. In addition, we elected to retrospectively apply the guidance governing presentation of windfalls on the statement of cash flows, which resulted in a reclassification of windfalls of $17.3 million from Cash flows from financing activities to Cash flows from

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

operating activities for the year ended December 31, 2016. We also retrospectively applied the change to the presentation of cash payments made to taxing authorities on the employees’ behalf for withheld shares on our consolidated statements of cash flows for the years ended December 31, 2016, 2015, and 2014, which resulted in a reclassification of $11.6 million, $17.2 million, and $9.7 million, respectively, from Cash flows from operating activities to Cash flows from financing activities. We did not elect an accounting policy change to record forfeitures as they occur and thus will continue to estimate forfeitures at each period. Except for the adjustments discussed above, the adoption of this guidance did not have a material impact on our consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326),” which provides guidance for accounting for credit losses on financial instruments. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments and modifies the impairment model for available-for-sale debt securities. The new guidance is effective for HealthSouth for the annual period beginning January 1, 2020, including interim periods within that reporting period. Early adoption is permitted for HealthSouth beginning January 1, 2019. We continue to review the requirements of this standard and any potential impact it may have on our consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments,” to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. In addition, the standard clarifies when cash receipts and cash payments have aspects of more than one class of cash flows and cannot be separated, classification will depend on the predominant source or use. The new guidance requires retrospective application and is effective for HealthSouth for the annual reporting period beginning January, 1 2018, including interim periods within that reporting period. Early adoption is permitted. We continue to review the requirements of this standard and any potential impact it may have on our consolidated financial statements.
In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230), Restricted Cash,” to clarify how entities should present restricted cash and restricted cash equivalents in the statement of cash flows. The new guidance requires amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the total beginning and ending amounts for the periods shown on the statement of cash flows. The new guidance requires retrospective application and is effective for our annual reporting period beginning January 1, 2018, including interim periods within that reporting period. Early adoption is permitted. We continue to review the requirements of this revised standard and any potential impact it may have on our consolidated financial statements.
We do not believe any other recently issued, but not yet effective, accounting standards will have a material effect on our consolidated financial position, results of operations, or cash flows.

2.	Business Combinations:
2016 Acquisitions
Inpatient Rehabilitation
During 2016, we completed the following inpatient rehabilitation hospital acquisitions, none of which were individually material to our financial position, results of operations, or cash flows. Each acquisition was made to enhance our position and ability to provide inpatient rehabilitation services to patients in the applicable geographic areas. Each acquisition was funded through a contribution to the respective consolidated joint venture.

•
In February 2016, we acquired 50% of the inpatient rehabilitation hospital at CHI St. Vincent Hot Springs (“Hot Springs”), a 20-bed inpatient rehabilitation hospital in Hot Springs, Arkansas, through a joint venture with St. Vincent Community Health Services, Inc.

•
In August 2016, we acquired 50% of the inpatient rehabilitation hospital at St. Joseph Regional Health Center (“Bryan”), a 19-bed inpatient rehabilitation hospital in Bryan, Texas, through a joint venture with St. Joseph Health System.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

•
In August 2016, we also acquired 51% of the inpatient rehabilitation hospital at The Bernsen Rehabilitation Center at St. John (“Broken Arrow”), a 24-bed inpatient rehabilitation hospital in Broken Arrow, Oklahoma, through a joint venture with St. John Health System.

We accounted for these transactions under the acquisition method of accounting and reported the results of operations of the acquired hospitals from their respective dates of acquisition. Assets acquired and liabilities assumed, if any, were recorded at their estimated fair values as of the respective acquisition dates. The fair values of the identifiable intangible assets were based on valuations using the income approach. The income approach is based on management’s estimates of future operating results and cash flows discounted using a weighted-average cost of capital that reflects market participant assumptions. The excess of the fair value of the consideration conveyed over the fair value of the net assets acquired was recorded as goodwill. The goodwill reflects our expectations of our ability to gain access to and penetrate the acquired hospital’s historical patient base and the benefits of being able to leverage operational efficiencies with favorable growth opportunities based on positive demographic trends in these markets. None of the goodwill recorded as a result of these transactions is deductible for federal income tax purposes.
The fair value of the assets acquired at the acquisition date were as follows (in millions):

Property and equipment	$5.3
Identifiable intangible assets:
Noncompete agreements (useful lives of 1 to 3 years)	0.4
Trade names (useful lives of 20 years)	1.0
Goodwill	9.4
Total assets acquired	$16.1
Information regarding the net cash paid for all inpatient rehabilitation acquisitions during 2016 is as follows (in millions):

Fair value of assets acquired	$6.7
Goodwill	9.4
Fair value of noncontrolling interest owned by joint venture partner	(16.1)
Net cash paid for acquisition	$—
See also Note 8, Investments in and Advances to Nonconsolidated Affiliates
Home Health and Hospice
During 2016, we completed the following home health and hospice acquisitions, none of which were individually material to our financial position, results of operations, or cash flows. Each acquisition was made to enhance our position and ability to provide post-acute healthcare services to patients in the applicable geographic areas. Each acquisition was funded using cash on hand.

•	In May, 2016, we acquired Home Health Agency of Georgia, LLC (“Camellia”), a home health and hospice provider with two home health locations and two hospice locations in the Greater Atlanta area.

•	In July 2016, we acquired Advantage Health Inc. (“Advantage”), a home health provider with one location in Yuma, Arizona.

•	In September, 2016, we acquired three hospice agencies from Sotto International, Inc. (“Serenity”) located in Texarkana, Arkansas, Magnolia, Arkansas, and Texarkana, Texas.

•	In October 2016, we acquired two home health agencies from Summit Home Health Care, Inc. (“Summit”) located in Cheyenne, Wyoming and Laramie, Wyoming.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

•	In October 2016, we also acquired LightHouse Health Care, Inc. (“LightHouse”), a home health provider with one location in Springfield, Virginia.

•	In November 2016, we acquired Gulf City Home Care, Inc. (“Gulf City”), a home health provider with one location in Sarasota, Florida.

•	In November 2016, we also acquired Honor Hospice, LLC (“Honor”), a hospice provider with one location in Wheat Ridge, Colorado.
We accounted for all of these transactions under the acquisition method of accounting and reported the results of operations of the acquired locations from their respective dates of acquisition. Assets acquired and liabilities assumed were recorded at their estimated fair values as of the respective acquisition dates. The fair values of identifiable intangible assets were based on valuations using the cost and income approaches. The cost approach is based on amounts that would be required to replace the asset (i.e., replacement cost). The income approach is based on management’s estimates of future operating results and cash flows discounted using a weighted-average cost of capital that reflects market participant assumptions. The excess of the fair value of the consideration conveyed over the fair value of the net assets acquired was recorded as goodwill. The goodwill reflects our expectations of our ability to utilize the acquired locations’ mobile workforce and established relationships within each community and the benefits of being able to leverage operational efficiencies with favorable growth opportunities based on positive demographic trends in these markets. All goodwill recorded as a result of these transactions is deductible for federal income tax purposes.
The fair value of the assets acquired and liabilities assumed at the acquisition date were as follows (in millions):

Identifiable intangible asset:
Noncompete agreements (useful lives of 5 years)	$1.1
Trade names (useful lives of 1 year)	0.7
Certificate of needs (useful lives of 10 years)	1.9
Licenses (useful lives of 10 years)	3.4
Goodwill	41.4
Total assets acquired	48.5
Total liabilities assumed	(0.4)
Net assets acquired	$48.1
Information regarding the net cash paid for home health and hospice acquisitions during 2016 is as follows (in millions):

Fair value of assets acquired	$7.1
Goodwill	41.4
Fair value of liabilities assumed	(0.4)
Net cash paid for acquisitions	$48.1

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Pro Forma Results of Operations
The following table summarizes the results of operations of the above mentioned inpatient rehabilitation hospitals and home health and hospice agencies from their respective dates of acquisition included in our consolidated results of operations and the unaudited pro forma results of operations of the combined entity had the date of the acquisitions been January 1, 2015 (in millions):

	Net Operating Revenues	Net (Loss) Income Attributable to HealthSouth
Acquired entities only: Actual from acquisition date to December 31, 2016*	$27.4	$(2.2)
Combined entity: Supplemental pro forma from 1/01/2016-12/31/2016 (unaudited)	3,745.6	252.2
Combined entity: Supplemental pro forma from 1/01/2015-12/31/2015 (unaudited)	3,217.1	187.3

*	Hot Springs - includes operating results from February 1, 2016 through December 31, 2016
Camellia - includes operating results from May 1, 2016 through December 31, 2016
Advantage - includes operating results from July 1, 2016 through December 31, 2016
Bryan - includes operating results from August 1, 2016 through December 31, 2016
Broken Arrow - includes operating results from August 1, 2016 through December 31, 2016
Serenity - includes operating results from September 1, 2016 through December 31, 2016
Summit - includes operating results from October 1, 2016 through December 31, 2016
LightHouse - includes operating results from October 1, 2016 through December 31, 2016
Gulf City - includes operating results from November 1, 2016 through December 31, 2016
Honor - includes operating results from November 1, 2016 through December 31, 2016
The information presented above is for illustrative purposes only and is not necessarily indicative of results that would have been achieved if the acquisitions had occurred as of the beginning of our 2015 reporting period.
2015 Acquisitions
Inpatient Rehabilitation
Reliant Acquisition
In October 2015, we completed the previously announced acquisition of the operations of Reliant Hospital Partners, LLC and affiliated entities (“Reliant”). Reliant operates a portfolio of 11 inpatient rehabilitation hospitals in Texas, Massachusetts, and Ohio with a total of 902 beds. All of the Reliant hospitals are leased, and seven of the leases are treated as capital leases for accounting purposes. We assumed all of these lease obligations. The amount of the capital lease obligation initially recognized on our balance sheet was approximately $210 million. At closing, one Reliant hospital entity had a remaining minority limited partner interest of 0.5%. The cash purchase price was reduced by the estimated fair value of this interest. We funded the cash purchase price in the acquisition with proceeds from our August and September 2015 senior notes issuances and borrowings under our senior secured credit facility. See Note 9, Long-term Debt.
With this acquisition, we are able to offer comprehensive, high-quality and cost-effective facility-based care across new and existing service areas. We expect approximately 86% of the goodwill resulting from this transaction to be deductible for federal income tax purposes. The goodwill reflects our expectations of our ability to gain access to and penetrate each acquired hospital’s historical patient base and the benefits of being able to leverage operational efficiencies with favorable growth opportunities based on positive demographic trends in these markets.
We accounted for this transaction under the acquisition method of accounting and reported the results of operations of Reliant from its date of acquisition. Assets acquired, liabilities assumed, and noncontrolling interests were recorded at their estimated fair values as of the acquisition date. Estimated fair values were based on various valuation methodologies including: replacement cost and continued use methods for property and equipment; an income approach using primarily discounted cash flow techniques for the noncompete and license intangible assets and capital lease liabilities; an income approach utilizing the

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

relief-from-royalty method for the trade name intangible assets; an income approach utilizing the excess earnings method for the certificate of need intangible assets; and an estimated realizable value approach using historical trends and other relevant information for accounts receivable and certain accrued liabilities. The aforementioned income methods utilize management’s estimates of future operating results and cash flows discounted using a weighted average cost of capital that reflects market participant assumptions. For all other assets and liabilities, the fair value was assumed to represent carrying value due to their short maturities. The excess of the fair value of the consideration conveyed over the fair value of the net assets acquired was recorded as goodwill.
The fair value of the assets acquired and liabilities assumed at the acquisition date for Reliant were as follows (in millions):

Cash and cash equivalents	$42.6
Accounts receivable	25.7
Prepaid expenses and other current assets	2.8
Property and equipment	220.6
Identifiable intangible assets:
Noncompete agreements (useful lives of 1 to 2 years)	9.7
Trade names (useful lives of 20 years)	8.9
Certificates of need (useful lives of 20 years)	36.6
Licenses (useful lives of 20 years)	11.4
Goodwill	642.6
Other long-term assets	0.9
Total assets acquired	1,001.8
Liabilities assumed:
Current portion of long-term debt	4.1
Accounts payable	1.7
Accrued payroll	3.7
Other current liabilities	10.8
Long-term debt, net of current portion	205.8
Deferred tax liabilities	3.9
Total liabilities assumed	230.0
Noncontrolling interests	0.4
Net assets acquired	$771.4
Information regarding the net cash paid for the acquisition of Reliant is as follows (in millions):

Fair value of assets acquired, net of $42.6 million of cash acquired	$316.6
Goodwill	642.6
Fair value of liabilities assumed	(230.0)
Noncontrolling interests	(0.4)
Net cash paid for acquisition	$728.8
Other Inpatient Rehabilitation Acquisitions
In April 2015, we acquired 83% of the inpatient rehabilitation hospital at Memorial University Medical Center (“Memorial”), a 50-bed inpatient rehabilitation hospital in Savannah, Georgia, through a joint venture with Memorial Health.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

The joint venture, which was funded using cash on hand, was not material to our financial position, results of operations, or cash flows. The Memorial transaction was made to enhance our position and ability to provide inpatient rehabilitative services to patients in Savannah and its surrounding areas. As a result of this transaction, Goodwill increased by $0.7 million, none of which is deductible for federal income tax purposes.
In May 2015, we acquired Cardinal Hill Rehabilitation Hospital (“Cardinal Hill”), comprised of 158 licensed inpatient rehabilitation beds, 74 licensed skilled nursing beds, and one home health location, in Lexington, Kentucky. This acquisition was made to enhance our position and ability to provide inpatient rehabilitative and home health services to patients in Lexington, Kentucky and its surrounding areas. The acquisition, which was funded using availability under our revolving credit facility, was not material to our financial position, results of operations, or cash flows. Goodwill did not increase as a result of this transaction.
We accounted for these transactions under the acquisition method of accounting and reported the results of operations of the acquired hospitals from their respective dates of acquisition. Assets acquired, liabilities assumed, and noncontrolling interests, if any, were recorded at their estimated fair values as of the respective acquisition dates. The fair values of identifiable intangible assets were based on valuations using the cost and income approaches. The cost approach is based on amounts that would be required to replace the asset (i.e., replacement cost). The income approach, which was also used to estimate the fair value of any noncontrolling interest, is based on management’s estimates of future operating results and cash flows discounted using a weighted-average cost of capital that reflects market participant assumptions. The excess of the fair value of the consideration conveyed over the fair value of the net assets acquired, if any, was recorded as goodwill. The goodwill reflects our expectations of our ability to gain access to and penetrate the acquired or consolidated hospitals’ historical patient base and the benefits of being able to leverage operational efficiencies with favorable growth opportunities based on positive demographic trends in these markets.
The fair value of the assets acquired and liabilities assumed at the acquisition dates for the other inpatient rehabilitation transactions completed in 2015 were as follows (in millions):

Total current assets	$10.1
Property and equipment	42.7
Identifiable intangible assets:
Noncompete agreements (useful lives of 2 to 3 years)	0.1
Trade names (useful lives of 20 years)	0.8
Certificates of need (useful lives of 20 years)	8.8
Licenses (useful lives of 20 years)	0.2
Goodwill	0.7
Total assets acquired	63.4
Total liabilities assumed	(2.7)
Net assets acquired	$60.7
Information regarding the net cash paid for other inpatient rehabilitation acquisitions during 2015 is as follows (in millions):

Fair value of assets acquired	$62.8
Goodwill	0.7
Fair value of liabilities assumed	(2.7)
Fair value of noncontrolling interest owned by joint venture partner	(4.2)
Net cash paid for acquisitions	$56.6
See also Note 8, Investments in and Advances to Nonconsolidated Affiliates.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Home Health and Hospice
CareSouth Acquisition
In November 2015, Encompass, a subsidiary of HealthSouth, completed its previously announced acquisition of the home health agency operations of CareSouth Health System, Inc. (“CareSouth”). CareSouth operates a portfolio of 44 home health agencies and 3 hospice agencies in Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, and Virginia. In addition, two of these home health agencies operate as joint ventures which we account for using the equity method of accounting. We funded the cash purchase price in the acquisition with our term loan facility capacity and cash on hand. See Note 9, Long-term Debt.
With this acquisition, we are able to offer comprehensive, high-quality and cost-effective home-based care across new and existing service areas. We expect approximately 6.5% of the goodwill resulting from this transaction to be deductible for federal income tax purposes. The goodwill reflects our expectations of favorable growth opportunities in the home health and hospice markets based on positive demographic trends.
We accounted for this transaction under the acquisition method of accounting and reported the results of operations of CareSouth from its date of acquisition. Assets acquired, liabilities assumed, and noncontrolling interests were recorded at their estimated fair values as of the acquisition date. Estimated fair values were based on various valuation methodologies including: replacement cost and continued use methods for property and equipment; an income approach using primarily discounted cash flow techniques for the noncompete and license intangible assets and capital lease liabilities; an income approach utilizing the relief-from-royalty method for the trade name intangible asset; an income approach utilizing the excess earnings method for the certificate of need intangible assets; and an estimated realizable value approach using historical trends and other relevant information for accounts receivable and certain accrued liabilities. The aforementioned income methods utilize management’s estimates of future operating results and cash flows discounted using a weighted average cost of capital that reflects market participant assumptions. For all other assets and liabilities, the fair value was assumed to represent carrying value due to their short maturities. The excess of the fair value of the consideration conveyed over the fair value of the net assets acquired was recorded as goodwill.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

The fair value of the assets acquired and liabilities assumed at the acquisition date for CareSouth were as follows (in millions):

Cash and cash equivalents	$0.4
Accounts receivable	10.5
Prepaid expenses and other current assets	2.0
Property and equipment	0.7
Identifiable intangible assets:
Noncompete agreements (useful lives of 3 years)	0.8
Trade name (useful life of 5 years)	2.8
Certificates of need (useful lives of 10 years)	15.6
Licenses (useful lives of 10 years)	13.0
Internal-use software	0.4
Goodwill	143.3
Investment in nonconsolidated subsidiaries	2.2
Total assets acquired	191.7
Liabilities assumed:
Current portion of long-term debt	0.1
Accounts payable	2.7
Accrued payroll	2.4
Other current liabilities	2.8
Long-term debt, net of current portion	0.2
Deferred tax liabilties	9.5
Total liabilities assumed	17.7
Noncontrolling interests	4.3
Net assets acquired	$169.7
Information regarding the net cash paid for the acquisition of CareSouth is as follows (in millions):

Fair value of assets acquired, net of $0.4 million of cash acquired	$48.0
Goodwill	143.3
Fair value of liabilities assumed	(17.7)
Fair value of noncontrolling interest owned by joint venture partner	(4.3)
Net cash paid for acquisitions	$169.3
Other Home Health and Hospice Acquisitions
Other than the CareSouth acquisition discussed above, we completed the following home health and hospice acquisitions, none of which were individually material to our financial position, results of operations, or cash flows. Each acquisition was made to enhance our position and ability to provide post-acute healthcare services to patients in the applicable geographic areas. Each acquisition was funded with cash on hand.

•	In March 2015, we acquired Integrity Home Health Care, Inc. (“Integrity”), a home health company with two locations in the Las Vegas, Nevada area.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

•	In April 2015, we acquired Harvey Home Health Services, Inc. (“Harvey”), a home health company in Houston, Texas.

•	In May 2015, we acquired Heritage Home Health Care, LLC (“Heritage”), a home health company in Texarkana, Arkansas.

•
In June 2015, we acquired Washington County Home Health Care, Inc. and Benton County Home Health, Inc., doing business as Alliance Home Health (“Alliance”), a home health company with two locations in the Fayetteville, Arkansas area.

•	In July 2015, we acquired Southern Utah Home Health, Inc. (“Southern Utah”), a home health and hospice company with two home health locations and two hospice locations in southern Utah.

•	In July 2015, we acquired Orthopedic Rehab Specialist, LLC (“ORS”), a home health company in Ocala, Florida.
We accounted for all of these transactions under the acquisition method of accounting and reported the results of operations of the acquired locations from their respective dates of acquisition. Assets acquired and liabilities assumed were recorded at their estimated fair values as of the respective acquisition dates. The fair values of identifiable intangible assets were based on valuations using the cost and income approaches. The cost approach is based on amounts that would be required to replace the asset (i.e., replacement cost). The income approach is based on management’s estimates of future operating results and cash flows discounted using a weighted-average cost of capital that reflects market participant assumptions. The excess of the fair value of the consideration conveyed over the fair value of the net assets acquired was recorded as goodwill.
The goodwill reflects our expectations of our ability to utilize the acquired locations’ mobile workforce and established relationships within each community and the benefits of being able to leverage operational efficiencies with favorable growth opportunities based on positive demographic trends in these markets. All goodwill recorded as a result of these transactions is deductible for federal income tax purposes.
The fair value of the assets acquired and liabilities assumed at the acquisition dates for the other home health and hospice transactions completed in 2015 were as follows (in millions):

Property and equipment	$0.1
Identifiable intangible assets:
Noncompete agreements (useful lives of 2 to 5 years)	1.3
Trade names (useful lives of 1 year)	0.5
Certificates of need (useful lives of 10 years)	4.9
Licenses (useful lives of 10 years)	3.6
Goodwill	20.3
Total assets acquired	30.7
Total liabilities assumed	(0.2)
Net assets acquired	$30.5
Information regarding the net cash paid for the other home health and hospice acquisitions during 2015 is as follows (in millions):

Fair value of assets acquired	$10.4
Goodwill	20.3
Fair value of liabilities assumed	(0.2)
Net cash paid for acquisitions	$30.5

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

2015 Pro Forma Results of Operations
The following table summarizes the results of operations of the above mentioned transactions from their respective dates of acquisition included in our consolidated results of operations and the unaudited pro forma results of operations of the combined entity had the date of the acquisitions been January 1, 2014 (in millions):

	Net Operating Revenues	Net Income Attributable to HealthSouth
Acquired entities only: Actual from acquisition date to December 31, 2015:*
Reliant	$63.7	$11.2
All Other Inpatient	54.7	1.7
CareSouth	19.2	2.5
All Other Home Health and Hospice	17.8	1.2
Combined entity: Supplemental pro forma from 1/01/2015-12/31/2015 (unaudited)	3,479.9	234.0
Combined entity: Supplemental pro forma from 1/01/2014-12/31/2014 (unaudited)	2,851.0	276.9

*	Memorial - includes operating results from April 1, 2015 through December 31, 2015
Cardinal Hill - includes operating results from May 1, 2015 through December 31, 2015
Integrity - includes operating results from March 3, 2015 through December 31, 2015
Harvey - includes operating results from April 15, 2015 through December 31, 2015
Heritage - includes operating results from May 1, 2015 through December 31, 2015
Alliance - includes operating results from June 4, 2015 through December 31, 2015
Southern Utah - includes operating results from July 1, 2015 through December 31, 2015
ORS - includes operating results from July 13, 2015 through December 31, 2015
Reliant - includes operating results from October 1, 2015 through December 31, 2015
CareSouth - includes operating results from November 2, 2015 through December 31, 2015
The information presented above is for illustrative purposes only and is not necessarily indicative of results that would have been achieved if the acquisitions had occurred as of the beginning of our 2014 reporting period. For the Reliant and CareSouth acquisitions, the unaudited pro forma information above includes adjustments for: (1) acquisition costs; (2) amortization of incremental identifiable intangible assets; (3) management fees paid to their former equity holders; (4) interest on debt incurred to fund the acquisitions (see Note 9, Long-term Debt); (5) income taxes using a rate of 40%; and (6) noncontrolling interests.
2014 Acquisitions
Encompass Acquisition
On December 31, 2014, we completed the acquisition of EHHI and its Encompass Home Health and Hospice business. On the acquisition date, Encompass provided home health and hospice services out of 135 locations across 12 states. In the acquisition, we acquired all of the issued and outstanding equity interests of EHHI, other than equity interests contributed to HealthSouth Home Health Holdings, Inc. (“Holdings”), a subsidiary of HealthSouth and now indirect parent of EHHI, by certain sellers in exchange for shares of common stock of Holdings. These certain sellers, who are members of Encompass management, including April Anthony, the Chief Executive Officer of Encompass, contributed a portion of their shares of common stock of EHHI, valued at approximately $64.5 million, in exchange for shares of common stock of Holdings. As a result of that contribution, they hold approximately 16.7% of the outstanding common stock of Holdings, while HealthSouth owns the remainder. In addition, Ms. Anthony and certain other employees of Encompass entered into amended and restated employment agreements, each agreement having an initial term of three years. We funded the cash purchase price in the acquisition entirely with draws under the revolving and expanded term loan facilities of our credit agreement. See Note 9, Long-term Debt.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

This acquisition was made to enhance our position and expand our ability to provide post-acute healthcare services to patients. Approximately 23% of the goodwill resulting from this transaction is deductible for federal income tax purposes. The goodwill reflects our expectations of favorable growth opportunities in the home health and hospice markets based on positive demographic trends.
We accounted for this transaction under the acquisition method of accounting. Because the acquisition took place on December 31, 2014, our consolidated results of operations for the year ended December 31, 2014 do not include any results of operations from Encompass. Assets acquired, liabilities assumed, and redeemable noncontrolling interests were recorded at their estimated fair values as of the acquisition date. Fair values were based on various valuation methodologies including: replacement cost and continued use methods for property and equipment; an income approach using primarily discounted cash flow techniques for amortizable intangible assets; an income approach utilizing the relief-from-royalty method for the indefinite-lived intangible asset; and an estimated realizable value approach using historical trends and other relevant information for accounts receivable and certain accrued liabilities. For all other assets and liabilities, the fair value was assumed to represent carrying value due to their short maturities. The excess of the fair value of the consideration conveyed over the fair value of the net assets acquired was recorded as goodwill.
The fair value of the assets acquired and liabilities assumed at the acquisition date for Encompass were as follows (in millions):

Cash and cash equivalents	$20.9
Accounts receivable	37.6
Prepaid expenses and other current assets	8.6
Property and equipment	9.6
Identifiable intangible assets:
Noncompete agreements (useful life of 2 to 5 years)	5.6
Trade name (indefinite life)	135.2
Licenses (useful life of 10 years)	58.2
Internal-use software (useful life of 3 years)	3.2
Goodwill	592.5
Other long-term assets	2.1
Total assets acquired	873.5
Current portion of long-term debt	2.0
Accounts payable	0.9
Accrued payroll	25.8
Other current liabilities	18.5
Long-term debt, net of current portion	2.0
Deferred tax liabilities	64.3
Total liabilities assumed	113.5
Redeemable noncontrolling interests	64.5
Net assets acquired	$695.5

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Information regarding the net cash paid for the acquisition of Encompass is as follows (in millions):

Fair value of assets acquired, net of $20.9 million of cash acquired	$260.1
Goodwill	592.5
Fair value of liabilities assumed	(113.5)
Redeemable noncontrolling interests	(64.5)
Net cash paid for acquisition	$674.6
See also Note 11, Redeemable Noncontrolling Interests.
Other Acquisitions
In June 2014, using cash on hand, we acquired an additional 30% equity interest from UMass Memorial Health Care, our joint venture partner in Fairlawn Rehabilitation Hospital (“Fairlawn”) in Worcester, Massachusetts. This transaction increased our ownership interest from 50% to 80% and resulted in a change in accounting for this hospital from the equity method of accounting to a consolidated entity. As a result of our consolidation of this hospital and the remeasurement of our previously held equity interest at fair value, Goodwill increased by $34.0 million, and we recorded a $27 million gain as part of Other income during 2014. The Fairlawn transaction was made to increase our ownership in a profitable hospital and continue to grow our core business by consolidating its operations. None of the goodwill resulting from this transaction is deductible for federal income tax purposes. See also Note 15, Income Taxes.
In November 2014, we acquired 50.1% of the James H. & Cecile C. Quillen Rehabilitation Hospital (“Quillen”), a 26-bed inpatient rehabilitation hospital in Johnson City, Tennessee, through a joint venture with Mountain States Health Alliance. The joint venture, which was funded using cash on hand, was not material to our financial position, results of operations, or cash flows. The Quillen transaction was made to enhance our position and ability to provide inpatient rehabilitative services to patients in Johnson City and its surrounding areas. As a result of this transaction, Goodwill increased by $0.6 million, none of which is deductible for federal income tax purposes. The noncontrolling interest associated with this agreement includes redemption features that are not solely within our control and, therefore, is considered Redeemable noncontrolling interests. See Note 11, Redeemable Noncontrolling Interests.
We accounted for all of these transactions under the acquisition method of accounting and reported the results of operations of the acquired or newly consolidated hospitals from their respective dates of acquisition. Assets acquired and liabilities assumed were recorded at their estimated fair values as of the respective acquisition dates. The fair values of identifiable intangible assets were based on valuations using the cost and income approaches. The cost approach is based on amounts that would be required to replace the asset (i.e., replacement cost). The income approach is based on management’s estimates of future operating results and cash flows discounted using a weighted-average cost of capital that reflects market participant assumptions. The excess of the fair value of the consideration conveyed over the fair value of the net assets acquired was recorded as goodwill. The goodwill reflects our expectations of our ability to gain access to and penetrate the acquired or consolidated hospitals’ historical patient base and the benefits of being able to leverage operational efficiencies with favorable growth opportunities based on positive demographic trends in these markets.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

The fair value of the assets acquired and liabilities assumed at the acquisition dates for the other acquisitions completed in 2014 were as follows (in millions):

Total current assets	$12.1
Property and equipment, net	36.9
Identifiable intangible assets:
Noncompete agreements (useful lives of 2 to 3 years)	0.4
Trade names (useful lives of 20 years)	2.9
Certificates of need (useful lives of 20 years)	10.8
Licenses (useful lives of 20 years)	2.1
Goodwill	34.6
Total assets acquired	99.8
Total current liabilities assumed	(7.8)
Total long-term liabilities assumed	(13.4)
Net assets acquired	$78.6
Information regarding the net cash paid for all other acquisitions during 2014 is as follows (in millions):

Fair value of assets acquired, net of $5.1 million of cash acquired in 2014	$60.1
Goodwill	34.6
Fair value of liabilities assumed	(21.2)
Fair value of noncontrolling interest owned by joint venture partner	(18.3)
Fair value of equity interest prior to acquisition	(35.0)
Net cash paid for acquisitions	$20.2
See also Note 8, Investments in and Advances to Nonconsolidated Affiliates.
2014 Pro Forma Results of Operations
The following table summarizes the results of operations of the above 2014 transactions from their respective dates of acquisition included in our consolidated results of operations and the unaudited pro forma results of operations of the combined entity had the date of the acquisitions been January 1, 2013 (in millions):

	Net Operating Revenues	Net Income Attributable to HealthSouth
Acquired entities only: Actual from acquisition date to December 31, 2014*	$27.2	$4.0
Combined entity: Supplemental pro forma from 1/01/2014-12/31/2014 (unaudited)	2,799.8	237.5
Combined entity: Supplemental pro forma from 1/01/2013-12/31/2013 (unaudited)	2,627.6	311.3

*	Encompass - Actual amounts are zero due to the acquisition of Encompass on December 31, 2014.
Fairlawn - includes operating results from June 1, 2014 through December 31, 2014
Quillen - includes operating results from November 1, 2014 through December 31, 2014
The information presented above is for illustrative purposes only and is not necessarily indicative of results that would have been achieved if the acquisitions had occurred as of the beginning of our 2013 reporting period. For the Encompass acquisition, the unaudited pro forma information above includes adjustments for: (1) acquisition costs; (2) amortization of incremental identifiable intangible assets; (3) management fees paid to Encompass’ former equity holders; (4) interest on debt

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

incurred to fund the acquisition (see Note 9, Long-term Debt); (5) income taxes using a rate of 40%; and (6) noncontrolling interests.

3.	Variable Interest Entities:
As of December 31, 2016, we consolidated ten limited partnership-like entities that are VIEs and of which we are the primary beneficiary. All ten of these entities were also consolidated as of December 31, 2015. Our ownership percentages in these entities range from 6.8% to 99.5%. Through partnership and management agreements with or governing each of these entities, we manage all of these entities and handle all day-to-day operating decisions. Accordingly, we have the decision making power over the activities that most significantly impact the economic performance of our VIEs and an obligation to absorb losses or receive benefits from the VIE that could potentially be significant to the VIE. These decisions and significant activities include, but are not limited to, marketing efforts, oversight of patient admissions, medical training, nurse and therapist scheduling, provision of healthcare services, billing, collections and creation and maintenance of medical records. The terms of the agreements governing each of our VIEs prohibit us from using the assets of each VIE to satisfy the obligations of other entities.
The carrying amounts and classifications of the consolidated VIEs’ assets and liabilities, which are included in our consolidated balance sheet, are as follows (in millions):

December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$1.6
Restricted cash	3.8
Accounts receivable, net of allowance for doubtful accounts	30.8
Other current assets	2.0
Total current assets	38.2
Property and equipment, net	140.0
Goodwill	73.5
Intangible assets, net	9.6
Deferred income tax assets	0.6
Other long-term assets	0.4
Total assets	$262.3
Liabilities
Current liabilities:
Current portion of long-term debt	$1.5
Accounts payable	6.8
Accrued payroll	6.6
Accrued interest payable	0.2
Other current liabilities	5.4
Total current liabilities	20.5
Long-term debt, net of current portion	29.8
Total liabilities	$50.3

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

4.	Cash and Marketable Securities:
The components of our investments as of December 31, 2016 are as follows (in millions):

	Cash & Cash Equivalents	Restricted Cash	Restricted Marketable Securities	Total
Cash	$40.5	$60.9	$—	$101.4
Equity securities	—	—	57.7	57.7
Total	$40.5	$60.9	$57.7	$159.1
The components of our investments as of December 31, 2015 are as follows (in millions):

	Cash & Cash Equivalents	Restricted Cash	Restricted Marketable Securities	Total
Cash	$61.6	$45.9	$—	$107.5
Equity securities	—	—	56.2	56.2
Total	$61.6	$45.9	$56.2	$163.7
Restricted Cash—
As of December 31, 2016 and 2015, Restricted cash consisted of the following (in millions):

	As of December 31,
	2016	2015
Affiliate cash	$22.9	$20.3
Self-insured captive funds	38.0	25.6
Total restricted cash	$60.9	$45.9
Affiliate cash represents cash accounts maintained by joint ventures in which we participate where one or more of our external partners requested, and we agreed, that the joint venture’s cash not be commingled with other corporate cash accounts and be used only to fund the operations of those joint ventures. Self-insured captive funds represent cash held at our wholly owned insurance captive, HCS, Ltd., as discussed in Note 10, Self-Insured Risks. These funds are committed to pay third-party administrators for claims incurred and are restricted by insurance regulations and requirements. These funds cannot be used for purposes outside HCS without the permission of the Cayman Islands Monetary Authority.
The classification of restricted cash held by HCS as current or noncurrent depends on the classification of the corresponding claims liability. As of December 31, 2016 and 2015, all restricted cash was current.
Marketable Securities—
Restricted marketable securities at both balance sheet dates represent restricted assets held at HCS. HCS insures a substantial portion HealthSouth’s professional liability, workers’ compensation, and other insurance claims. These funds are committed for payment of claims incurred, and the classification of these marketable securities as current or noncurrent depends on the classification of the corresponding claims liability. As of December 31, 2016 and 2015, $33.5 million and $40.1 million, respectively, of restricted marketable securities are included in Other long-term assets in our consolidated balance sheets.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

A summary of our restricted marketable securities as of December 31, 2016 is as follows (in millions):

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Equity securities	$59.6	$0.2	$(2.1)	$57.7
A summary of our restricted marketable securities as of December 31, 2015 is as follows (in millions):

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Equity securities	$58.3	$0.3	$(2.4)	$56.2
Cost in the above tables includes adjustments made to the cost basis of our equity securities for other-than-temporary impairments. During the years ended December 31, 2016, 2015, and 2014, we did not record any impairment charges related to our restricted marketable securities.
Investing information related to our restricted marketable securities is as follows (in millions):

	For the Year Ended December 31,
	2016	2015	2014
Proceeds from sales of restricted available-for-sale securities	$—	$—	$—
Proceeds from sales of nonrestricted available-for-sale securities	$—	$12.8	$2.7
Gross realized gains	$—	$1.2	$0.5
Gross realized losses	$—	$—	$(0.1)
Our portfolio of marketable securities is comprised of investments in mutual funds that hold investments in a variety of industries and geographies. As discussed in Note 1, Summary of Significant Accounting Policies, “Marketable Securities,” when our portfolio includes marketable securities with unrealized losses that are not deemed to be other-than-temporarily impaired, we examine the severity and duration of the impairments in relation to the cost of the individual investments. We also consider the industry and geography in which each investment is held and the near-term prospects for a recovery in each.

5.	Accounts Receivable:
Accounts receivable consists of the following (in millions):

	As of December 31,
	2016	2015
Current:
Patient accounts receivable, net of allowance for doubtful accounts of $53.9 million in 2016; $39.3 million in 2015	$432.0	$403.3
Other accounts receivable	11.8	7.2
	443.8	410.5
Noncurrent patient accounts receivable, net of allowance for doubtful accounts of $49.5 million in 2016; $32.3 million in 2015	125.9	96.6
Accounts receivable, net	$569.7	$507.1

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Because the resolution of claims that are part of Medicare audit programs can take in excess of three years, we review the patient receivables that are part of this adjudication process to determine their appropriate classification as either current or noncurrent. Amounts considered noncurrent are included in Other long-term assets in our consolidated balance sheet.
At December 31, 2016 and 2015, our allowance for doubtful accounts represented approximately 15.6% and 12.5%, respectively, of the total patient due accounts receivable balance.
The following is the activity related to our allowance for doubtful accounts (in millions):

For the Year Ended December 31,	Balance at Beginning of Period	Additions and Charges to Expense	Deductions and Accounts Written Off	Balance at End of Period
2016	$71.6	$61.2	$(29.4)	$103.4
2015	$43.0	$47.2	$(18.6)	$71.6
2014	$33.1	$31.6	$(21.7)	$43.0

6.	Property and Equipment:
Property and equipment consists of the following (in millions):

	As of December 31,
	2016	2015
Land	$125.3	$113.3
Buildings	1,601.4	1,521.1
Leasehold improvements	115.2	96.2
Vehicles	11.8	10.0
Furniture, fixtures, and equipment	425.3	392.7
	2,279.0	2,133.3
Less: Accumulated depreciation and amortization	(982.4)	(874.3)
	1,296.6	1,259.0
Construction in progress	95.2	51.1
Property and equipment, net	$1,391.8	$1,310.1
As of December 31, 2016, approximately 74% of our consolidated Property and equipment, net held by HealthSouth Corporation and its guarantor subsidiaries was pledged to the lenders under our credit agreement. See Note 9, Long-term Debt, and Note 20, Condensed Consolidating Financial Information.
In February 2016, we entered into a development/lease agreement with CR HQ, LLC (the “Developer”) to construct our new corporate headquarters in Birmingham, Alabama. Under the terms of this agreement, the Developer is responsible for all costs of constructing the new facility ‘shell’ which will then be leased to us for an initial term of 15 years with four, five-year renewal options. The lease is expected to commence in the first half of 2018. We are responsible for the costs associated with improvements to the interior of the building. Due to the nature and extent of the tenant improvements we will be making to the new corporate headquarters and certain provisions of the development/lease agreement, we are deemed to be the accounting owner of the new corporate headquarters during the construction period. Construction commenced in the second quarter of 2016. Accordingly, we increased Property and equipment, net by $20.3 million, based on the construction costs incurred to date by the Developer, and recorded a corresponding noncurrent financing obligation liability of $20.3 million in Long-term debt, net of current portion within our condensed consolidated balance sheet as of December 31, 2016. The total financing obligation associated with the Developer’s costs to construct the new corporate headquarters is estimated at $56 million. The amounts recorded for construction costs and the corresponding liability are non-cash activities for purposes of our condensed consolidated statement of cash flows. See Note 9, Long-term Debt.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Information related to fully depreciated assets and assets under capital lease obligations is as follows (in millions):

	As of December 31,
	2016	2015
Fully depreciated assets	$289.7	$252.4
Assets under capital lease obligations:
Buildings	$331.0	$333.9
Vehicles	8.6	6.5
Equipment	0.3	0.3
	339.9	340.7
Less: Accumulated amortization	(83.5)	(66.6)
Assets under capital lease obligations, net	$256.4	$274.1
The amount of depreciation expense, amortization expense relating to assets under capital lease obligations, interest capitalized, and rent expense under operating leases is as follows (in millions):

	For the Year Ended December 31,
	2016	2015	2014
Depreciation expense	$102.3	$91.0	$79.9
Amortization expense	$21.8	$12.7	$7.5
Interest capitalized	$2.0	$1.3	$1.5
Rent expense:
Minimum rent payments	$62.6	$48.8	$37.3
Contingent and other rents	29.4	21.6	18.2
Other	4.0	3.8	3.9
Total rent expense	$96.0	$74.2	$59.4
Leases—
We lease certain land, buildings, and equipment under noncancelable operating leases generally expiring at various dates through 2028. We also lease certain buildings and equipment under capital leases generally expiring at various dates through 2037. Operating leases generally have 1- to 15-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Various facility leases include provisions for rent escalation to recognize increased operating costs or require us to pay certain maintenance and utility costs. Contingent rents are included in rent expense in the year incurred.
Some facilities are subleased to other parties. Rental income from subleases approximated $4.1 million, $5.0 million, and $5.1 million for the years ended December 31, 2016, 2015, and 2014, respectively. Total expected future minimum rentals under these noncancelable subleases approximated $4.1 million as of December 31, 2016.
Certain leases contain annual escalation clauses based on changes in the Consumer Price Index while others have fixed escalation terms. The excess of cumulative rent expense (recognized on a straight-line basis) over cumulative rent payments made on leases with fixed escalation terms is recognized as straight-line rental accrual and is included in Other long-term liabilities in the accompanying consolidated balance sheets, as follows (in millions):

	As of December 31,
	2016	2015
Straight-line rental accrual	$11.8	$12.4

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Future minimum lease payments at December 31, 2016, for those leases having an initial or remaining noncancelable lease term in excess of one year, are as follows (in millions):

Year Ending December 31,	Operating Leases	Capital Lease Obligations	Total
2017	$62.5	$34.7	$97.2
2018	56.9	34.9	91.8
2019	51.4	31.0	82.4
2020	42.6	27.8	70.4
2021	32.8	28.4	61.2
2022 and thereafter	173.8	356.5	530.3
	$420.0	513.3	$933.3
Less: Interest portion		(234.0)
Obligations under capital leases		$279.3
In addition to the above, and as discussed in Note 9, Long-term Debt, “Other Notes Payable,” we have two sale/leaseback transactions involving real estate accounted for as financings. Future minimum payments, which are accounted for as interest, under these obligations are $2.7 million in each of the next five years and $5.7 million thereafter.

7.	Goodwill and Other Intangible Assets:
The following table shows changes in the carrying amount of Goodwill for the years ended December 31, 2016, 2015, and 2014 (in millions):

	Inpatient Rehabilitation	Home Health and Hospice	Consolidated
Goodwill as of December 31, 2013	$456.9	$—	$456.9
Acquisitions	0.6	592.5	593.1
Consolidation of joint venture formerly accounted for under the equity method of accounting	34.0	—	34.0
Goodwill as of December 31, 2014	491.5	592.5	1,084.0
Acquisitions	641.6	164.5	806.1
Goodwill as of December 31, 2015	1,133.1	757.0	1,890.1
Acquisitions	8.9	42.5	51.4
Divestiture of pediatric home health services	—	(14.3)	(14.3)
Goodwill as of December 31, 2016	$1,142.0	$785.2	$1,927.2
Goodwill increased in 2014 as a result of our consolidation of Fairlawn and the remeasurement of our previously held equity interest at fair value and our acquisitions of Encompass and Quillen. Goodwill increased in 2015 as a result of our acquisitions of Reliant, CareSouth, and other inpatient and home health and hospice operations. Goodwill increased in 2016 as a result of our acquisitions of inpatient and home health and hospice operations offset by the divestiture of our pediatric home health assets to Thrive Skilled Pediatric Care in November 2016 for approximately $21 million. We recorded a $3.3 million gain as part of Other operating expenses in our consolidated statements of operations during the year ended December 31, 2016. See Note 2, Business Combinations and Note 11, Redeemable Noncontrolling Interests.
We performed impairment reviews as of October 1, 2016, 2015, and 2014 and concluded no Goodwill impairment existed. As of December 31, 2016, we had no accumulated impairment losses related to Goodwill.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

The following table provides information regarding our other intangible assets (in millions):

	Gross Carrying Amount	Accumulated Amortization	Net
Certificates of need:
2016	$98.6	$(12.9)	$85.7
2015	93.9	(6.9)	87.0
Licenses:
2016	$142.0	$(62.1)	$79.9
2015	138.9	(53.7)	85.2
Noncompete agreements:
2016	$62.2	$(47.3)	$14.9
2015	58.0	(37.0)	21.0
Trade name - Encompass:
2016	$135.2	$—	$135.2
2015	135.2	—	135.2
Trade names - all other:
2016	$34.6	$(13.9)	$20.7
2015	32.9	(11.5)	21.4
Internal-use software:
2016	$181.4	$(110.2)	$71.2
2015	155.7	(90.5)	65.2
Market access assets:
2016	$13.2	$(9.5)	$3.7
2015	13.2	(8.8)	4.4
Total intangible assets:
2016	$667.2	$(255.9)	$411.3
2015	627.8	(208.4)	419.4
Amortization expense for other intangible assets is as follows (in millions):

	For the Year Ended December 31,
	2016	2015	2014
Amortization expense	$48.5	$36.0	$20.3
Total estimated amortization expense for our other intangible assets for the next five years is as follows (in millions):

Year Ending December 31,	Estimated Amortization Expense
2017	$45.6
2018	36.2
2019	31.5
2020	26.6
2021	22.9

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

8.	Investments in and Advances to Nonconsolidated Affiliates:
Investments in and advances to nonconsolidated affiliates as of December 31, 2016 represents our investment in seven partially owned subsidiaries, of which six are general or limited partnerships, limited liability companies, or joint ventures in which HealthSouth or one of its subsidiaries is a general or limited partner, managing member, member, or venturer, as applicable. We do not control these affiliates but have the ability to exercise significant influence over the operating and financial policies of certain of these affiliates. Our ownership percentages in these affiliates range from approximately 1% to 60%. We account for these investments using the cost and equity methods of accounting. Our investments, which are included in Other long-term assets in our consolidated balance sheets, consist of the following (in millions):

	As of December 31,
	2016	2015
Equity method investments:
Capital contributions	$0.9	$0.9
Cumulative share of income	97.8	88.0
Cumulative share of distributions	(86.0)	(77.5)
	12.7	11.4
Cost method investments:
Capital contributions, net of distributions and impairments	0.3	0.3
Total investments in and advances to nonconsolidated affiliates	$13.0	$11.7
The following summarizes the combined assets, liabilities, and equity and the combined results of operations of our equity method affiliates (on a 100% basis, in millions):

	As of December 31,
	2016	2015
Assets—
Current	$13.1	$7.8
Noncurrent	19.2	20.5
Total assets	$32.3	$28.3
Liabilities and equity—
Current liabilities	$2.7	$1.4
Noncurrent liabilities	0.2	0.1
Partners’ capital and shareholders’ equity—
HealthSouth	12.7	11.4
Outside partners	16.7	15.4
Total liabilities and equity	$32.3	$28.3

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Condensed statements of operations (in millions):

	For the Year Ended December 31,
	2016	2015	2014
Net operating revenues	$44.8	$36.5	$50.2
Operating expenses	(24.3)	(16.9)	(25.9)
Income from continuing operations, net of tax	20.5	18.9	30.9
Net income	20.5	18.9	30.9
See Note 2, Business Combinations.

9.	Long-term Debt:
Our long-term debt outstanding consists of the following (in millions):

	As of December 31,
	2016	2015
Credit Agreement—
Advances under revolving credit facility	$152.0	$130.0
Term loan facilities	421.2	443.3
Bonds payable—
7.75% Senior Notes due 2022	—	174.3
5.125% Senior Notes due 2023	295.3	294.6
5.75% Senior Notes due 2024	1,193.2	1,192.6
5.75% Senior Notes due 2025	343.9	343.4
2.00% Convertible Senior Subordinated Notes due 2043	275.7	265.9
Other notes payable	55.8	39.2
Capital lease obligations	279.3	288.2
	3,016.4	3,171.5
Less: Current portion	(37.1)	(36.8)
Long-term debt, net of current portion	$2,979.3	$3,134.7
The following chart shows scheduled principal payments due on long-term debt for the next five years and thereafter (in millions):

Year Ending December 31,	Face Amount	Net Amount
2017	$37.1	$37.1
2018	38.1	38.1
2019	39.7	39.6
2020	836.2	790.7
2021	10.7	10.7
Thereafter	2,117.9	2,100.2
Total	$3,079.7	$3,016.4

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

As a result of the 2016, 2015, and 2014 redemptions discussed below, we recorded a $7.4 million, $22.4 million, and $13.2 million Loss on early extinguishment of debt in 2016, 2015, and 2014, respectively.
Senior Secured Credit Agreement—
Credit Agreement
In June and July 2015, we amended our existing credit agreement, previously amended on December 23, 2014 (the “Credit Agreement”). The Credit Agreement provided for $500 million of term loan commitments and a $600 million revolving credit facility, with a $260 million letter of credit subfacility and a swingline loan subfacility, all of which mature in July 2020. Outstanding term loan borrowings are payable in equal consecutive quarterly installments, commencing on March 31, 2016, of 1.25% of the aggregate principal amount of the term loans outstanding as of December 31, 2015, with the remainder due at maturity. We have the right at any time to prepay, in whole or in part, any borrowing under the term loan facilities.
Amounts drawn on the term loan facilities and the revolving credit facility bear interest at a rate per annum of, at our option, (1) LIBOR or (2) the higher of (a) Barclays’ Bank PLC’s (“Barclays”) prime rate and (b) the federal funds rate plus 0.5%, in each case, plus, in each case, an applicable margin that varies depending upon our leverage ratio. We are also subject to a commitment fee of 0.375% per annum on the daily amount of the unutilized commitments under the term loan facilities and revolving credit facility. The current interest rate on borrowings under the Credit Agreement is LIBOR plus 2.00%.
The Credit Agreement contains affirmative and negative covenants and default and acceleration provisions, including a minimum interest coverage ratio and a maximum leverage ratio that change over time. Under one such negative covenant, we are restricted from paying common stock dividends, prepaying certain senior notes, and repurchasing preferred and common equity unless (1) we are not in default under the terms of the Credit Agreement and (2) our senior secured leverage ratio, as defined in the Credit Agreement, does not exceed 1.75x. In the event the senior secured leverage ratio exceeds 1.75x, these payments are subject to a limit of $200 million plus an amount equal to a portion of available excess cash flows each fiscal year. Our obligations under the Credit Agreement are secured by the current and future personal property of the Company and its subsidiary guarantors. The maximum leverage ratio in the financial covenants is 4.50x through June 2017 and 4.25x from then until maturity.
As of December 31, 2016 and 2015, $152 million and $130 million were drawn under the revolving credit facility with an interest rate of 2.7% and 2.3%, respectively. Amounts drawn as of December 31, 2016 and 2015 exclude $33.3 million and $34.2 million, respectively, utilized under the letter of credit subfacility, which were being used in the ordinary course of business to secure workers’ compensation and other insurance coverages and for general corporate purposes. In December 2014, we drew $375 million under our term loan facilities and $325 million under our revolving credit facility to fund the acquisition of Encompass. In September 2015, we borrowed $125 million of the term loan facilities, the proceeds of which were used to fund a portion of the Reliant acquisition. In October 2015, we utilized the remaining $125 million of term loan facility capacity to finance a portion of the CareSouth acquisition. Currently, there are no undrawn term loan commitments under the Credit Agreement. See Note 2, Business Combinations.
2014 Credit Agreement
In September and December 2014, we amended our existing credit agreement, previously amended on June 11, 2013 (the “2014 Credit Agreement”). The 2014 Credit Agreement provided for $450 million of term loan commitments and a $600 million revolving credit facility, with a $260 million letter of credit subfacility and a swingline loan subfacility, all of which would have matured in September 2019. Outstanding term loan borrowings were payable in equal consecutive quarterly installments, commencing on March 31, 2015, of 1.25% of the aggregate principal amount of the term loans outstanding as of March 31, 2015 with the remainder due at maturity. The 2014 Credit Agreement contained the same affirmative and negative covenants and default and acceleration provisions as the Credit Agreement, except for the maximum leverage ratio was 4.25x.
Bonds Payable—
Nonconvertible Notes
The Company’s 2020 Notes, 2022 Notes, 2023 Notes, 2024 Notes, and 2025 Notes (collectively, the “Senior Notes”) were issued pursuant to an indenture (the “Base Indenture”) dated as of December 1, 2009 between us and The Bank of Nova

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Scotia Trust Company of New York, as trustee (the “Original Trustee”), as supplemented by each Senior Notes respective supplemental indenture (together with the Base Indenture, the “Indenture”), among us, the Subsidiary Guarantors (as defined in the Indenture), and the Original Trustee. The Original Trustee notified us of its intention to discontinue its corporate trust operations and, accordingly, to resign upon the appointment of a successor trustee. Effective July 29, 2013, Wells Fargo Bank, National Association, was appointed as successor trustee under the Indenture.
Pursuant to the terms of the Indenture, the Senior Notes are jointly and severally guaranteed on a senior, unsecured basis by all of our existing and future subsidiaries that guarantee borrowings under our Credit Agreement and other capital markets debt (see Note 20, Condensed Consolidating Financial Information). The Senior Notes are senior, unsecured obligations of HealthSouth and rank equally with our other senior indebtedness, senior to any of our subordinated indebtedness, and effectively junior to our secured indebtedness to the extent of the value of the collateral securing such indebtedness.
Upon the occurrence of a change in control (as defined in the Indenture), each holder of the Senior Notes may require us to repurchase all or a portion of the notes in cash at a price equal to 101% of the principal amount of the Senior Notes to be repurchased, plus accrued and unpaid interest.
The Senior Notes contain covenants and default and acceleration provisions, that, among other things, limit our and certain of our subsidiaries’ ability to (1) incur additional debt, (2) make certain restricted payments, (3) consummate specified asset sales, (4) incur liens, and (5) merge or consolidate with another person.
2018 and 2022 Notes
In October 2010, we completed a public offering of $525.0 million aggregate principal amount of senior notes, which included $275.0 million of our 7.25% Senior Notes due 2018 (“the 2018 Notes”) at par and $250.0 million of our 7.75% Senior Notes due 2022 (“the 2022 Notes”) at par (collectively, the “2018 and 2022 Senior Notes”). We used the net proceeds from the initial offering of the 2018 and 2022 Senior Notes to repay amounts outstanding under the term loan facility of our former credit agreement dated March 2006.
In March 2011, we completed a public offering of $120 million aggregate principal amount of senior notes, which included an additional $60 million of the 2018 Notes at 103.25% of the principal amount and an additional $60 million of the 2022 Notes at 103.50% of the principal amount. Net proceeds from this offering were approximately $122 million. We used approximately $45 million of the net proceeds to repay a portion of the amounts outstanding under our revolving credit facility. In June 2011, the remainder of the net proceeds were used to redeem a portion of our former senior notes due 2016 outstanding at that time.
In October 2012, $64.5 million of the net proceeds from our public offering of the 5.75% Senior Notes due 2024 (“the 2024 Notes”) were used to redeem $33.5 million of the outstanding principal amount of our existing 2018 Notes and $31.0 million of the outstanding principal amount of our existing 2022 Notes. This optional redemption was at a price of 103%, which resulted in an additional cash outlay of $1.9 million from the net proceeds.
In November 2013, we redeemed $30.2 million and $27.9 million of the outstanding principal amount of our existing 2018 Notes and our existing 2022 Notes, respectively. Pursuant to the terms of these senior notes, this optional redemption was at a price of 103%, which resulted in a total cash outlay of approximately $60 million to retire the $58.1 million in principal. We used a combination of cash on hand and availability under our revolving credit facility for this redemption.
In October 2014, we redeemed the remaining $271.4 million outstanding principal amount of our 2018 Notes. Pursuant to the terms of the 2018 Notes, this optional redemption was made at a price of 103.625%, which resulted in a total cash outlay of approximately $281 million to retire the $271.4 million in principal. We used the net proceeds from the $175 million September offering of our existing 2024 Notes discussed below, a $75 million draw under our term loan facilities, and cash on hand for this redemption. The 2018 Notes would have matured on October 1, 2018. Inclusive of premiums and financing costs, the effective interest rate on the 2018 Notes was 7.5%. Interest was payable semiannually in arrears on April 1 and October 1 of each year.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

In December 2014, we redeemed $25.1 million of the outstanding principal amount of our existing 2022 Notes. Pursuant to the terms of the 2022 Notes, this optional redemption was at a price of 103%, which resulted in a total cash outlay of approximately $26 million to retire the $25.1 million in principal. We used cash on hand for this redemption.
In November 2015, we redeemed $50.0 million of the outstanding principal amount of our existing 2022 Notes. Pursuant to the terms of the 2022 Notes, this optional redemption was made at a price of 103.875%, which resulted in a total cash outlay of approximately $52 million. We used borrowings under our revolving credit facility to fund the redemption.
In March and May 2016, we redeemed $50.0 million of the outstanding principal amount of our existing 2022 Notes. Pursuant to the terms of the 2022 Notes, these optional redemptions were made at a price of 103.875%, which resulted in a total cash outlay of approximately $104 million. We used cash on hand and capacity under our revolving credit facility to fund these redemptions.
In September 2016, we redeemed the remaining outstanding principal amount of $76 million of the existing 2022 Notes. Pursuant to the terms of these notes, these optional redemptions were made at a price of 102.583%, which resulted in a total cash outlay of approximately $78 million. We used cash on hand and capacity under our revolving credit facility to fund this redemption. The 2022 Notes would have matured on September 15, 2022. Inclusive of premiums and financing costs, the effective interest rate on the 2022 Notes was 7.9%. Interest was payable semiannually in arrears on March 15 and September 15 of each year.
2023 Notes
In March 2015, we issued $300 million of 5.125% Senior Notes due 2023 (“the 2023 Notes”) at par, which resulted in approximately $295 million in net proceeds from the public offering. We used the net proceeds from this offering along with cash on hand to redeem all of our senior notes due 2020 outstanding at that time. Pursuant to the terms of these senior notes due 2020, this redemption was made at a price of 104.063%, which resulted in a total cash outlay of approximately $302 million to retire the $290 million in principal. The 2023 Notes mature on March 15, 2023 and bear interest at a per annum rate of 5.125%. Inclusive of financing costs, the effective interest rate on the 2023 Notes is 5.4%. Interest on the 2023 Notes is payable semiannually in arrears on March 15 and September 15, beginning on September 15, 2015.
We may redeem the 2023 Notes, in whole or in part, at any time on or after March 15, 2018 at the redemption prices set forth below:

Period	Redemption Price*
2018	103.844%
2019	102.563%
2020	101.281%
2021 and thereafter	100.000%
* Expressed in percentage of principal amount
2024 Notes
In September 2012, we completed a public offering of $275 million aggregate principal amount of the 2024 Notes at par. Net proceeds from this offering were approximately $270 million. We used $195 million of the net proceeds to repay the amounts outstanding under our revolving credit facility. Additionally, in October 2012, $64.5 million of the net proceeds were used to redeem a portion of our 2018 and 2022 Senior Notes.
In September 2014, we issued an additional $175 million of the 2024 Notes at a price of 103.625% of the principal amount, which resulted in approximately $182 million in net proceeds from the public offering. We used the net proceeds to redeem the 2018 Notes, as discussed above.
In January 2015, we issued an additional $400 million of the 2024 Notes at a price of 102% of the principal amount, which resulted in approximately $406 million in net proceeds from the public offering. We used $250 million of the net

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

proceeds to repay borrowings under our term loan facilities, with the remaining net proceeds used to repay borrowings under our revolving credit facility.
In August 2015, we issued an additional $350 million of our 2024 Notes at a price of 100.5% of the principal amount, which resulted in approximately $351 million in net proceeds from the private offering. We used the net proceeds to reduce borrowings under our revolving credit facility and fund a portion of the Reliant acquisition, as discussed in Note 2, Business Combinations.
The 2024 Notes mature on November 1, 2024 and bear interest at a per annum rate of 5.75%. Inclusive of premiums and financing costs, the effective interest rate on the 2024 Notes is 5.8%. Interest is payable semiannually in arrears on May 1 and November 1 of each year.
We may redeem the 2024 Notes, in whole or in part, at any time on or after November 1, 2017, at the redemption prices set forth below:

Period	Redemption Price*
2017	102.875%
2018	101.917%
2019	100.958%
2020 and thereafter	100.000%
* Expressed in percentage of principal amount
2025 Notes
In September 2015, we issued $350 million of 5.75% Senior Notes due 2025 (“the 2025 Notes”) at par, which resulted in approximately $344 million in net proceeds from the private offering. We used the net proceeds from this borrowing to fund a portion of the Reliant acquisition. The 2025 Notes mature on September 15, 2025 and bear interest at a per annum rate of 5.75%. Inclusive of financing costs, the effective interest rate on the 2025 Notes is 6.0%. Interest on the 2025 Notes is payable semiannually in arrears on March 15 and September 15, beginning on March 15, 2016.
We may redeem the 2025 Notes, in whole or in part, at any time on or after September 15, 2020, at the redemption prices set forth below:

Period	Redemption Price*
2020	102.875%
2021	101.917%
2022	100.958%
2023 and thereafter	100.000%
* Expressed in percentage of principal amount

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Convertible Notes
Convertible Senior Subordinated Notes Due 2043
In November 2013, we exchanged $320 million in aggregate principal amount of newly issued 2.00% Convertible Senior Subordinated Notes due 2043 (the “Convertible Notes”) for 257,110 shares of our outstanding 6.50% Series A Convertible Perpetual Preferred Stock. The Company’s Convertible Notes were issued pursuant to an indenture dated November 18, 2013 (the “Convertible Notes Indenture”) between us and Wells Fargo Bank, National Association, as trustee and conversion agent. The Convertible Notes are senior subordinated unsecured obligations of the Company. As such, the Convertible Notes are subordinated to all our existing and future senior unsecured debt and are effectively subordinated to our existing and future secured debt to the extent of the value of the collateral securing such debt. Additionally, the Convertible Notes are structurally subordinated to all existing and future debt and other obligations of our subsidiaries.
The Convertible Notes bear regular interest at a rate of 2.0% per year payable semiannually in arrears in cash on June 1 and December 1 of each year. Beginning with the six-month period starting December 1, 2018, contingent interest is payable, in addition to regular interest, if the trading price of the Convertible Notes for each of the five trading days ending two trading days prior to any six-month contingent interest period is equal to or greater than $1,200. The amount of contingent interest payable per $1,000 principal amount of the Convertible Notes in respect of any contingent interest period is equal to 0.25% of the average trading price of the Convertible Notes during the specified measurement period. Due to discounts and financing costs, the effective interest rate on the Convertible Notes is 6.0%.
The Convertible Notes mature on December 1, 2043, unless earlier redeemed, repurchased, or converted. The Convertible Notes are convertible, at the option of the holder, at any time on or prior to the close of business on the business day immediately preceding December 1, 2043 into shares of our common stock at an initial conversion rate of 25.2194 shares per $1,000 principal amount of the Convertible Notes, subject to customary antidilution adjustments. This conversion rate equates to an initial conversion price of $39.652 per share. We may elect to settle any conversion, in whole or in part, by delivering cash in lieu of shares. Upon the occurrence of certain change of control events and a redemption prior to December 2018, in either case, in connection with elections by holders to convert their Convertible Notes, we will pay a make-whole premium on any Convertible Notes converted by increasing the conversion rate on such Convertible Notes.
The payment of dividends on our common stock has triggered and will continue to trigger, from time to time, the antidilutive adjustment provisions of the Convertible Notes, except in instances when such adjustments are deemed de minimis. The current conversion price of the Convertible Notes is $37.16, and the current conversion rate is 26.9106 for each $1,000 principal amount of the Convertible Notes.
Prior to December 1, 2018, we may redeem all or any part of the Convertible Notes if the volume weighted-average price per share of our common stock is at least 120% of the conversion price of the Convertible Notes for at least 20 trading days during any 30 consecutive trading day period, at a redemption price equal to 100% of the principal amount of Convertible Notes to be redeemed, plus accrued and unpaid interest, provided that, as described above, the holders may elect to convert their Convertible Notes in lieu of the redemption and receive any make-whole premium due. On or after December 1, 2018, we may, at our option, redeem all or any part of the Convertible Notes at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest.
Upon the occurrence of a fundamental change (as defined in the Convertible Notes Indenture), each holder of the Convertible Notes may require us to repurchase for cash all or any portion of such holders’ Convertible Notes at a price equal to 100% of the principal amount of the repurchased Convertible Notes, plus accrued and unpaid interest thereon to, but excluding, the repurchase date and, if the fundamental change also constitutes a nonstock change of control (as defined in the Convertible Notes Indenture), the amount of any make-whole premium due. Holders may, at their option, also require us to repurchase all or any portion of such holders’ Convertible Notes on December 1 of 2020, 2027, 2034, and 2041 at a price equal to 100% of the principal amount of the repurchased Convertible Notes, plus accrued and unpaid interest thereon to, but excluding, the repurchase date.
The Convertible Notes Indenture contains customary events of default, which includes, among other things, a default in the obligation of the Company to convert the Convertible Notes that continues for five business days.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Other Notes Payable—
Our notes payable consist of the following (in millions):

	As of December 31,
	2016	2015	Interest Rates
Sale/leaseback transactions involving real estate accounted for as financings	$48.2	$28.0	7.5% to 11.2%
Acquisition of an inpatient rehabilitation unit	—	1.3	7.8%
Construction of a new hospital	7.4	9.6	LIBOR + 2.5%; 3.1% and 2.7% as of December 31, 2016 and 2015, respectively
Other	0.2	0.3	6.8%
Other notes payable	$55.8	$39.2
See also Note 6, Property and Equipment.
Capital Lease Obligations—
We engage in a significant number of leasing transactions including real estate and other equipment utilized in operations. Leases meeting certain accounting criteria have been recorded as an asset and liability at the lower of fair value or the net present value of the aggregate future minimum lease payments at the inception of the lease. Interest rates used in computing the net present value of the lease payments generally ranged from 2% to 11% based on our incremental borrowing rate at the inception of the lease. Our leasing transactions include arrangements for vehicles with major finance companies and manufacturers who retain ownership in the equipment during the term of the lease and with a variety of both small and large real estate owners.
Events Subsequent to Original Issuance of Financial Statements (Unaudited)—
In May 2017, we provided notice of our intent to exercise our early redemption option on the $320 million outstanding principal amount of the Convertible Notes. Pursuant to the Convertible Notes Indenture, the holders had the right to convert their Convertible Notes into shares of our common stock at a conversion rate of 27.2221 shares per $1,000 principal amount of Convertible Notes, which rate was increased by the make-whole premium. Holders of $319.4 million in principal of these Convertible Notes chose to convert their notes to shares of our common stock resulting in the issuance of 8.9 million shares from treasury stock, including 0.2 million shares due to the make-whole premium. Approximately 8.6 million of these shares were included in Diluted earnings per share attributable to HealthSouth common shareholders as of March 31, 2017. We redeemed the remaining $0.6 million in principal at par in cash. The redemption and all conversions occurred in the second quarter of 2017. As a result of these transactions, we recorded a $10.4 million Loss on early extinguishment of debt in the second quarter of 2017.

10.	Self-Insured Risks:
We insure a substantial portion of our professional liability, general liability, and workers’ compensation risks through a self-insured retention program (“SIR”) underwritten by our consolidated wholly owned offshore captive insurance subsidiary, HCS, Ltd., which we fund via regularly scheduled premium payments. HCS is an insurance company licensed by the Cayman Island Monetary Authority. We use HCS to fund our first layer of insurance coverage up to approximately $28 million for annual aggregate losses associated with general and professional liability risks. Workers’ compensation exposures are capped on a per claim basis. Risks in excess of specified limits per claim and in excess of our aggregate SIR amount are covered by unrelated commercial carriers.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

The following table presents the changes in our self-insurance reserves for the years ended December 31, 2016, 2015, and 2014 (in millions):

	2016	2015	2014
Balance at beginning of period, gross	$142.1	$134.3	$140.3
Less: Reinsurance receivables	(26.6)	(26.0)	(32.6)
Balance at beginning of period, net	115.5	108.3	107.7
Increase for the provision of current year claims	43.5	37.1	34.7
Decrease for the provision of prior year claims	(0.1)	(4.6)	(3.5)
Expenses related to discontinued operations	(0.4)	(0.5)	(0.3)
Payments related to current year claims	(5.0)	(4.7)	(4.4)
Payments related to prior year claims	(23.5)	(22.5)	(25.9)
Acquisitions	—	2.4	—
Balance at end of period, net	130.0	115.5	108.3
Add: Reinsurance receivables	41.4	26.6	26.0
Balance at end of period, gross	$171.4	$142.1	$134.3
As of December 31, 2016 and 2015, $61.0 million and $40.5 million, respectively, of these reserves are included in Other current liabilities in our consolidated balance sheets.
Provisions for these risks are based primarily upon actuarially determined estimates. These reserves represent the unpaid portion of the estimated ultimate cost of all reported and unreported losses incurred through the respective consolidated balance sheet dates. The reserves are estimated using individual case-basis valuations and actuarial analyses. Those estimates are subject to the effects of trends in loss severity and frequency. The estimates are continually reviewed and adjustments are recorded as experience develops or new information becomes known. The changes to the estimated ultimate loss amounts are included in current operating results.
The reserves for these self-insured risks cover approximately 1,000 and 1,100 individual claims at December 31, 2016 and 2015, respectively, and estimates for potential unreported claims. The time period required to resolve these claims can vary depending upon the jurisdiction, the nature, and the form of resolution of the claims. The estimation of the timing of payments beyond a year can vary significantly. Although considerable variability is inherent in reserve estimates, management believes the reserves for losses and loss expenses are adequate; however, there can be no assurance the ultimate liability will not exceed management’s estimates.

11.	Redeemable Noncontrolling Interests:
The following is a summary of the activity related to our Redeemable noncontrolling interests (in millions):

	For the Year Ended December 31,
	2016	2015	2014
Balance at beginning of period	$121.1	$84.7	$13.5
Acquisition of Encompass	—	—	64.5
Net income attributable to noncontrolling interests	14.1	13.8	6.6
Distributions	(7.8)	(7.3)	(8.5)
Contribution to joint venture	—	—	4.3
Change in fair value	10.9	29.9	4.3
Balance at end of period	$138.3	$121.1	$84.7

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

The following table reconciles the net income attributable to nonredeemable Noncontrolling interests, as recorded in the shareholders’ equity section of the consolidated balance sheets, and the net income attributable to Redeemable noncontrolling interests, as recorded in the mezzanine section of the consolidated balance sheets, to the Net income attributable to noncontrolling interests presented on the consolidated statements of operations (in millions):

	For the Year Ended December 31,
	2016	2015	2014
Net income attributable to nonredeemable noncontrolling interests	$56.4	$55.9	$53.1
Net income attributable to redeemable noncontrolling interests	14.1	13.8	6.6
Net income attributable to noncontrolling interests	$70.5	$69.7	$59.7
See also Note 2, Business Combinations.

12.	Fair Value Measurements:
Our financial assets and liabilities that are measured at fair value on a recurring basis are as follows (in millions):

		Fair Value Measurements at Reporting Date Using
As of December 31, 2016	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Valuation Technique (1)
Prepaid expenses and other current assets:
Current portion of restricted marketable securities	$24.2	$—	$24.2	$—	M
Other long-term assets:
Restricted marketable securities	33.5	—	33.5	—	M
Redeemable noncontrolling interests	138.3	—	—	138.3	I
As of December 31, 2015
Prepaid expenses and other current assets:
Current portion of restricted marketable securities	$16.1	$—	$16.1	$—	M
Other long-term assets:
Restricted marketable securities	40.1	—	40.1	—	M
Redeemable noncontrolling interests	121.1	—	—	121.1	I

(1)	The three valuation techniques are: market approach (M), cost approach (C), and income approach (I).
In addition to assets and liabilities recorded at fair value on a recurring basis, we are also required to record assets and liabilities at fair value on a nonrecurring basis. Generally, assets are recorded at fair value on a nonrecurring basis as a result of impairment charges or similar adjustments made to the carrying value of the applicable assets. During the years ended December 31, 2016 and 2015, we did not record any gains or losses related to our nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis as part of our continuing operations.
As a result of our consolidation of Fairlawn in 2014 and the remeasurement of our previously held equity interest at fair value, we recorded a $27.2 million gain as part of Other income during the year ended December 31, 2014. We determined the fair value of our previously held equity interest using the income approach. The income approach included the use of

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Fairlawn’s projected operating results and cash flows discounted using a rate that reflects market participant assumptions. The projected operating results used management’s best estimates of economic and market conditions over the forecasted period including assumptions for pricing and volume, operating expenses, and capital expenditures. See Note 2, Business Combinations.
As discussed in Note 1, Summary of Significant Accounting Policies, “Fair Value Measurements,” the carrying value equals fair value for our financial instruments that are not included in the table below and are classified as current in our consolidated balance sheets. The carrying amounts and estimated fair values for our other financial instruments are presented in the following table (in millions):

	As of December 31, 2016		As of December 31, 2015
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Long-term debt:
Advances under revolving credit facility	$152.0	$152.0	$130.0	$130.0
Term loan facilities	421.2	422.5	443.3	445.0
7.75% Senior Notes due 2022	—	—	174.3	183.7
5.125% Senior Notes due 2023	295.3	297.8	294.6	288.0
5.75% Senior Notes due 2024	1,193.2	1,216.6	1,192.6	1,146.0
5.75% Senior Notes due 2025	343.9	349.6	343.4	332.5
2.00% Convertible Senior Subordinated Notes due 2043	275.7	382.6	265.9	345.0
Other notes payable	55.8	55.8	39.2	39.2
Financial commitments:
Letters of credit	—	33.3	—	34.2
Fair values for our long-term debt and financial commitments are determined using inputs, including quoted prices in nonactive markets, that are observable either directly or indirectly, or Level 2 inputs within the fair value hierarchy. See Note 1, Summary of Significant Accounting Policies, “Fair Value Measurements” and “Redeemable Noncontrolling Interests.”

13.	Share-Based Payments:
The Company has awarded employee stock-based compensation in the form of stock options, SARs, and restricted stock awards (“RSAs”) under the terms of share-based incentive plans designed to align employee and executive interests to those of its stockholders. Excluding SARs issued in 2014, all employee stock-based compensation awarded between January 1, 2014 and May 8, 2016 was issued under the Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”), a stockholder-approved plan that reserved and provided for the grant of up to nine million shares of common stock. This plan allowed the grants of nonqualified stock options, incentive stock options, restricted stock, SARs, performance shares, performance share units, dividend equivalents, restricted stock units (“RSUs”), and/or other stock-based awards. No additional stock-based compensation will be issued from the 2008 Plan.
In May 2016, our stockholders approved the 2016 Omnibus Performance Incentive Plan, which reserves and provides for the grant of up to 14,000,000 shares of common stock. All employee stock-based compensation awarded after May 8, 2016 was issued under this plan. This plan allows for the same types of equity grants as the 2008 Plan.
Stock Options—
Under our share-based incentive plans, officers and employees are given the right to purchase shares of HealthSouth common stock at a fixed grant price determined on the day the options are granted. The terms and conditions of the options, including exercise prices and the periods in which options are exercisable, are generally at the discretion of the compensation committee of our board of directors. However, no options are exercisable beyond ten years from the date of grant. Granted options vest over the awards’ requisite service periods, which are generally three years.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

The fair values of the options granted during the years ended December 31, 2016, 2015, and 2014 have been estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	For the Year Ended December 31,
	2016	2015	2014
Expected volatility	37.2%	39.5%	40.3%
Risk-free interest rate	1.6%	1.9%	2.2%
Expected life (years)	7.5	7.7	7.2
Dividend yield	2.1%	2.1%	2.1%
The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes option-pricing model requires the input of highly subjective assumptions, including the expected stock price volatility. We estimate our expected term through an analysis of actual, historical post-vesting exercise, cancellation, and expiration behavior by our employees and projected post-vesting activity of outstanding options. We calculate volatility based on the historical volatility of our common stock over the period commensurate with the expected term of the options. The risk-free interest rate is the implied daily yield currently available on U.S. Treasury issues with a remaining term closely approximating the expected term used as the input to the Black-Scholes option-pricing model. In 2016, 2015, and 2014, we estimated our dividend yield based on our annual dividend rate and our stock price on the dividend payment dates. Under the Black-Scholes option-pricing model, the weighted-average grant date fair value per share of employee stock options granted during the years ended December 31, 2016, 2015, and 2014 was $11.55, $15.11, and $11.41, respectively.
A summary of our stock option activity and related information is as follows:

	Shares (In Thousands)	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Life (Years)	Aggregate Intrinsic Value (In Millions)
Outstanding, December 31, 2015	2,056	$21.37
Granted	186	36.15
Exercised	(563)	23.14
Forfeitures	(102)	37.22
Expirations	(2)	24.72
Outstanding, December 31, 2016	1,575	21.45	4.3	$31.3
Exercisable, December 31, 2016	1,442	19.94	3.9	30.8
We recognized approximately $1.6 million, $1.6 million, and $1.9 million of compensation expense related to our stock options for the years ended December 31, 2016, 2015, and 2014, respectively. As of December 31, 2016, there was $1.1 million of unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of 26 months. The total intrinsic value of options exercised during the years ended December 31, 2016, 2015, and 2014 was $9.1 million, $4.2 million, and $2.4 million, respectively.
Stock Appreciation Rights—
In conjunction with the Encompass acquisition, we granted SARs based on Holdings’ common stock to certain members of Encompass management at closing on December 31, 2014. Under a separate plan, we granted 122,976 SARs that vest based on continued employment and an additional maximum number of 129,124 SARs that vest based on continued employment and the extent of Encompass’ attainment of a specified 2017 performance measure. In general terms, half of the SARs of each type will vest on December 31, 2018 with the remainder vesting on December 31, 2019. The SARs that ultimately vest will expire on the tenth anniversary of the grant date or within a specified period following any earlier

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

termination of employment. Upon exercise, each SAR must be settled for cash in the amount by which the per share fair value of Holdings’ common stock on the exercise date exceeds the per share fair value on the acquisition date. The fair value of Holdings’ common stock is determined using the product of the trailing 12-month specified performance measure for Holdings and a specified median market price multiple based on a basket of public home health companies.
The fair value of the SARs granted in conjunction with the Encompass acquisition has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	For the Year Ended December 31,
	2016	2015
Expected volatility	25.9%	30.7%
Risk-free interest rate	1.9%	2.1%
Expected life (years)	5.3	6.3
Dividend yield	—%	—%
We did not include a dividend payment as part of our pricing model because Holdings currently does not pay dividends on their common stock. Under the Black-Scholes option-pricing model, the weighted-average fair value per share of SARs granted in conjunction with the Encompass acquisition was $84.33 and $64.09 as of December 31, 2016 and 2015, respectively.
We recognized approximately $5.8 million and $3.5 million of compensation expense related to our SARs for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, there was $11.4 million of unrecognized compensation cost related to unvested SARs. This cost is expected to be recognized over a weighted-average period of 63 months. The remaining unrecognized compensation expense for our SARs may vary each reporting period based on changes in both the expected achievement of the performance measure and the specified median market multiple. As of December 31, 2016, 252,100 SARs were outstanding.
Restricted Stock—
The RSAs granted in 2016, 2015, and 2014 included service-based awards, performance-based awards (that also included a service requirement), and (in 2015 and 2014) market condition awards (that also included a service requirement). These awards generally vest over a three-year requisite service period. For RSAs with a service and/or performance requirement, the fair value of the RSA is determined by the closing price of our common stock on the grant date. For RSAs with a market condition, the fair value of the RSA is determined using a lattice model. Inputs into the model include the historical price volatility of our common stock, the historical volatility of the common stock of the companies in the defined peer group, and the risk-free interest rate. Utilizing these inputs and potential future changes in stock prices, multiple trials are run to determine the fair value.
A summary of our issued restricted stock awards is as follows (share information in thousands):

	Shares	Weighted-Average Grant Date Fair Value
Nonvested shares at December 31, 2015	842	$28.05
Granted	542	33.56
Vested	(712)	25.63
Forfeited	(54)	35.24
Nonvested shares at December 31, 2016	618	35.06
The weighted-average grant date fair value of restricted stock granted during the years ended December 31, 2015 and 2014 was $27.86 and $23.94 per share, respectively. We recognized approximately $18.7 million, $19.5 million, and $20.8

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

million of compensation expense related to our restricted stock awards for the years ended December 31, 2016, 2015, and 2014, respectively. As of December 31, 2016, there was $18.6 million of unrecognized compensation expense related to unvested restricted stock. This cost is expected to be recognized over a weighted-average period of 21 months. The remaining unrecognized compensation expense for the performance-based awards may vary each reporting period based on changes in the expected achievement of performance measures. The total fair value of shares vested during the years ended December 31, 2016, 2015, and 2014 was $24.3 million, $41.0 million, and $25.9 million, respectively. We accrue dividends on outstanding RSAs which are paid upon vesting.
Nonemployee Stock-Based Compensation Plans—
During the years ended December 31, 2016, 2015, and 2014, we provided incentives to our nonemployee members of our board of directors through the issuance of RSUs out of our share-based incentive plans. RSUs are fully vested when awarded and receive dividend equivalents in the form of additional RSUs upon the payment of a cash dividend on our common stock. During the years ended December 31, 2016, 2015, and 2014, we issued 32,031, 30,744, and 36,350 RSUs, respectively, with a fair value of $40.75, $42.46, and $33.02, respectively, per unit. We recognized approximately $1.3 million, $1.3 million, and $1.2 million, respectively, of compensation expense upon their issuance in 2016, 2015, and 2014. There was no unrecognized compensation related to unvested shares as of December 31, 2016. During the years ended December 31, 2016, 2015, and 2014, we issued an additional 10,248, 7,645, and 8,149, respectively, of RSUs as dividend equivalents. As of December 31, 2016, 434,134 RSUs were outstanding.

14.	Employee Benefit Plans:
Substantially all HealthSouth hospital employees are eligible to enroll in HealthSouth-sponsored healthcare plans, including coverage for medical and dental benefits. Our primary healthcare plans are national plans administered by third-party administrators. We are self-insured for these plans. During 2016, 2015, and 2014, costs associated with these plans, net of amounts paid by employees, approximated $119.0 million, $109.3 million, and $85.2 million, respectively.
The HealthSouth Retirement Investment Plan is a qualified 401(k) savings plan. The plan allows eligible employees to contribute up to 100% of their pay on a pre-tax basis into their individual retirement account in the plan subject to the normal maximum limits set annually by the Internal Revenue Service. HealthSouth’s employer matching contribution is 50% of the first 6% of each participant’s elective deferrals. All contributions to the plan are in the form of cash. Employees who are at least 21 years of age are eligible to participate in the plan. Employer contributions vest 100% after three years of service. Participants are always fully vested in their own contributions.
Employer contributions to the HealthSouth Retirement Investment Plan approximated $16.6 million, $15.0 million, and $13.9 million in 2016, 2015, and 2014, respectively. In 2016, 2015, and 2014, approximately $0.6 million, $0.9 million, and $0.5 million, respectively, from the plan’s forfeiture account were used to fund the matching contributions in accordance with the terms of the plan.
Senior Management Bonus Program—
We maintain a Senior Management Bonus Program to reward senior management for performance based on a combination of corporate or regional goals and individual goals. The corporate and regional goals are approved on an annual basis by our board of directors as part of our routine budgeting and financial planning process. The individual goals, which are weighted according to importance, are determined between each participant and his or her immediate supervisor. The program applies to persons who join the Company in, or are promoted to, senior management positions. In 2017, we expect to pay approximately $11.2 million under the program for the year ended December 31, 2016. In February 2016 and 2015, we paid $9.4 million and $9.0 million, respectively, under the program for the years ended December 31, 2015 and 2014.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

15.	Income Taxes:
The significant components of the Provision for income tax expense related to continuing operations are as follows (in millions):

	For the Year Ended December 31,
	2016	2015	2014
Current:
Federal	$16.1	$2.6	$2.5
State and other	14.9	12.2	10.8
Total current expense	31.0	14.8	13.3
Deferred:
Federal	130.5	113.9	95.3
State and other	2.4	13.2	2.1
Total deferred expense	132.9	127.1	97.4
Total income tax expense related to continuing operations	$163.9	$141.9	$110.7
A reconciliation of differences between the federal income tax at statutory rates and our actual income tax expense on our income from continuing operations, which include federal, state, and other income taxes, is presented below:

	For the Year Ended December 31,
	2016	2015	2014
Tax expense at statutory rate	35.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
State and other income taxes, net of federal tax benefit	3.8%	3.6%	4.3%
Increase (decrease) in valuation allowance	0.1%	1.2%	(1.9)%
Noncontrolling interests	(4.4)%	(5.3)%	(5.1)%
Acquisition of additional equity interest in Fairlawn	—%	—%	(3.6)%
Other, net	(0.5)%	1.4%	(0.1)%
Income tax expense	34.0%	35.9%	28.6%
The Provision for income tax expense in 2016 was less than the federal statutory rate primarily due to: (1) the impact of noncontrolling interests offset by (2) state and other income tax expense. See Note 1, Summary of Significant Accounting Policies, “Income Taxes,” for a discussion of the allocation of income or loss related to pass-through entities, which is referred to as the impact of noncontrolling interests in this discussion.
The Provision for income tax expense in 2015 was greater than the federal statutory rate primarily due to: (1) state and other income tax expense and (2) an increase in our valuation allowance offset by (3) the impact of noncontrolling interests. The increase in our valuation allowance in 2015 related primarily to changes to our state apportionment percentages resulting from the acquisitions of Encompass, Reliant, and CareSouth and changes to our current forecast of earnings in each jurisdiction.
The Provision for income tax expense in 2014 was less than the federal statutory rate primarily due to: (1) the impact of noncontrolling interests, (2) the nontaxable gain discussed in Note 2, Business Combinations, related to our acquisition of an additional 30% equity interest in Fairlawn, and (3) a decrease in our valuation allowance offset by (4) state and other income tax expense. As a result of the Fairlawn transaction, we released the deferred tax liability associated with the outside tax basis of our investment in Fairlawn because we now possess sufficient ownership to allow for the historical outside tax basis difference to be resolved through a tax-free transaction in the future.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Deferred income taxes recognize the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available NOLs. The significant components of HealthSouth’s deferred tax assets and liabilities are presented in the following table (in millions):

	As of December 31,
	2016	2015
Deferred income tax assets:
Net operating loss	$64.8	$161.1
Property, net	52.1	48.2
Insurance reserve	32.0	26.0
Stock-based compensation	23.7	23.4
Allowance for doubtful accounts	19.3	24.5
Alternative minimum tax	7.5	10.6
Carrying value of partnerships	12.9	22.1
Other accruals	26.1	25.7
Tax credits	2.6	14.0
Noncontrolling interest	14.8	10.6
Other	0.8	0.8
Total deferred income tax assets	256.6	367.0
Less: Valuation allowance	(27.9)	(27.6)
Net deferred income tax assets	228.7	339.4
Deferred income tax liabilities:
Intangibles	(113.2)	(112.8)
Convertible debt interest	(38.1)	(35.3)
Other	(1.6)	(0.5)
Total deferred income tax liabilities	(152.9)	(148.6)
Net deferred income tax assets	75.8	190.8
In the consolidated statements of shareholders’ equity, the fair value adjustments to redeemable noncontrolling interests have been reported net of tax for each period presented. The amount of tax benefit allocated to Capital in excess of par value was ($4.2) million, ($11.7) million, and $(1.8) million for the years ended December 31, 2016, 2015, and 2014, respectively.
As of December 31, 2016, we had reduced our federal NOL to zero. We recognized $17.3 million related to operating loss carryforwards resulting from excess tax benefits related to share-based awards, the benefits of which, is accounted for as a credit to Capital in excess of par value that reduce taxes payable. We also used federal tax credit carryforwards of $19.3 million. Additionally, we have state NOLs of $64.8 million that expire in various amounts at varying times through 2031.
During the third quarter of 2016, we filed an automatic tax accounting method change related to the deductibility of bad debts pursuant to the non-accrual experience method which resulted in a tax benefit of approximately $7 million. This change did not have a material impact on our effective tax rate. We also filed a non-automatic tax accounting method change related to billings denied under pre-payment claims reviews conducted by certain of our MACs. If our request for the non-automatic tax accounting change is accepted as filed, we estimate realization of additional tax benefits of approximately $53 million through December 31, 2016. Approximately $44 million of this amount represents pre-payment claims denials received in years prior to and including the year ended December 31, 2015. This change, if approved, is not expected to have a material impact on our effective tax rate.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

For the years ended December 31, 2016, 2015, and 2014, the net changes in our valuation allowance were $0.3 million, $4.6 million, and ($7.7) million, respectively. The increase in our valuation allowance in 2016 related primarily to the valuation of our tax credits. The increase in our valuation allowance in 2015 related primarily to changes to our state apportionment percentages resulting from the acquisitions of Encompass, Reliant, and CareSouth and changes to our current forecast of earnings in each jurisdiction. The decrease in our valuation allowance in 2014 related primarily to the expiration of state NOLs in certain jurisdictions, our current forecast of future earnings in each jurisdiction, and changes in certain state tax laws.
As of December 31, 2016, we have a remaining valuation allowance of $27.9 million. This valuation allowance remains recorded due to uncertainties regarding our ability to utilize a portion of our state NOLs and other credits before they expire. The amount of the valuation allowance has been determined for each tax jurisdiction based on the weight of all available evidence including management’s estimates of taxable income for each jurisdiction in which we operate over the periods in which the related deferred tax assets will be recoverable. It is possible we may be required to increase or decrease our valuation allowance at some future time if our forecast of future earnings varies from actual results on a consolidated basis or in the applicable state tax jurisdictions, or if the timing of future tax deductions or credit utilizations differs from our expectations.
As of January 1, 2014, total remaining gross unrecognized tax benefits were $1.1 million, $0.4 million of which would have affected our effective tax rate if recognized. The amount of unrecognized tax benefits did not change significantly during 2014. Total remaining gross unrecognized tax benefits were $0.9 million as of December 31, 2014, all of which would have affected our effective tax rate if recognized. The amount of unrecognized tax benefits did not change significantly during 2015. Total remaining gross unrecognized tax benefits were $2.9 million as of December 31, 2015, all of which would have affected our effective tax rate if recognized. The amount of unrecognized tax benefits did not change significantly during 2016. Total remaining gross unrecognized tax benefits were $2.8 million as of December 31, 2016, all of which would affect our effective tax rate if recognized.
A reconciliation of the beginning and ending liability for unrecognized tax benefits is as follows (in millions):

	Gross Unrecognized Income Tax Benefits	Accrued Interest and Penalties
January 1, 2014	$1.1	$0.3
Gross amount of increases in unrecognized tax benefits related to prior periods	0.7	0.1
Gross amount of decreases in unrecognized tax benefits related to prior periods	(0.9)	(0.4)
December 31, 2014	0.9	—
Gross amount of increases in unrecognized tax benefits related to prior periods	1.7	—
Gross amount of increases in unrecognized tax benefits related to current period	0.3	—
December 31, 2015	2.9	—
Gross amount of increases in unrecognized tax benefits related to prior periods	0.3	—
Gross amount of decreases in unrecognized tax benefits related to prior periods	(0.4)	—
Gross amount of increases in unrecognized tax benefits related to current period	0.1	—
Gross amount of decreases in unrecognized tax benefits related to current periods	(0.1)	—
December 31, 2016	$2.8	$—
Our continuing practice is to recognize interest and penalties related to income tax matters in income tax expense. Interest recorded as part of our income tax provision during 2016, 2015, and 2014 was not material. Accrued interest income related to income taxes as of December 31, 2016 and 2015 was not material.
In December 2014, we signed an agreement with the IRS to begin participating in their Compliance Assurance Process, a program in which we and the IRS endeavor to agree on the treatment of significant tax positions prior to the filing of our federal income tax return. We renewed this agreement in December 2015 for the 2016 tax year and in December 2016 for

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

the 2017 tax year. As a result of these agreements, the IRS surveyed our 2013, 2012, and 2011 federal income tax returns and is currently examining 2016 and 2017. Our 2014 federal income tax return has been filed, and the IRS has not indicated its intent to examine or survey this return. In February 2017, the IRS issued a no-change Revenue Agent’s Report effectively closing our 2015 tax audit. We have settled federal income tax examinations with the IRS for all tax years through 2013 as well as 2015. Our state income tax returns are also periodically examined by various regulatory taxing authorities. We are currently under audit by three states for tax years ranging from 2012 through 2015.
For the tax years that remain open under the applicable statutes of limitations, amounts related to unrecognized tax benefits have been considered by management in its estimate of our potential net recovery of prior years’ income taxes. Based on discussions with taxing authorities, we anticipate up to $2.6 million of our unrecognized tax benefits may be released within the next 12 months.
See also Note 1, Summary of Significant Accounting Policies, “Recent Accounting Pronouncements.”

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

16.	Earnings per Common Share:
The following table sets forth the computation of basic and diluted earnings per common share (in millions, except per share amounts):

	For the Year Ended December 31,
	2016	2015	2014
Basic:
Numerator:
Income from continuing operations	$318.1	$253.7	$276.2
Less: Net income attributable to noncontrolling interests included in continuing operations	(70.5)	(69.7)	(59.7)
Less: Income allocated to participating securities	(0.8)	(1.0)	(2.3)
Less: Convertible perpetual preferred stock dividends	—	(1.6)	(6.3)
Income from continuing operations attributable to HealthSouth common shareholders	246.8	181.4	207.9
(Loss) income from discontinued operations, net of tax, attributable to HealthSouth common shareholders	—	(0.9)	5.5
Less: Income from discontinued operations allocated to participating securities	—	—	(0.1)
Net income attributable to HealthSouth common shareholders	$246.8	$180.5	$213.3
Denominator:
Basic weighted average common shares outstanding	89.1	89.4	86.8
Basic earnings per share attributable to HealthSouth common shareholders:
Continuing operations	$2.77	$2.03	$2.40
Discontinued operations	—	(0.01)	0.06
Net income	$2.77	$2.02	$2.46

Diluted:
Numerator:
Income from continuing operations	$318.1	$253.7	$276.2
Less: Net income attributable to noncontrolling interests included in continuing operations	(70.5)	(69.7)	(59.7)
Add: Interest on convertible debt, net of tax	9.7	9.4	9.0
Income from continuing operations attributable to HealthSouth common shareholders	257.3	193.4	225.5
(Loss) income from discontinued operations, net of tax, attributable to HealthSouth common shareholders	—	(0.9)	5.5
Net income attributable to HealthSouth common shareholders	$257.3	$192.5	$231.0
Denominator:
Diluted weighted average common shares outstanding	99.5	101.0	100.7
Diluted earnings per share attributable to HealthSouth common shareholders:
Continuing operations	$2.59	$1.92	$2.24
Discontinued operations	—	(0.01)	0.05
Net income	$2.59	$1.91	$2.29

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

The following table sets forth the reconciliation between basic weighted average common shares outstanding and diluted weighted average common shares outstanding (in millions):

	For the Year Ended December 31,
	2016	2015	2014
Basic weighted average common shares outstanding	89.1	89.4	86.8
Convertible perpetual preferred stock	—	1.0	3.2
Convertible senior subordinated notes	8.5	8.3	8.2
Restricted stock awards, dilutive stock options, and restricted stock units	1.9	2.3	2.5
Diluted weighted average common shares outstanding	99.5	101.0	100.7
Options to purchase approximately 0.1 million shares of common stock were outstanding as of December 31, 2016 and 2015 but were not included in the computation of diluted weighted-average shares because to do so would have been antidilutive.
In February 2014, our board of directors approved an increase in our common stock repurchase authorization from $200 million to $250 million. The repurchase authorization does not require the repurchase of a specific number of shares, has an indefinite term, and is subject to termination at any time by our board of directors. During 2016, 2015 and 2014, we repurchased 1.7 million, 1.3 million, and 1.3 million shares of our common stock in the open market for $65.6 million, $45.3 million, and $43.1 million, respectively.
In July 2013, our board of directors approved the initiation of a quarterly cash dividend of $0.18 per share on our common stock and it was declared and paid each quarter through July 2014. In July 2014, our board of directors approved an increase in the quarterly cash dividend on our common stock and declared a dividend of $0.21 per share. The cash dividend of $0.21 per common share was declared and paid each quarter through July 2015. In July 2015, our board of directors approved an increase in the quarterly cash dividend and declared a dividend of $0.23 per share. The cash dividend of $0.23 per common share was declared and paid each quarter through July 2016. In July 2016, our board of directors approved an increase in the quarterly cash dividend on our common stock and declared a dividend of $0.24 per share. The cash dividend of $0.24 per common share was declared in July 2016 and October 2016 and paid in October 2016 and January 2017. As of December 31, 2016 and 2015, accrued common stock dividends of $22.2 million and $21.3 million were included in Other current liabilities in our consolidated balance sheet. Future dividend payments are subject to declaration by our board of directors.
On April 22, 2015, we delivered notice of the exercise of our rights to force conversion of all outstanding shares of our Convertible perpetual preferred stock (par value of $0.10 per share and liquidation preference of $1,000 per share) pursuant to the underlying certificate of designations. The effective date of the conversion was April 23, 2015. On that date, each share of preferred stock automatically converted into 33.9905 shares of our common stock (par value of $0.01 per share). We completed the forced conversion by issuing and delivering in the aggregate 3,271,415 shares of our common stock to the registered holders of the 96,245 shares of the preferred stock outstanding and paying cash in lieu of fractional shares due to those holders.
On September 30, 2009, we issued 5.0 million shares of common stock and 8.2 million common stock warrants in full satisfaction of our obligation to do so under the January 2007 comprehensive settlement of the consolidated securities action brought against us by our stockholders and bondholders. Under the terms of the related warrant agreement, the warrants were exercisable at a price of $41.40 per share by means of a cash or a cashless exercise at the option of the holder. The warrants were not assumed exercised for dilutive shares outstanding because they were antidilutive in the periods presented. The warrants expired on January 17, 2017.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

The following table summarizes information relating to these warrants and their activity through their expiration date (number of warrants in millions):

	Number of Warrants	Weighted Average Exercise Price
Common stock warrants outstanding as of December 31, 2016	8.2	$41.40
Cashless exercise	(6.5)	41.40
Cash exercise	(0.6)	41.40
Expired	(1.1)	41.40
Common stock warrants outstanding as of January 17, 2017	—
The above exercises resulted in the issuance of 0.7 million shares of common stock in January 2017. Cash exercises resulted in gross proceeds of $26.7 million in January 2017.
See also Note 9, Long-term Debt.

17.	Contingencies and Other Commitments:
We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims, and legal and regulatory proceedings have been and can be expected to be instituted or asserted against us. The resolution of any such lawsuits, claims, or legal and regulatory proceedings could materially and adversely affect our financial position, results of operations, and cash flows in a given period.
Nichols Litigation—
We have been named as a defendant in a lawsuit filed March 28, 2003 by several individual stockholders in the Circuit Court of Jefferson County, Alabama, captioned Nichols v. HealthSouth Corp. The plaintiffs allege that we, some of our former officers, and our former investment bank engaged in a scheme to overstate and misrepresent our earnings and financial position. The plaintiffs are seeking compensatory and punitive damages. This case was stayed in the Circuit Court on August 8, 2005. The plaintiffs filed an amended complaint on November 9, 2010 to which we responded with a motion to dismiss filed on December 22, 2010. During a hearing on February 24, 2012, plaintiffs’ counsel indicated his intent to dismiss certain claims against us. Instead, on March 9, 2012, the plaintiffs amended their complaint to include additional securities fraud claims against HealthSouth and add several former officers to the lawsuit. On September 12, 2012, the plaintiffs further amended their complaint to request certification as a class action. One of those named officers has repeatedly attempted to remove the case to federal district court, most recently on December 11, 2012. We filed our latest motion to remand the case back to state court on January 10, 2013. On September 27, 2013, the federal court remanded the case back to state court. On November 25, 2014, the plaintiffs filed another amended complaint to assert new allegations relating to the time period of 1997 to 2002. On December 10, 2014, we filed a motion to dismiss on the grounds the plaintiffs lack standing because their claims are derivative in nature, and the claims are time-barred by the statute of limitations. On May 26, 2016, the court granted our motion to dismiss. The plaintiffs appealed the dismissal of the case to the Supreme Court of Alabama on June 28, 2016. The Supreme Court has not yet scheduled a hearing on the appeal.
We intend to vigorously defend ourselves in this case. Based on the stage of litigation, review of the current facts and circumstances as we understand them, the nature of the underlying claim, the results of the proceedings to date, and the nature and scope of the defense we continue to mount, we do not believe an adverse judgment or settlement is probable in this matter, and it is also not possible to estimate an amount of loss, if any, or range of possible loss that might result from an adverse judgment or settlement of this case.
Other Litigation—
One of our hospital subsidiaries was named as a defendant in a lawsuit filed August 12, 2013 by an individual in the Circuit Court of Etowah County, Alabama, captioned Honts v. HealthSouth Rehabilitation Hospital of Gadsden, LLC. The plaintiff alleged that her mother, who died more than three months after being discharged from our hospital, received an

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

unprescribed opiate medication at the hospital. We deny the patient received any such medication, accounted for all the opiates at the hospital and argued the plaintiff established no causal liability between the actions of our staff and her mother’s death. The plaintiff sought recovery for punitive damages. On May 18, 2016, the jury in this case returned a verdict in favor of the plaintiff for $20.0 million. On June 17, 2016, we filed a renewed motion for judgment as a matter of law or, in the alternative, a motion for new trial or, in the further alternative, a motion seeking reduction of the damages awarded (collectively, the “post-judgment motions”). The trial court denied the post-judgment motions. We appealed the verdict as well as the rulings on the post-judgment motions to the Supreme Court of Alabama on October 12, 2016. The Supreme Court has not yet scheduled a hearing on the appeal. We posted a bond in the amount of the judgment pending resolution of our appeal. We intend to vigorously defend ourselves in this case. Although we continue to believe in the merit of our defenses and counterarguments, we have recorded a liability of $21.0 million (including $1.0 million in fees and expenses) in Other current liabilities in our condensed consolidated balance sheet as of December 31, 2016 with a corresponding receivable of $15.0 million in Other current assets for the portion of the liability we would expect to be covered through our excess insurance coverages, resulting in a net charge of an additional $5.7 million to Other operating expenses in our condensed consolidated statements of operations for the year ended December 31, 2016. The $6.0 million portion of this liability would be a covered claim through our captive insurance subsidiary, HCS, Ltd.
Governmental Inquiries and Investigations—
On June 24, 2011, we received a document subpoena addressed to HealthSouth Hospital of Houston, a long-term acute care hospital (“LTCH”) we closed in August 2011, and issued from the Dallas, Texas office of the HHS-OIG. The subpoena stated it was in connection with an investigation of possible false or otherwise improper claims submitted to Medicare and Medicaid and requested documents and materials relating to patient admissions, length of stay, and discharge matters at this closed LTCH. We furnished the documents requested and have heard nothing from the HHS-OIG since December 2012.
On March 4, 2013, we received document subpoenas from an office of the HHS-OIG addressed to four of our hospitals. Those subpoenas also requested complete copies of medical records for 100 patients treated at each of those hospitals between September 2008 and June 2012. The investigation is being conducted by the United States Department of Justice (the “DOJ”). On April 24, 2014, we received document subpoenas relating to an additional seven of our hospitals. The new subpoenas reference substantially similar investigation subject matter as the original subpoenas and request materials from the period January 2008 through December 2013. Two of the four hospitals addressed in the original set of subpoenas have received supplemental subpoenas to cover this new time period. The most recent subpoenas do not include requests for specific patient files. However, in February 2015, the DOJ requested the voluntary production of the medical records of an additional 70 patients, some of whom were treated in hospitals not subject to the subpoenas, and we provided these records. We have not received any subsequent requests for medical records from the DOJ.
All of the subpoenas are in connection with an investigation of alleged improper or fraudulent claims submitted to Medicare and Medicaid and request documents and materials relating to practices, procedures, protocols and policies, of certain pre- and post-admissions activities at these hospitals including, among other things, marketing functions, pre-admission screening, post-admission physician evaluations, patient assessment instruments, individualized patient plans of care, and compliance with the Medicare 60% rule. Under the Medicare rule commonly referred to as the “60% rule,” an inpatient rehabilitation hospital must treat 60% or more of its patients from at least one of a specified list of medical conditions in order to be reimbursed at the inpatient rehabilitation hospital payment rates, rather than at the lower acute care hospital payment rates.
We are cooperating fully with the DOJ in connection with this investigation and are currently unable to predict the timing or outcome of it. We intend to vigorously defend ourselves in this matter. Based on discussions with the DOJ, review of the current facts and circumstances as we understand them, and the nature of the investigation, it is not possible to estimate an amount of loss, if any, or range of possible loss that might result from it.
Other Matters—
The False Claims Act allows private citizens, called “relators,” to institute civil proceedings alleging violations of the False Claims Act. These qui tam cases are sealed by the court at the time of filing. Prior to the release of the seal by the presiding court, the only parties typically privy to the information contained in the complaint are the relator, the federal government, and the court. It is possible that qui tam lawsuits have been filed against us and that those suits remain under seal or that we are unaware of such filings or prevented by existing law or court order from discussing or disclosing the filing of

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

such suits. We may be subject to liability under one or more undisclosed qui tam cases brought pursuant to the False Claims Act.
It is our obligation as a participant in Medicare and other federal healthcare programs to routinely conduct audits and reviews of the accuracy of our billing systems and other regulatory compliance matters. As a result of these reviews, we have made, and will continue to make, disclosures to the HHS-OIG and CMS relating to amounts we suspect represent over-payments from these programs, whether due to inaccurate billing or otherwise. Some of these disclosures have resulted in, or may result in, HealthSouth refunding amounts to Medicare or other federal healthcare programs.
Other Commitments—
We are a party to service and other contracts in connection with conducting our business. Minimum amounts due under these agreements are $34.2 million in 2017, $24.7 million in 2018, $14.2 million in 2019, $12.2 million in 2020, $6.8 million in 2021, and $0.8 million thereafter. These contracts primarily relate to software licensing and support.

18.	Segment Reporting:
As described in Note 2, Business Combinations, we completed the acquisition of Encompass on December 31, 2014. As a result of this transaction, in the first quarter of 2015, management changed the way it manages and operates the consolidated reporting entity and modified the reports used by our chief operating decision maker to assess performance and allocate resources. These changes required us to revise our segment reporting from our historic presentation of only one reportable segment.
Our internal financial reporting and management structure is focused on the major types of services provided by HealthSouth. Beginning in the first quarter of 2015, we manage our operations using two operating segments which are also our reportable segments: (1) inpatient rehabilitation and (2) home health and hospice. The 2014 information has been adjusted to conform to the current period presentation. Specifically, HealthSouth’s legacy 25 hospital-based home health agencies have been reclassified from our inpatient rehabilitation segment to our home health and hospice segment for all periods presented.
These reportable operating segments are consistent with information used by our chief executive officer, who is our chief operating decision maker, to assess performance and allocate resources. The following is a brief description of our reportable segments:

•
Inpatient Rehabilitation - Our national network of inpatient rehabilitation hospitals stretches across 30 states and Puerto Rico, with a concentration of hospitals in the eastern half of the United States and Texas. As of December 31, 2016, we operate 123 inpatient rehabilitation hospitals, including one hospital that operates as a joint venture which we account for using the equity method of accounting. In addition, we manage five inpatient rehabilitation units through management contracts. We provide specialized rehabilitative treatment on both an inpatient and outpatient basis. Our inpatient rehabilitation hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, cardiac and pulmonary conditions, brain and spinal cord injuries, complex orthopedic conditions, and amputations.

•
Home Health and Hospice - As of December 31, 2016, we provide home health and hospice services in 223 locations across 25 states with concentrations in the Southeast, Oklahoma, and Texas. In addition, two of these agencies operate as joint ventures which we account for using the equity method of accounting. Our home health services include a comprehensive range of Medicare-certified home nursing services to adult patients in need of care. These services include, among others, skilled nursing, physical, occupational, and speech therapy, medical social work, and home health aide services. Our hospice services include in-home services to terminally ill patients and their families to address patients’ physical needs, including pain control and symptom management, and to provide emotional and spiritual support.

The accounting policies of our reportable segments are the same as those described in Note 1, Summary of Significant Accounting Policies. All revenues for our services are generated through external customers. See Note 1, Summary of Significant Accounting Policies, “Net Operating Revenues,” for the payor composition of our revenues. No corporate overhead is allocated to either of our reportable segments. Our chief operating decision maker evaluates the performance of our segments

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

and allocates resources to them based on adjusted earnings before interest, taxes, depreciation, and amortization (“Segment Adjusted EBITDA”).
Selected financial information for our reportable segments is as follows (in millions):

	Inpatient Rehabilitation			Home Health and Hospice
	For the Year Ended December 31,			For the Year Ended December 31,
	2016	2015	2014	2016	2015	2014
Net operating revenues	$3,021.1	$2,653.1	$2,377.3	$686.1	$509.8	$28.6
Less: Provision for doubtful accounts	(57.0)	(44.7)	(31.2)	(4.2)	(2.5)	(0.4)
Net operating revenues less provision for doubtful accounts	2,964.1	2,608.4	2,346.1	681.9	507.3	28.2
Operating expenses:
Inpatient rehabilitation:
Salaries and benefits	1,493.4	1,310.6	1,141.0	—	—	—
Other operating expenses	431.5	387.7	342.5	—	—	—
Supplies	128.8	120.9	111.5	—	—	—
Occupancy costs	61.2	46.2	41.2	—	—	—
Home health and hospice:
Cost of services sold (excluding depreciation and amortization)	—	—	—	336.5	244.8	17.0
Support and overhead costs	—	—	—	237.2	172.7	6.9
	2,114.9	1,865.4	1,636.2	573.7	417.5	23.9
Other income	(2.9)	(2.3)	(4.0)	—	—	—
Equity in net income of nonconsolidated affiliates	(9.1)	(8.6)	(10.7)	(0.7)	(0.1)	—
Noncontrolling interests	64.0	62.9	59.3	6.5	6.8	0.4
Segment Adjusted EBITDA	$797.2	$691.0	$665.3	$102.4	$83.1	$3.9

Capital expenditures	$97.7	$151.7	$187.9	$6.5	$5.8	$—

	Inpatient Rehabilitation	Home Health and Hospice	HealthSouth Consolidated
As of December 31, 2016
Total assets	$3,629.6	$1,123.7	$4,681.9
Investments in and advances to nonconsolidated affiliates	10.6	2.4	13.0
As of December 31, 2015
Total assets	$3,589.0	$1,088.4	$4,606.1
Investments in and advances to nonconsolidated affiliates	9.3	2.4	11.7

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

Segment reconciliations (in millions):

	For the Year Ended December 31,
	2016	2015	2014
Total segment Adjusted EBITDA	$899.6	$774.1	$669.2
General and administrative expenses	(133.4)	(133.3)	(124.8)
Depreciation and amortization	(172.6)	(139.7)	(107.7)
Loss on disposal or impairment of assets	(0.7)	(2.6)	(6.7)
Government, class action, and related settlements	—	(7.5)	1.7
Professional fees - accounting, tax, and legal	(1.9)	(3.0)	(9.3)
Loss on early extinguishment of debt	(7.4)	(22.4)	(13.2)
Interest expense and amortization of debt discounts and fees	(172.1)	(142.9)	(109.2)
Gain on consolidation of former equity method hospital	—	—	27.2
Net income attributable to noncontrolling interests	70.5	69.7	59.7
Gain related to SCA equity interest	—	3.2	—
Income from continuing operations before income tax expense	$482.0	$395.6	$386.9

	As of December 31, 2016	As of December 31, 2015
Total assets for reportable segments	$4,753.3	$4,677.4
Reclassification of noncurrent deferred income tax liabilities to net noncurrent deferred income tax assets	(71.4)	(71.3)
Total consolidated assets	$4,681.9	$4,606.1
Additional detail regarding the revenues of our operating segments by service line follows (in millions):

	For the Year Ended December 31,
	2016	2015	2014
Inpatient rehabilitation:
Inpatient	$2,905.5	$2,547.2	$2,272.5
Outpatient and other	115.6	105.9	104.8
Total inpatient rehabilitation	3,021.1	2,653.1	2,377.3
Home health and hospice:
Home health	635.2	478.1	28.6
Hospice	50.9	31.7	—
Total home health and hospice	686.1	509.8	28.6
Total net operating revenues	$3,707.2	$3,162.9	$2,405.9

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

19.	Quarterly Data (Unaudited):

	2016
	First	Second	Third	Fourth	Total
	(In Millions, Except Per Share Data)
Net operating revenues	$909.8	$920.7	$926.8	$949.9	$3,707.2
Operating earnings (a)	144.2	150.2	148.2	145.5	588.1
Provision for income tax expense	39.7	42.4	42.1	39.7	163.9
Income from continuing operations	76.8	81.3	78.2	81.8	318.1
(Loss) income from discontinued operations, net of tax	(0.1)	(0.1)	(0.1)	0.3	—
Net income	76.7	81.2	78.1	82.1	318.1
Less: Net income attributable to noncontrolling interests	(18.7)	(18.6)	(16.4)	(16.8)	(70.5)
Net income attributable to HealthSouth	$58.0	$62.6	$61.7	$65.3	$247.6
Earnings per common share:
Basic earnings per share attributable to HealthSouth common shareholders: (b)
Continuing operations	$0.65	$0.70	$0.69	$0.73	$2.77
Discontinued operations	—	—	—	—	—
Net income	$0.65	$0.70	$0.69	$0.73	$2.77
Diluted earnings per share attributable to HealthSouth common shareholders: (b)
Continuing operations	$0.61	$0.65	$0.64	$0.68	$2.59
Discontinued operations	—	—	—	—	—
Net income	$0.61	$0.65	$0.64	$0.68	$2.59

(a)
We define operating earnings as income from continuing operations attributable to HealthSouth before (1) loss on early extinguishment of debt; (2) interest expense and amortization of debt discounts and fees; (3) other income; and (4) income tax expense.

(b)	Per share amounts may not sum due to the weighted average common shares outstanding during each quarter compared to the weighted average common shares outstanding during the entire year.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

	2015
	First	Second	Third	Fourth	Total
	(In Millions, Except Per Share Data)
Net operating revenues	$740.6	$764.4	$778.6	$879.3	$3,162.9
Operating earnings (a)	105.6	123.4	121.2	135.5	485.7
Provision for income tax expense	30.3	32.2	35.9	43.5	141.9
Income from continuing operations	59.3	61.8	67.5	65.1	253.7
(Loss) income from discontinued operations, net of tax	(0.3)	(1.6)	0.3	0.7	(0.9)
Net income	59.0	60.2	67.8	65.8	252.8
Less: Net income attributable to noncontrolling interests	(16.5)	(17.3)	(17.1)	(18.8)	(69.7)
Net income attributable to HealthSouth	$42.5	$42.9	$50.7	$47.0	$183.1
Earnings per common share:
Basic earnings per share attributable to HealthSouth common shareholders: (b)
Continuing operations	$0.47	$0.49	$0.56	$0.51	$2.03
Discontinued operations	—	(0.02)	—	0.01	(0.01)
Net income	$0.47	$0.47	$0.56	$0.52	$2.02
Diluted earnings per share attributable to HealthSouth common shareholders:
Continuing operations	$0.44	$0.47	$0.52	$0.48	$1.92
Discontinued operations	—	(0.02)	—	0.01	(0.01)
Net income	$0.44	$0.45	$0.52	$0.49	$1.91

(a)
We define operating earnings as income from continuing operations attributable to HealthSouth before (1) loss on early extinguishment of debt; (2) interest expense and amortization of debt discounts and fees; (3) other income; and (4) income tax expense.

(b)	Per share amounts may not sum due to the weighted average common shares outstanding during each quarter compared to the weighted average common shares outstanding during the entire year.

20.	Condensed Consolidating Financial Information:
The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X, Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” Each of the subsidiary guarantors is 100% owned by HealthSouth, and all guarantees are full and unconditional and joint and several, subject to certain customary conditions for release. HealthSouth’s investments in its consolidated subsidiaries, as well as guarantor subsidiaries’ investments in nonguarantor subsidiaries and nonguarantor subsidiaries’ investments in guarantor subsidiaries, are presented under the equity method of accounting with the related investment presented within the line items Intercompany receivable and Intercompany payable in the accompanying condensed consolidating balance sheets.
The terms of our credit agreement allow us to declare and pay cash dividends on our common stock so long as: (1) we are not in default under our credit agreement and (2) our senior secured leverage ratio (as defined in our credit agreement) remains less than or equal to 1.75x. The terms of our senior note indenture allow us to declare and pay cash dividends on our common stock so long as (1) we are not in default, (2) the consolidated coverage ratio (as defined in the indenture) exceeds 2x or we are otherwise allowed under the indenture to incur debt, and (3) we have capacity under the indenture’s restricted payments covenant to declare and pay dividends. See Note 9, Long-term Debt.
Periodically, certain wholly owned subsidiaries of HealthSouth make dividends or distributions of available cash and/or intercompany receivable balances to their parents. In addition, HealthSouth makes contributions to certain wholly owned

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements

subsidiaries. When made, these dividends, distributions, and contributions impact the Intercompany receivable, Intercompany payable, and HealthSouth shareholders’ equity line items in the accompanying condensed consolidating balance sheet but have no impact on the consolidated financial statements of HealthSouth Corporation.

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements Condensed Consolidating Statement of Operations

	For the Year Ended December 31, 2016
	HealthSouth Corporation	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net operating revenues	$20.1	$2,190.3	$1,614.7	$(117.9)	$3,707.2
Less: Provision for doubtful accounts	—	(42.2)	(19.0)	—	(61.2)
Net operating revenues less provision for doubtful accounts	20.1	2,148.1	1,595.7	(117.9)	3,646.0
Operating expenses:
Salaries and benefits	45.5	1,013.7	945.0	(18.3)	1,985.9
Other operating expenses	25.5	313.2	199.7	(46.3)	492.1
Occupancy costs	2.9	89.8	31.9	(53.3)	71.3
Supplies	—	90.7	49.3	—	140.0
General and administrative expenses	126.7	—	6.7	—	133.4
Depreciation and amortization	9.4	103.6	59.6	—	172.6
Professional fees—accounting, tax, and legal	1.9	—	—	—	1.9
Total operating expenses	211.9	1,611.0	1,292.2	(117.9)	2,997.2
Loss on early extinguishment of debt	7.4	—	—	—	7.4
Interest expense and amortization of debt discounts and fees	147.3	21.6	23.1	(19.9)	172.1
Other income	(19.6)	(0.4)	(2.8)	19.9	(2.9)
Equity in net income of nonconsolidated affiliates	—	(9.0)	(0.8)	—	(9.8)
Equity in net income of consolidated affiliates	(348.3)	(38.3)	—	386.6	—
Management fees	(136.2)	104.0	32.2	—	—
Income from continuing operations before income tax (benefit) expense	157.6	459.2	251.8	(386.6)	482.0
Provision for income tax (benefit) expense	(90.0)	183.3	70.6	—	163.9
Income from continuing operations	247.6	275.9	181.2	(386.6)	318.1
Income from discontinued operations, net of tax	—	—	—	—	—
Net income	247.6	275.9	181.2	(386.6)	318.1
Less: Net income attributable to noncontrolling interests	—	—	(70.5)	—	(70.5)
Net income attributable to HealthSouth	$247.6	$275.9	$110.7	$(386.6)	$247.6
Comprehensive income	$247.6	$275.9	$181.2	$(386.6)	$318.1
Comprehensive income attributable to HealthSouth	$247.6	$275.9	$110.7	$(386.6)	$247.6

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements Condensed Consolidating Statement of Operations

	For the Year Ended December 31, 2015
	HealthSouth Corporation	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net operating revenues	$19.4	$1,889.2	$1,357.8	$(103.5)	$3,162.9
Less: Provision for doubtful accounts	—	(33.9)	(13.3)	—	(47.2)
Net operating revenues less provision for doubtful accounts	19.4	1,855.3	1,344.5	(103.5)	3,115.7
Operating expenses:
Salaries and benefits	49.4	874.0	764.5	(17.1)	1,670.8
Other operating expenses	31.3	269.2	172.9	(41.3)	432.1
Occupancy costs	4.0	66.9	28.1	(45.1)	53.9
Supplies	—	83.6	45.1	—	128.7
General and administrative expenses	128.3	—	5.0	—	133.3
Depreciation and amortization	9.9	83.6	46.2	—	139.7
Government, class action, and related settlements	7.5	—	—	—	7.5
Professional fees—accounting, tax, and legal	3.0	—	—	—	3.0
Total operating expenses	233.4	1,377.3	1,061.8	(103.5)	2,569.0
Loss on early extinguishment of debt	22.4	—	—	—	22.4
Interest expense and amortization of debt discounts and fees	130.0	11.2	13.1	(11.4)	142.9
Other income	(13.6)	(0.2)	(3.1)	11.4	(5.5)
Equity in net income of nonconsolidated affiliates	—	(8.5)	(0.2)	—	(8.7)
Equity in net income of consolidated affiliates	(321.5)	(37.5)	—	359.0	—
Management fees	(119.7)	89.7	30.0	—	—
Income from continuing operations before income tax (benefit) expense	88.4	423.3	242.9	(359.0)	395.6
Provision for income tax (benefit) expense	(95.8)	168.9	68.8	—	141.9
Income from continuing operations	184.2	254.4	174.1	(359.0)	253.7
(Loss) income from discontinued operations, net of tax	(1.1)	—	0.2	—	(0.9)
Net income	183.1	254.4	174.3	(359.0)	252.8
Less: Net income attributable to noncontrolling interests	—	—	(69.7)	—	(69.7)
Net income attributable to HealthSouth	$183.1	$254.4	$104.6	$(359.0)	$183.1
Comprehensive income	$182.4	$254.4	$174.3	$(359.0)	$252.1
Comprehensive income attributable to HealthSouth	$182.4	$254.4	$104.6	$(359.0)	$182.4

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements Condensed Consolidating Statement of Operations

	For the Year Ended December 31, 2014
	HealthSouth Corporation	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net operating revenues	$16.1	$1,683.4	$796.8	$(90.4)	$2,405.9
Less: Provision for doubtful accounts	—	(21.8)	(9.8)	—	(31.6)
Net operating revenues less provision for doubtful accounts	16.1	1,661.6	787	(90.4)	2,374.3
Operating expenses:
Salaries and benefits	22.3	776.6	377.9	(15.1)	1,161.7
Other operating expenses	21.6	240.7	126.1	(36.8)	351.6
Occupancy costs	4.2	55.7	20.2	(38.5)	41.6
Supplies	—	77.0	34.9	—	111.9
General and administrative expenses	124.8	—	—	—	124.8
Depreciation and amortization	9.7	71.0	27.0	—	107.7
Government, class action, and related settlements	(1.7)	—	—	—	(1.7)
Professional fees—accounting, tax, and legal	9.3	—	—	—	9.3
Total operating expenses	190.2	1,221.0	586.1	(90.4)	1,906.9
Loss on early extinguishment of debt	13.2	—	—	—	13.2
Interest expense and amortization of debt discounts and fees	99.8	7.8	2.8	(1.2)	109.2
Other income	(0.7)	(28.5)	(3.2)	1.2	(31.2)
Equity in net income of nonconsolidated affiliates	—	(10.7)	—	—	(10.7)
Equity in net income of consolidated affiliates	(313.2)	(32.5)	—	345.7	—
Management fees	(107.9)	80.3	27.6	—	—
Income from continuing operations before income tax (benefit) expense	134.7	424.2	173.7	(345.7)	386.9
Provision for income tax (benefit) expense	(81.6)	147.5	44.8	—	110.7
Income from continuing operations	216.3	276.7	128.9	(345.7)	276.2
Income (loss) from discontinued operations, net of tax	5.7	—	(0.2)	—	5.5
Net income	222.0	276.7	128.7	(345.7)	281.7
Less: Net income attributable to noncontrolling interests	—	—	(59.7)	—	(59.7)
Net income attributable to HealthSouth	$222.0	$276.7	$69.0	$(345.7)	$222.0
Comprehensive income	$221.6	$276.7	$128.7	$(345.7)	$281.3
Comprehensive income attributable to HealthSouth	$221.6	$276.7	$69.0	$(345.7)	$221.6

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements Condensed Consolidating Balance Sheet

	As of December 31, 2016
	HealthSouth Corporation	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$20.6	$1.6	$18.3	$—	$40.5
Restricted cash	—	—	60.9	—	60.9
Accounts receivable, net	—	276.5	167.3	—	443.8
Prepaid expenses and other current assets	49.9	24.2	53.8	(18.6)	109.3
Total current assets	70.5	302.3	300.3	(18.6)	654.5
Property and equipment, net	41.6	987.3	362.9	—	1,391.8
Goodwill	—	860.6	1,066.6	—	1,927.2
Intangible assets, net	12.0	115.6	283.7	—	411.3
Deferred income tax assets	90.9	57.6	—	(72.7)	75.8
Other long-term assets	49.0	95.1	77.2	—	221.3
Intercompany notes receivable	528.8	—	—	(528.8)	—
Intercompany receivable and investments in consolidated affiliates	2,855.5	96.3	—	(2,951.8)	—
Total assets	$3,648.3	$2,514.8	$2,090.7	$(3,571.9)	$4,681.9
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$40.0	$6.4	$8.2	$(17.5)	$37.1
Accounts payable	7.0	37.4	23.9	—	68.3
Accrued payroll	31.6	57.9	57.8	—	147.3
Accrued interest payable	22.8	2.8	0.2	—	25.8
Other current liabilities	96.3	21.6	80.3	(1.1)	197.1
Total current liabilities	197.7	126.1	170.4	(18.6)	475.6
Long-term debt, net of current portion	2,679.2	248.9	51.2	—	2,979.3
Intercompany notes payable	—	—	528.8	(528.8)	—
Self-insured risks	14.1	—	96.3	—	110.4
Other long-term liabilities	21.4	15.2	85.3	(72.3)	49.6
Intercompany payable	—	—	168.2	(168.2)	—
	2,912.4	390.2	1,100.2	(787.9)	3,614.9
Commitments and contingencies
Redeemable noncontrolling interests	—	—	138.3	—	138.3
Shareholders’ equity:
HealthSouth shareholders’ equity	735.9	2,124.6	659.4	(2,784.0)	735.9
Noncontrolling interests	—	—	192.8	—	192.8
Total shareholders’ equity	735.9	2,124.6	852.2	(2,784.0)	928.7
Total liabilities and shareholders’ equity	$3,648.3	$2,514.8	$2,090.7	$(3,571.9)	$4,681.9

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements Condensed Consolidating Balance Sheet

	As of December 31, 2015
	HealthSouth Corporation	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$41.2	$1.2	$19.2	$—	$61.6
Restricted cash	—	—	45.9	—	45.9
Accounts receivable, net	—	261.5	149.0	—	410.5
Prepaid expenses and other current assets	29.3	22.2	48.0	(18.8)	80.7
Total current assets	70.5	284.9	262.1	(18.8)	598.7
Property and equipment, net	14.5	988.4	307.2	—	1,310.1
Goodwill	—	860.7	1,029.4	—	1,890.1
Intangible assets, net	8.8	122.4	288.2	—	419.4
Deferred income tax assets	176.2	64.1	—	(49.5)	190.8
Other long-term assets	48.6	75.3	73.1	—	197.0
Intercompany notes receivable	546.6	—	—	(546.6)	—
Intercompany receivable and investments in consolidated affiliates	2,779.7	—	—	(2,779.7)	—
Total assets	$3,644.9	$2,395.8	$1,960.0	$(3,394.6)	$4,606.1
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$40.0	$6.8	$7.5	$(17.5)	$36.8
Accounts payable	5.8	35.4	20.4	—	61.6
Accrued payroll	27.7	50.1	48.4	—	126.2
Accrued interest payable	26.5	2.9	0.3	—	29.7
Other current liabilities	68.0	18.8	86.6	(1.3)	172.1
Total current liabilities	168.0	114.0	163.2	(18.8)	426.4
Long-term debt, net of current portion	2,821.9	255.6	57.2	—	3,134.7
Intercompany notes payable	—	—	546.6	(546.6)	—
Self-insured risks	19.8	—	81.8	—	101.6
Other long-term liabilities	23.8	12.3	56.0	(49.1)	43.0
Intercompany payable	—	156.7	157.5	(314.2)	—
	3,033.5	538.6	1,062.3	(928.7)	3,705.7
Commitments and contingencies
Redeemable noncontrolling interests	—	—	121.1	—	121.1
Shareholders’ equity:
HealthSouth shareholders’ equity	611.4	1,857.2	608.7	(2,465.9)	611.4
Noncontrolling interests	—	—	167.9	—	167.9
Total shareholders’ equity	611.4	1,857.2	776.6	(2,465.9)	779.3
Total liabilities and shareholders’ equity	$3,644.9	$2,395.8	$1,960.0	$(3,394.6)	$4,606.1

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements Condensed Consolidating Statement of Cash Flows

	For the Year Ended December 31, 2016
	HealthSouth Corporation	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net cash provided by operating activities	$64.7	$331.8	$237.9	$—	$634.4
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	—	(48.1)	—	(48.1)
Purchases of property and equipment	(21.8)	(77.8)	(78.1)	—	(177.7)
Capitalized software costs	(22.8)	(0.2)	(2.2)	—	(25.2)
Proceeds from disposal of assets	—	0.7	23.2	—	23.9
Purchases of restricted investments	—	—	(1.3)	—	(1.3)
Net change in restricted cash	—	—	(15.1)	—	(15.1)
Funding of intercompany note receivable	(22.5)	—	—	22.5	—
Proceeds from repayment of intercompany note receivable	52.0	—	—	(52.0)	—
Other	(3.7)	(0.2)	2.3	—	(1.6)
Net cash provided by investing activities of discontinued operations	0.1	—	—	—	0.1
Net cash used in investing activities	(18.7)	(77.5)	(119.3)	(29.5)	(245.0)
Cash flows from financing activities:
Principal payments on debt, including pre-payments	(198.5)	(1.3)	(2.3)	—	(202.1)
Principal borrowings on intercompany note payable	—	—	22.5	(22.5)	—
Principal payments on intercompany note payable	—	—	(52.0)	52.0	—
Borrowings on revolving credit facility	335.0	—	—	—	335.0
Payments on revolving credit facility	(313.0)	—	—	—	(313.0)
Principal payments under capital lease obligations	(0.1)	(5.9)	(7.3)	—	(13.3)
Repurchases of common stock, including fees and expenses	(65.6)	—	—	—	(65.6)
Dividends paid on common stock	(83.8)	—	—	—	(83.8)
Distributions paid to noncontrolling interests of consolidated affiliates	—	—	(64.9)	—	(64.9)
Taxes paid on behalf of employees for shares withheld	(11.6)	—	—	—	(11.6)
Other	6.9	—	1.9	—	8.8
Change in intercompany advances	264.1	(246.7)	(17.4)	—	—
Net cash provided by (used in) financing activities	(66.6)	(253.9)	(119.5)	29.5	(410.5)
(Decrease) increase in cash and cash equivalents	(20.6)	0.4	(0.9)	—	(21.1)
Cash and cash equivalents at beginning of year	41.2	1.2	19.2	—	61.6
Cash and cash equivalents at end of year	$20.6	$1.6	$18.3	$—	$40.5

Supplemental schedule of noncash investing activity:
Intercompany note activity	(11.7)	—	11.7	—	—

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements Condensed Consolidating Statement of Cash Flows

	For the Year Ended December 31, 2015
	HealthSouth Corporation	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net cash provided by operating activities	$58.6	$218.9	$224.5	$—	$502.0
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(954.6)	—	(30.5)	—	(985.1)
Purchases of property and equipment	(15.9)	(62.3)	(50.2)	—	(128.4)
Capitalized software costs	(24.5)	(0.4)	(3.2)	—	(28.1)
Proceeds from disposal of assets	—	3.5	0.5	—	4.0
Proceeds from sale of marketable securities	12.8	—	—	—	12.8
Purchases of restricted investments	—	—	(7.1)	—	(7.1)
Net change in restricted cash	—	—	2.7	—	2.7
Funding of intercompany note receivable	(2.0)	—	—	2.0	—
Proceeds from repayment of intercompany note receivable	24.0	—	—	(24.0)	—
Other	(0.5)	(1.9)	1.3	—	(1.1)
Net cash provided by investing activities of discontinued operations	0.5	—	—	—	0.5
Net cash used in investing activities	(960.2)	(61.1)	(86.5)	(22.0)	(1,129.8)
Cash flows from financing activities:
Principal borrowings on term loan facilities	250.0	—	—	—	250.0
Proceeds from bond issuance	1,400.0	—	—	—	1,400.0
Principal payments on debt, including pre-payments	(595.0)	(1.6)	(0.8)	—	(597.4)
Principal borrowings on intercompany notes payable	—	—	2.0	(2.0)	—
Principal payments on intercompany notes payable	—	—	(24.0)	24.0	—
Borrowings on revolving credit facility	540.0	—	—	—	540.0
Payments on revolving credit facility	(735.0)	—	—	—	(735.0)
Debt amendment and issuance costs	(31.9)	—	—	—	(31.9)
Principal payments under capital lease obligations	(0.3)	(4.5)	(6.2)	—	(11.0)
Repurchases of common stock, including fees and expenses	(45.3)	—	—	—	(45.3)
Dividends paid on common stock	(77.2)	—	—	—	(77.2)
Dividends paid on convertible perpetual preferred stock	(3.1)	—	—	—	(3.1)
Distributions paid to noncontrolling interests of consolidated affiliates	—	—	(54.4)	—	(54.4)
Taxes paid on behalf of employees for shares withheld	(17.2)	—	—	—	(17.2)
Other	2.2	1.5	1.5	—	5.2
Change in intercompany advances	213.7	(153.4)	(60.3)	—	—
Net cash provided by (used in) financing activities	900.9	(158.0)	(142.2)	22.0	622.7
Decrease in cash and cash equivalents	(0.7)	(0.2)	(4.2)	—	(5.1)
Cash and cash equivalents at beginning of year	41.9	1.4	23.4	—	66.7
Cash and cash equivalents at end of year	$41.2	$1.2	$19.2	$—	$61.6

Supplemental schedule of noncash financing activities:
Conversion of preferred stock to common stock	$93.2	$—	$—	$—	$93.2
Intercompany note activity	(183.5)	—	183.5	—	—

HealthSouth Corporation and Subsidiaries Notes to Consolidated Financial Statements Condensed Consolidating Statement of Cash Flows

	For the Year Ended December 31, 2014
	HealthSouth Corporation	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net cash provided by operating activities	$32.5	$261.6	$160.5	$—	$454.6
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(674.6)	—	(20.2)	—	(694.8)
Purchases of property and equipment	(15.6)	(127.9)	(27.4)	—	(170.9)
Capitalized software costs	(8.6)	(1.4)	(7.0)	—	(17.0)
Proceeds from disposal of assets	—	0.1	0.1	—	0.2
Purchases of restricted investments	—	—	(3.5)	—	(3.5)
Net change in restricted cash	1.0	—	5.8	—	6.8
Other	—	(0.8)	3.1	—	2.3
Net cash used in investing activities	(697.8)	(130.0)	(49.1)	—	(876.9)
Cash flows from financing activities:
Principal borrowings on term loan facilities	450.0	—	—	—	450.0
Proceeds from bond issuance	175.0	—	—	—	175.0
Principal payments on debt, including pre-payments	(298.0)	(1.5)	(3.1)	—	(302.6)
Borrowings on revolving credit facility	440.0	—	—	—	440.0
Payments on revolving credit facility	(160.0)	—	—	—	(160.0)
Principal payments under capital lease obligations	(0.3)	(2.5)	(3.3)	—	(6.1)
Debt amendment and issuance costs	(6.5)	—	—	—	(6.5)
Repurchases of common stock, including fees and expenses	(43.1)	—	—	—	(43.1)
Dividends paid on common stock	(65.8)	—	—	—	(65.8)
Dividends paid on convertible perpetual preferred stock	(6.3)	—	—	—	(6.3)
Distributions paid to noncontrolling interests of consolidated affiliates	—	—	(54.1)	—	(54.1)
Taxes paid on behalf of employees for shares withheld	(9.7)	—	—	—	(9.7)
Other	13.7	—	—	—	13.7
Change in intercompany advances	157.7	(128.4)	(29.3)	—	—
Net cash provided by (used in) financing activities	646.7	(132.4)	(89.8)	—	424.5
(Decrease) increase in cash and cash equivalents	(18.6)	(0.8)	21.6	—	2.2
Cash and cash equivalents at beginning of year	60.5	2.2	1.8	—	64.5
Cash and cash equivalents at end of year	$41.9	$1.4	$23.4	$—	$66.7

Supplemental schedule of noncash financing activities:
Equity rollover from Encompass management	$—	$—	$64.5	$—	$64.5